As filed with the Securities and Exchange Commission on November___ , 2017

Registration No. ____-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Integrity Applications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	98-0668934
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Integrity Applications, Inc. 19 Ha’Yahalomim St. PO Box 12143 Ashdod L3 7760049, Israel 972 (8) 675-7878
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
John Graham Chief Executive Officer Integrity Applications, Inc. 19 Ha’Yahalomim St. PO Box 12143 Ashdod L3 7760049, Israel 972 (8) 675-7878 972 (8) 675-7850 (facsimile)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to: Mitchell L. Lampert Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901 Direct 203.462.7559 | Fax 203.462.7599

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $.001 per share, issuable upon the conversion of shares of the registrant’s Series C 5.5% Convertible Preferred Stock	2,667,540	$4.50	$12,003,930.00	$1,494.49
Common Stock, $0.001 par value per share, issuable upon exercise of Series C-1 Warrants and Series C-2 Warrants to purchase shares of common stock	5,335,080	$4.50	$24,007,860.00	$2,998.98
Common Stock, $0.001 par value per share, issued as stock dividends on the registrant’s Series C 5.5% Convertible Preferred Stock (4)	180,502	$4.50	$812,259.00	$101.13
Common Stock, $0.001 par value per share, issuable as stock dividends on the registrant’s Series C 5.5% Convertible Preferred Stock (5)	553,076	$4.50	$2,488,842.00	$309.87
Total	8,736,198		$39,312,891.00	$4,894.47
______________________
(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
The selling stockholders will be offering their shares at prevailing market prices or at privately negotiated prices. For illustration purpose, the Offering Prices herein are based on the closing bid price of $4.50 per share of the Registrant's common stock, par value $0.001 per share ("Common Stock"), on the OTCQB on November 1, 2017.

(3)	Calculated under Section 6(b) of the Securities Act as the aggregate offering price multiplied by 0.0001245.
(4)	Represents shares of Common Stock issued as stock dividends on the Series C Preferred Stock through June 30, 2017.
(5)
Represents shares of Common Stock which have been recorded by the Company and will be issued as stock dividends on the Series C Preferred Stock. Also refer to Note 1 above regarding additional shares of common stock issuable as stock dividends that are deemed registered under this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November___, 2017

8,736,198 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named herein of up to an aggregate of 8,736,198  shares of common stock, par value $0.001 per share (“Common Stock”), of Integrity Applications, Inc. (the “Company” or “Integrity”), consisting of 2,667,540 shares issuable upon conversion of our Series C Preferred Stock, 5,335,080 shares issuable upon the exercise of the Series C Warrants, 180,502 shares issued as stock dividends on the Series C Preferred Stock and 553,076 shares issuable as stock dividends on the Series C Preferred Stock.

The shares of Common Stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein.  The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 79, including transactions on any stock exchange, market or facility on which our Common Stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our Common Stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

All of the shares of Common Stock are being sold by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the selling stockholders.  We are bearing all of the expenses in connection with the registration of the shares of Common Stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

Our Common Stock is quoted on the OTCQB under the symbol “IGAP”.

You should read this prospectus, the applicable prospectus supplement, if any, and other offering materials carefully before you invest in the Company’s Common Stock.

There is no relationship between Integrity Applications, Inc., the registrant under the registration statement of which this prospectus is a part, and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

An investment in our Common Stock involves substantial risks.  See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November    , 2017.

TABLE OF CONTENTS

Prospectus

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  These forward-looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects.  All statements other than statements of historical fact included in this prospectus, including statements regarding our future activities, events or developments, including such things as future revenues, product development, clinical trials, regulatory approval, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, projected performance and trends, and other such matters, are forward-looking statements.  The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “plan,” “may,” “will,” “could,” “would,” “should” and other similar words and phrases or the negative of such terms, are intended to identify forward-looking statements.  The forward-looking statements made in this prospectus are based on certain historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.  These statements relate only to events as of the date on which the statements are made and we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.  Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially.  Risks and uncertainties, the occurrence of which could adversely affect our business, include the risks identified in this prospectus under the caption “Risk Factors,” beginning on page 5.  We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus unless required by law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire prospectus, including the section entitled “Risk Factors,” and our financial statements and the notes included in the Annual Report on Form 10-K for year ended December 31, 2016 and Quarterly Report on Form 10-Q for the period ended June 30, 2017, incorporated herein by reference, before deciding to invest in our Common Stock.  Unless the context otherwise requires, the terms “the Company”, “Integrity”, “we”, “our”, “ours” and “us”, refer to A.D. Integrity Applications, Ltd., an Israeli corporation (“Integrity Israel”), for all periods prior to July 15, 2010 and to Integrity Israel and Integrity Applications, Inc., a Delaware corporation (“Integrity U.S.”), on a combined basis, for all periods from and including July 15, 2010.

Our Company

Overview

Integrity Applications, Inc., incorporated in Delaware in May 2010, is a medical device company focused on the design, development and commercialization of non‑invasive glucose monitoring devices for use by people with diabetes and pre-diabetics. On July 15, 2010, we completed a reverse triangular merger with Integrity Applications, Ltd., an Israeli corporation (“Integrity Israel”), and Integrity Acquisition Corp. Ltd., an Israeli corporation and a wholly owned subsidiary of ours, pursuant to which Integrity Acquisition Corp. Ltd. merged with and into Integrity Israel and all of the stockholders and option holders of Integrity Israel became entitled to receive shares and options in us in exchange for their shares and options in Integrity Israel (the “Reorganization”).  Following the Reorganization, the former equity holders of Integrity Israel were entitled to the same proportional ownership in us as they had in Integrity Israel prior to the Reorganization.  As a result of the Reorganization, Integrity Israel became a wholly owned subsidiary of ours.  We operate primarily through Integrity Israel.

 Integrity Israel was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics. We have developed a non-invasive glucose monitor, the GlucoTrack® model DF-F glucose monitoring device, which is designed to help people with diabetes and individuals with pre-diabetics obtain glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger stick devices. The GlucoTrack® model DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood or interstitial fluid.

In June 2013, we received the initial Conformité Européene (CE) Mark (indicating the conformity of the Company’s product with health, safety, and environmental protection standards for products sold within the European Economic Area) approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from DEKRA Certification B.V., our European notified body (the “Notified Body”), which is an entity that has been accredited by a member state of the European Union (“EU”) to assess whether a product to be placed on the market meets certain preordained standards.  This original approval required that the device be re-calibrated every 30 days, with each such re- calibration taking between 2.5 and 3 hours to complete.  In March 2014, we received CE Mark approval for six months’ calibration validity of the same device.  This approval eliminates the need for monthly re-calibrations, and enables the calibration process to be conducted only when the sensor is replaced, once every 6 months.  We believe that this is a significant feature of the GlucoTrack® model DF-F.  Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the European Medical Device Directive (the “MDD”) without being subject to additional national regulations with regard to demonstration of performance and safety.  The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.

On August 31, 2015, we received approval from the Notified Body for improvements to the GlucoTrack® model DF-F to simplify and shorten (from approximately 2.5 hours to approximately half an hour) the initial calibration process for the device.  These improvements are intended to reduce the backlog created as purchasers of the device await calibration.  In addition, we received approval from the Notified Body on the updated intended use for the device, which expands the intended user population to include not only Type 2 diabetics, but also people suffering from pre-diabetes conditions as well, which we believe represents a material expansion of the potential market for the device.  In December 2015, we received approval from the Notified Body for further improvements to the GlucoTrack® model DF-F that increase the accuracy and efficacy of the device.  On February 19, 2016, we received an extension of our ISO 13485:2003 certificate and Annex II certification from the EU.  The ISO 13485:2003 certification signifies that we have met the standards required for company-wide implementation of device quality management system(s).  The scope of the certification is design, development, manufacture and service of non-invasive glucose monitoring systems for home use.  Annex II certification also addresses quality control systems.  The certification allows us to self-certify certain modifications and changes and simplifies some of the reporting to and review by the relevant Notified Body.  This can shorten the CE-mark review process of future GlucoTrack® model DF-F enhancements or revisions, including software updates and other improvements of the device that do not affect the intended use and/or safety performance.  Without an Annex II certification, each new device enhancement or modified version would be subject to the full EU CE-mark review process.  The ISO 13485:2003 and Annex II certifications enable us to potentially reduce the time to market for product sales on new, enhanced or modified GlucoTrack® model DF-F devices.

The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States.  On August 10, 2015, we submitted pre-submission documents to the U.S. Food and Drug Administration (the “FDA”) in connection with our proposed future application for FDA approval of our U.S. clinical trial protocol.  The pre‑submission documentation was submitted to the FDA in order to obtain the FDA’s guidance regarding the U.S. regulatory pathway for the GlucoTrack® model DF-F, the proper approach to refining the trial protocol and preparing the pre-marketing application.  On October 19, 2015, we met with the FDA to discuss the pre-submission documents, including the approach to and details of the clinical trial protocol for the GlucoTrack® model DF-F.  On May 10, 2016, we submitted a pre-submission supplement (including clinical trial protocol) to the FDA which reflects the feedback received from the FDA at our October 2015 meeting.  On July 18, 2016, we completed a teleconference with the FDA to further discuss our pre-submission supplement.  At the end of this discussion, we received verbal confirmation from the FDA that clinical trials of the GlucoTrack® model DF-F constitute non‑significant risk device studies, which allows the trials to proceed without an Investigational Device Exemption (IDE) application.  Such trials are assessed by the FDA and not considered to present a potential for serious risk to the health, safety or the welfare of subjects.  We have identified and are currently negotiating agreements with two diabetes and endocrinology institutions in the United States, as well as prominent endocrinologists to conduct the clinical trials as primary investigators.  Subject to finalizing these agreements and raising adequate financing to do so, we expect to begin clinical trials in the United States in the first half of 2018.

Our Product

Our non-invasive blood glucose monitor, the GlucoTrack® model DF-F, utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a handheld control and display unit.

We believe that the GlucoTrack® model DF-F addresses the unmet need for more frequent monitoring of blood glucose among people with diabetes by overcoming two of the most significant challenges facing the market:

•	pain, as the GlucoTrack® model DF-F is a truly non-invasive device; and

•
cost, as, despite the relatively high upfront cost of purchasing a GlucoTrack® model DF-F, we anticipate that the total cost of purchasing a device and purchasing replacement ear clips every six months (anticipated to be the only recurring cost, other than calibration costs, which are expected to be minimal) over the useful life of the device will be significantly lower than the cost of purchasing single use glucose sticks over that same period.

Corporate Information

Our principal offices are located at 19 Ha’Yahalomim St., Ashdod, Israel 7760049 and our telephone number is 972-8-675-7878. Our website address is http://www.integrity-app.com; the reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus.

The Offering

Common Stock Offered by Selling Stockholders:
8,736,198 shares, consisting of 2,667,540 shares issuable upon conversion of our Series C Preferred Stock, 5,335,080 shares issuable upon the exercise of the Series C Warrants, 180,502 shares issued as stock dividends on the Series C Preferred Stock and 553,076 shares issuable as stock dividends on the Series C Preferred Stock.

Common Stock Outstanding Before the Offering:	6,521,994 shares as of November 7, 2017, excluding:
	•	83,556 shares issuable upon the conversion of our Series A 5% Convertible Preferred Stock;
	•	3,340,252 shares issuable upon the conversion of our Series B Preferred Stock;
	•	2,667,540 shares issuable upon the conversion of our Series C Preferred Stock;
	•	12,730,965 shares issuable upon the exercise of warrants, including 10,794,594 warrants issued to investors in our past offerings and 1,936,371 warrants issued to our consultants and placement agent;
	•	648,052 shares issuable as stock dividends on the Series B Preferred Stock;
	•	713,578 shares issuable as stock dividends on the Series C Preferred Stock; and
	•	5,236,967 shares issuable upon the exercise of outstanding stock options.
Trading market:	Our Common Stock is quoted on the OTCQB under the symbol “IGAP”. There is currently limited trading volume for our Common Stock and there is no guarantee that any sustained trading market will develop in the future.
Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of Common Stock offered hereby. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $37.4 million. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.
Risk factors:	We are subject to a number of risks that you should be aware of before you decide to purchase our Common Stock. These risks are discussed more fully in the section captioned “Risk Factors,” beginning on page 5 of this prospectus.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our Common Stock could decline significantly and you could lose all or part of your investment.

We will need to secure additional financing by the end of 2017 in order to continue to finance our operations. If we are unable to secure additional financing on acceptable terms, or at all, we may be forced to curtail or cease our   operations.

Our cash on hand was approximately $462,000 as of September 30, 2017. Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents will enable us to operate until the end of 2017. In order to fund our anticipated liquidity needs beyond such period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are unable to secure additional financing in the near term, we may be forced to: curtail or abandon our existing business plans; limit or terminate our applications for the regulatory approvals or clearances, as the case may be, in the countries in which we intend to market the GlucoTrack® model DF-F; reduce our headcount; default on our debt obligations; file for bankruptcy; seek to sell some or all of our assets; and/or cease our operations.  If we are forced to take any of these steps, any investment in our securities may be worthless.  To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution, and debt financing, if available, may involve restrictive covenants.  In addition to the dilution normally attendant to an equity offering, holders of our shares of Common Stock may experience additional dilution as a result of the anti-dilution and most favored nation provisions of our Preferred Stock and Warrants.

We have a history of operating losses, and there is no assurance that we will generate material revenues or become profitable in the near future.

We are a medical device company with a limited operating history. We are not profitable and have incurred losses since our inception. To date we have not generated material revenue from the sale of products and we do not anticipate that we will report operating income in the near future. Our initial product, the GlucoTrack® model DF-F, has not been approved for marketing in the United States and may not be sold or marketed without the U.S. Food and Drug Administration (“FDA”) clearance or approval in the United States. While our GlucoTrack® model DF-F received CE Mark approval in 2013, there is no assurance that we will be able to generate any material revenues from sales of such model in the EU or any other jurisdictions. We continue to incur research and development and selling, marketing and general and administrative expenses related to our operations, development and commercialization of our first product. Our operating losses for the nine month period ended September 30, 2017 and 2016 were approximately $2.65 million and $2.53 million, respectively, and we had an accumulated deficit of approximately $44.3 million as of September 30, 2017. We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we prepare for and begin to commercialize the GlucoTrack® model DF-F. If we are not successful in manufacturing and distributing the GlucoTrack® model DF-F, or if the GlucoTrack® model DF-F does not achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm noted in its report accompanying our financial statements for the fiscal year ended December 31, 2016 that we had suffered significant accumulated deficit and had negative operating cash flows and that the development and commercialization of our product is expected to require substantial expenditures. We have not yet generated any material revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations. As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we cannot successfully continue as a going concern, our stockholders may lose their entire investment in our Common Stock.

The agreements governing our outstanding Preferred Stock contain various covenants that limit our ability to take certain actions and our failure to comply with any of the covenants would have a material adverse effect on our business, financial condition and results of operations.

The agreements governing our outstanding Preferred Stock contain a number of significant covenants that, among other things, limit our ability to incur indebtedness or liens, and repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of Common Stock or other securities junior to the Preferred Stock. Unless we receive a consent or a waiver from the holders of our Preferred Stock, these covenants may restrict our ability to take certain actions that we would have otherwise taken in the absence of these covenants and which may be in the best interests of the Company and our stockholders. There can be no assurance that we will be able to receive a consent or waiver on acceptable terms, if at all. If we fail to comply with these covenants, we will be in default of the agreements governing our outstanding Preferred Stock, which would have a material adverse effect on our business, financial condition and results of operations.

We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future.

Under Delaware law, we can only pay dividends, whether in cash or common stock, either out of “surplus,” which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or out of current or the immediately preceding year’s earnings. We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any cash that might be available for payment of dividends will be used to expand our business. Payments of any cash dividends in the future will depend on our financial condition, results of operation and capital requirements, as well as other factors deemed relevant to our Board of Directors. Furthermore, pursuant to the certificate of designations, preferences and rights governing the Series C Preferred Stock, as long as any shares of Series C Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the then outstanding Series C Preferred Stock, we will not be permitted to, among other things, pay dividends on or otherwise make distributions in respect of any shares of our Common Stock or other securities junior to the Series C Preferred Stock.

We may be required to redeem our Preferred Stock upon the occurrence of certain events, which would have a material adverse effect on our financial condition and results of operations.

We may become obligated to redeem the Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by us of certain contractual obligations to the holders of the Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the Common Stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service. In addition, upon the occurrence of certain triggering events, each holder of Preferred Stock will have the option to require us to redeem such holder’s shares of Preferred Stock for a redemption price payable in shares of Common Stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Preferred Stock. Any obligation to redeem the Preferred Stock would require a large expenditure of cash by us, which would have a material adverse effect on our financial condition and results of operations.

Economic crises and market instability may materially and adversely affect the demand for our products, as well as our ability to obtain credit or secure funds through sales of our stock, which may materially and adversely affect our business, financial condition and ability to fund our operations.

Economic crises may reduce the demand for new and innovative medical devices, resulting in delayed market acceptance of our products, if and when they are approved. Such a delay could have a material adverse impact on our business, expected cash flows, results of operations and financial condition. Additionally, we have funded our operations to date primarily through private sales of securities, including Common Stock and other securities convertible into or exercisable for shares of our Common Stock. Economic turmoil and instability in the world’s equity and credit markets and in the unstable world may materially adversely affect our ability to sell additional securities and/or borrow cash. There can be no assurance that we will be able to raise additional working capital on acceptable terms or at all, and any failure to do so may materially adversely affect our ability to continue operations.

Healthcare reforms, changes in healthcare policies, including recently enacted legislation reforming the U.S. healthcare system, and changes to third-party reimbursements for diabetes-related products may affect demand for our products and have a material adverse effect on our financial condition and results of operations.

The United States government has in the past considered and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare products such as the GlucoTrack® model DF-F. These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; and other measures.

In March 2010, President Obama signed into law both the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and the reconciliation law known as Health Care and Education Reconciliation Act (the “Reconciliation Act”, and, with the Affordable Care Act, the “2010 Health Care Reform Legislation”).  The 2010 Health Care Reform Legislation signed into law was and is considered by some to be the most dramatic change to the country’s healthcare system in decades. The principal aim of the law currently enacted is to expand health insurance coverage to approximately 32 million Americans who are currently uninsured. The law’s most far- reaching changes did not take effect until 2014, including a requirement that most Americans carry health insurance. The consequences of these significant coverage expansions on the sale of our products are still unknown and speculative at this point.

The enacted legislation contains many provisions designed to generate the revenues necessary to fund the coverage expansions. The most relevant of these provisions are those that impose fees or taxes on certain health-related industries, including medical device manufacturers like us. The legislation imposed an annual excise tax (or sales tax) on medical devices like ours, beginning with calendar year 2013. The taxes are allocated based on our proportionate share of the prior-year’s aggregate domestic gross receipts from medical device sales.

We expect that the new presidential administration and U.S. Congress will seek to modify, repeal, or otherwise invalidate all or certain provisions of, the Affordable Care Act. Since taking office, President Trump has continued to support the repeal of all or portions of the Affordable Care Act. In January 2017, the House and Senate passed a budget resolution that authorizes congressional committees to draft legislation to repeal all or portions of the Affordable Care Act and permits such legislation to pass with a majority vote in the Senate. President Trump also issued an executive order in which he stated that it is his administration’s policy to seek the prompt repeal of the Affordable Care Act and directed executive departments and federal agencies to waive, defer, grant exemptions from, or delay the implementation of the provisions of the Affordable Care Act to the maximum extent permitted by law. There is still uncertainty with respect to the impact President Trump’s administration and the U.S. Congress may have, if any, and any changes will likely take time to unfold, and could have an impact on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the Affordable Care Act.

In addition to the 2010 Health Care Reform Legislation and possible repeal of such discussed above, various healthcare reform proposals have also emerged at the state level. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for the GlucoTrack® model DF-F or other GlucoTrack® products, if approved for sale, or our future products, if any. These include changes that may lower reimbursement rates for such products from what we might otherwise have obtained and changes that may be proposed or implemented by the current administration or Congress.

We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. In addition to the taxes imposed by the 2010 Health Care Reform Legislation, any further expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and materially adversely affect our business, financial condition and results of operations.

In the EU, although there have not been any recent amendments to the relevant regulatory legislation, there are ongoing discussions regarding amending the current regulatory framework for medical devices. Moreover, because the European Medical Device Directive (the “MDD”) requires only minimum harmonization in the EU, member countries may alter their enforcement of the directives or amend their national regulatory rules.  We cannot predict what healthcare initiatives, if any, will be implemented by the EU or EU member countries, or the effect any future legislation or regulation will have on us.

The GlucoTrack® model DF-F may not be approved for sale in the United States or other (non-CE Mark) jurisdictions.

We will likely be required to undertake significant clinical trials to demonstrate to the FDA that the GlucoTrack® model DF-F is either safe and effective for its intended use or is substantially equivalent in terms of safety and effectiveness to an existing, lawfully marketed non-Section 515 premarket approval (PMA) device (refer to “Management Discussion and Analysis - Government Regulatory”). We may also be required to undertake clinical trials by non-U.S. regulatory agencies in non-CE Mark jurisdictions. Clinical trials are expensive and uncertain processes that may take years to complete. Failure can occur at any point in the process and early positive results do not ensure that the entire clinical trial will be successful. Product candidates in clinical trials may fail to show desired efficacy and safety traits despite early promising results. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after their product candidates demonstrated promising results at earlier points.

Positive results from the limited pre-clinical trials and safety and performance clinical trial that we have conducted should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed. These trials involved limited patient populations and there is no assurance that the experimental protocol or protocols, as the case may be, used in these informal trials will be methodologically similar to ones submitted to the FDA or any other regulatory body for its approval. Because of the sample size, possible variation in methodology, differences in exclusion/inclusion criteria, or differences in endpoints, the results of these pre-clinical trials may not be indicative of future results. We will likely be required to demonstrate through well-controlled clinical trials that the GlucoTrack® model DF-F or future product candidates, if any, are safe and effective for their intended uses. In the event that the FDA deems GlucoTrack® model DF-F to be a Class II device, which we do not believe is likely at this point, then we would be required to demonstrate that it is substantially equivalent in terms of safety and effectiveness to a device lawfully marketed either through a premarket notification or prior to May 28, 1976.

Additionally, although we have received our CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device, EU member countries may request or require additional performance and/or safety data from time to time, on a case-by-case basis.

Further, the GlucoTrack® model DF-F or our future product candidates, if any, may not be cleared or approved, as the case may be, even if the clinical data are satisfactory and support, in our view, its or their clearance or approval. The FDA or other non-U.S. regulatory authorities may disagree with our trial design or interpretation of the clinical data. In addition, any of these regulatory authorities may change requirements for the clearance or approval of a product candidate even after reviewing and providing comment on a protocol for a pivotal clinical trial that has the potential to result in FDA approval. In addition, any of these regulatory authorities may also clear or approve a product candidate for fewer or more limited uses than we request or may grant clearance or approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-regulatory authorities may not approve the labeling claims necessary or desirable for the successful commercialization of the GlucoTrack® model DF-F or our future product candidates, if any.

We are highly dependent on the success of our initial product candidate, the GlucoTrack® model DF-F, and cannot give any assurance that it will receive regulatory approval or clearance or be successfully commercialized.

We are highly dependent on the success of our initial product candidate, the GlucoTrack® model DF-F. We cannot give any assurance that the FDA will permit us to clinically test the device, nor can we give any assurance that the clinical trials will be successful or that the GlucoTrack® model DF-F will receive regulatory clearance or approval or be successfully commercialized, for a number of reasons, including, without limitation, the potential introduction by our competitors of more clinically-effective or cost-effective alternatives, failure in our sales and marketing efforts, or the failure to obtain positive coverage determinations or reimbursement. Any failure to obtain approval to conduct clinical trials, favorable clinical data, clearance or approval of or to successfully commercialize the GlucoTrack® model DF-F would have a material adverse effect on our business.

If our competitors develop and market products that are more effective, safer or less expensive than GlucoTrack® model DF-F or our future product candidates, if any, our commercial opportunities will be adversely affected.

The life sciences industry is highly competitive and we face significant competition from many medical device companies that are researching and marketing products designed to address the needs of persons suffering from diabetes. We are currently developing medical devices that will compete with other medical devices that currently exist or are being developed. Products that we may develop in the future are also likely to face competition from other medical devices and therapies. Some of our competitors have significantly greater financial, manufacturing, marketing and product development resources than we do. Large medical device companies, in particular, have extensive experience in clinical testing and in obtaining regulatory clearances or approvals for medical devices. These companies also have significantly greater research and marketing capabilities than us. Some of the medical device companies that we expect to compete with include Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; the MediSense and TheraSense divisions of Abbott Laboratories; Bayer Corporation; Echo Therapeutics, Inc.; Grove Instruments; and Medtronic, Inc. In addition, many other universities and private and public research institutions are or may become active in research involving blood glucose measurement devices.

We believe that our ability to successfully compete will depend on, among other  things:

•	our ability to have partners manufacture and sell commercial quantities of any approved products to the market;

•	acceptance of product candidates by physicians and other health care providers;

•	the results of our clinical trials;

•	our ability to recruit and enroll patients for our clinical trials;

•	the efficacy, safety, performance and reliability of our product candidates;

•	the speed at which we develop product candidates;

•
our ability to obtain prompt and favorable review by institutional review boards (“IRB”) (refer to “Management Discussion and Analysis - Government Regulatory”) and approval at each of our clinical sites;

•	our ability to commercialize and market any of our product candidates that may receive regulatory clearance or approval;

•	our ability to design and successfully execute appropriate clinical trials;

•	the timing and scope of regulatory clearances or approvals;

•	appropriate coverage and adequate levels of reimbursement under private and governmental health insurance plans, including Medicare; and

•	our ability to protect intellectual property rights related to our products.

If our competitors market products that are more effective, safer, easier to use or less expensive than GlucoTrack® model DF-F or our future product candidates, if any, or that reach the market sooner than GlucoTrack® model DF-F or our future product candidates, if any, we may not achieve commercial success. In addition, the medical device industry is characterized by rapid technological change. It may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively.  Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive.

Our product development activities could be delayed or stopped.

We do not know whether our future clinical trials will begin on time, or at all, and whether ongoing and/or future clinical trials will be completed on schedule, or at all.

The commencement of future clinical trials could be substantially delayed or prevented by several factors, including:

•	the failure to obtain sufficient funding to pay for all necessary clinical trials;

•	limited number of, and competition for, suitable patients that meet the protocol’s inclusion criteria and do not meet any of the exclusion criteria;

•	limited number of, and competition for, suitable sites to conduct the clinical trials, and delay or failure to obtain FDA approval, if necessary, to commence a clinical trial;

•	delay or failure to obtain sufficient supplies of the product candidate for clinical trials;

•	requirements to provide the medical device required in clinical trials at cost, which may require significant expenditures that we are unable or unwilling to make;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and

•	delay or failure to obtain IRB approval or renewal of such approval to conduct a clinical trial at a prospective or accruing site, respectively.

The completion of clinical trials in connection with our application for FDA approval could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy evidenced during clinical trials;

•	termination of clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols; and

•	inability to monitor patients adequately during or after treatment.

Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB for any given site, or us. Any failure or significant delay in completing clinical trials for GlucoTrack® or future product candidates, if any, could materially harm our financial  results and the commercial prospects for our product candidates.

The regulatory approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of GlucoTrack® model DF-F or our future product candidates, if any.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and other non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive a clearance letter under the 510(k)-premarket notification process or approval of a Section 515 PMA, from the FDA, depending on the nature of the device. We have not submitted an application or premarket notification for or received marketing clearance or approval for any of our product candidates. Obtaining approval of any PMA can be a lengthy, expensive and uncertain process. While the FDA normally reviews, and clears a premarket notification in three months, there is no guarantee that our products will qualify for this more expeditious regulatory process, which is reserved for Class I and II devices, nor is there any assurance that, even if a device is reviewed under the 510(k)-premarket notification process, the FDA will review it expeditiously or determine that the device is substantially equivalent to a lawfully marketed non-PMA device. If the FDA fails to make this finding, then we cannot market the device. In lieu of acting on a premarket notification, the FDA may seek additional information or additional data which would further delay our ability to market the product. In addition, failure to comply with FDA, non-U.S. regulatory authorities or other applicable U.S. and non-U.S. regulatory requirements may, either before or after product clearance or approval, if any, subject us to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters or non-warning letters incorporating inspectional observations, i.e., so- called “untitled letter”;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory clearances or approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

Regulatory approval of a PMA or PMA supplement or clearance pursuant to a 510(k)-premarket notification is not guaranteed, and the approval or clearance process, as the case may be, is expensive and may, especially in the case of the PMA, take several years. The FDA also has substantial discretion in the medical device clearance or approval processes. Despite the time and expense exerted, failure can occur at any stage and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials. The number of pre-clinical studies and clinical trials that will be required for FDA clearance or approval varies depending on the medical device candidate, the disease or condition that the medical device candidate is designed to address, and the regulations applicable to any particular medical device candidate. The FDA can delay, limit or deny clearance or approval of a medical device candidate for many reasons, including:

•	a medical device candidate may not be deemed safe or effective, in the case of a PMA;

•	a medical device candidate may not be deemed to be substantially equivalent to a lawfully marketed non-PMA device in the case of a 510(k)-premarket notification;

•	FDA officials may not find the data from the clinical trials sufficient;

•	the FDA might not approve our third-party manufacturer’s processes or facilities; or

•	the FDA may change its clearance or approval policies or adopt new regulations.

Further, while we have received CE Mark approval for the GlucoTrack® model DF-F, the MDD requires only minimum harmonization. In practice, uniform regulation throughout the EU is not ensured. Rather, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis. Therefore, we cannot predict whether we will be able to successfully commercialize the GlucoTrack® model DF-F or our future product candidates, if any, in the EU.

Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.

We may encounter delays if we are unable to recruit and enroll and retain enough patients to complete clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment are not unusual. Any such delays in planned patient enrollment may result in increased costs, which could harm our ability to develop products.

The terms of clearances or approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.

Once regulatory clearance or approval has been granted, the cleared or approved product and its manufacturer are subject to continual review. Any cleared or approved product may only be promoted for its indicated uses. In addition, if the FDA or other non-U.S. regulatory authorities clear or approve GlucoTrack® model DF-F or our future product candidates, if any, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. We, and the manufacturers of our products, if other than us, also will be required to comply with the FDA’s Quality System Regulation, which includes requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Moreover, device manufacturers are required to report adverse events by filing Medical Device Reports with the FDA, which are publicly available. Further, regulatory agencies must approve our manufacturing facilities before they can be used to manufacture products, and these facilities are subject to ongoing regulatory inspection. If we fail to comply with the regulatory requirements of the FDA and other non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters, or non-warning letters incorporating inspectional observations;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory clearances or approvals;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

In addition, the FDA and other non-U.S. regulatory authorities, including the EU and each of the EU member countries individually, may change their policies and additional regulations may be enacted that could prevent or delay regulatory clearance or approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we will likely not be permitted to market future product candidates and may not achieve or sustain profitability.

Even if we receive regulatory clearance or approval to market the GlucoTrack® model DF-F or our future product candidates, if any, the market may not be receptive to our  products.

Even if GlucoTrack® model DF-F or our future product candidates, if any, obtain regulatory clearance or approval, resulting products may not gain market acceptance among physicians, patients, health care payors or the medical community. We believe that the degree of market acceptance will depend on a number of factors, including:

•	timing of market introduction of competitive products;

•	safety and efficacy of our product;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our product candidates, both in absolute terms and relative to alternative treatments; and

•	availability of coverage and reimbursement from government and other third-party payors.

If the GlucoTrack® model DF-F or our future product candidates, if any, fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.

The coverage and reimbursement status of newly cleared or approved medical devices is uncertain, and failure to obtain adequate coverage and adequate reimbursement could limit our ability to market GlucoTrack® model DF-F or future product candidates, if any, and may inhibit our ability to generate revenue from GlucoTrack® model DF-F or our future product candidates, if any, that may be cleared or approved.

There is significant uncertainty related to the third-party coverage and reimbursement of newly cleared or approved medical devices. The commercial success of GlucoTrack® model DF-F or our future product candidates, if any, in both domestic and international markets will depend in part on the availability of coverage and adequate reimbursement from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for GlucoTrack® model DF-F or our future product candidates, if any. These payors may conclude that our products are not as safe or effective as existing devices or that the overall cost of using one of our devices exceeds the overall cost of the competing device, and third-party payors may not approve GlucoTrack® model DF-F or our future product candidates, if any, for coverage and adequate reimbursement. Furthermore, deficit reduction and austerity measures in the United States and abroad may put further pressure on governments to limit coverage of, and reimbursement for, our products. The failure to obtain coverage and adequate reimbursement for GlucoTrack® model DF-F or our future product candidates, if any, or health care cost containment initiatives that limit or restrict reimbursement for such products may reduce any future product revenue.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize the GlucoTrack® model DF-F or our future product candidates, if any.

We will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for GlucoTrack® model DF-F or our future product candidates, if any.   Our success depends on our continued ability to attract, retain and motivate highly qualified management and pre-clinical and clinical personnel. The loss of the services of any of our senior management could delay or prevent the development or commercialization of GlucoTrack® model DF-F or our future product candidates, if any. At present, we do not have key man insurance policies with respect to any of our employees. We will need to hire additional personnel as we continue to expand our research and development activities and build a sales and marketing function. Although we currently have employment agreements with each of Messrs. Graham, Malka, Sassoun and Podwalski, those agreements provide that they may be terminated by Mr. Graham, Malka and Sassoun as applicable, upon 90 days written notice to us, respectively.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among medical device and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our research and development objectives, our ability to   raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we  may not be able to find suitable replacements in a timely fashion or at all and our business may be harmed as a result.

As we continue to evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

As the GlucoTrack® model DF-F has received a CE Mark, we have begun to expand our manufacturing, marketing and sales capabilities by contracting with third parties to provide these capabilities. We anticipate that, as our operations expand, we will need to manage additional relationships with such third parties. Maintaining these relationships and managing our future growth will impose significant added responsibilities on members of our management. We must be able to manage our development efforts effectively; manage our clinical trials effectively; hire, train and integrate additional management, development, administrative and sales and marketing personnel; improve managerial, development, operational and finance systems; and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure.

We rely on third parties to manufacture and supply our product.

We do not own or operate manufacturing facilities for clinical or commercial production of the GlucoTrack® model DF-F, other than a prototype lab. We have no experience in medical device manufacturing, and lack the resources and the capability to manufacture the GlucoTrack® model DF-F on a commercial scale. We currently manufacture the GlucoTrack® model DF-F with a third-party manufacturer in Israel.  In July 2014, we entered into a manufacturing agreement with Wistron. Wistron is in the process of preparing a production line for the GlucoTrack® model DF-F. Wistron has produced a small pilot batch and is in the process of producing a second pilot batch of the GlucoTrack® model DF-F device. Following the receipt of an official clearance from the Taiwanese authorities on January 11, 2017 and the successful completion of a GMP (Good Manufacturing Practice) audit by the local regulatory authorities in July 2017, the production line for the GlucoTrack® model DF-F is now operational.  We intend to utilize the services of both Wistron and the Israeli third-party manufacturer to produce the GlucoTrack® model DF-F.

If our manufacturing partners are unable to produce our products in the amounts, timing or pricing that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities or pricing we require. We expect to depend on third-party contract manufacturers for the foreseeable future.

The GlucoTrack® model DF-F does, and our future product candidates, if any, likely will require precise, high quality manufacturing. Any of our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and other non-U.S. regulatory authorities to ensure strict compliance with quality system regulations, including current good manufacturing practices and other applicable government regulations and corresponding standards. If our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with quality system regulations, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.

Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory clearance or approval of our product candidates or commercialization of our future product candidates, depriving us of potential product revenue and resulting in additional losses.   In addition, our dependence on a third-party for manufacturing may adversely affect our future profit margins. Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates. Such approval would require additional non-clinical testing and compliance inspections. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

We are dependent on third-party distributors to market and sell our products.

We have limited internal marketing, sales or distribution capabilities and currently we do not intend to develop extensive internal marketing, sales or distribution capabilities in the future. Rather, we intend to utilize third-party distributors to market our products, and have entered into exclusive distribution agreements with respect to certain territories. There is no assurance that third party distributors will achieve acceptable levels of sales or that, if any of our existing arrangements expire or terminate, we will be able to replace any distributors on terms advantageous to us, or at all. Further, there is no assurance that we will be able to expand our distribution network by adding additional distributors. If third party distributors cease to promote our products, or if we are unable to make acceptable arrangements with distributors or sales personnel in other markets, our business prospects, operating results or financial condition could be materially adversely affected.

We are in the process of seeking regulatory approval for the GlucoTrack® model DF-F in China where we are in the process of re-negotiating our distribution agreement and are awaiting local regulatory approval. In the event that our re-negotiation with the distributor in China is successful, we expect to receive the regulatory approval in China in the first half of 2018. If the renegotiation is unsuccessful, we plan to seek another distributor in China which may further significantly delay the process of obtaining regulatory approval in China.

Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely.

We will depend on independent clinical investigators to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time, that they devote to products that we develop. If independent investigators fail to devote sufficient resources to the clinical trials, or if their performance is substandard, it will delay the approval or clearance and commercialization of any products that we develop. Further, the FDA requires that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with federal regulations could adversely affect the clinical development of our product candidates and harm our business.

If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

Our success depends, among other things, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. However, we may not hold proprietary rights to some patents required for us to commercialize proposed products. For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity. Although we do not believe that we need any licenses for the GlucoTrack® model DF-F, we may need to obtain licenses in the future for other products or in certain circumstances, such as if one of our patents were declared invalid in the future. If such licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we successfully challenge the validity, enforceability or infringement of the third-party patent or otherwise circumvent the third-party patent.

Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries. The process of obtaining patent protection is expensive and time-consuming. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

The issuance of a patent does not guarantee that it is valid or enforceable. Any patents we have obtained, or which we may obtain in the future, may be challenged, invalidated, unenforceable or circumvented. Moreover, the United States Patent and Trademark Office (the “USPTO”) may commence interference proceedings involving our patents or patent applications. Any challenge to, finding of unenforceability or invalidation or circumvention of our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by medical device companies.

Our pending patent applications may not result in issued patents. The patent position of medical device companies, including us, is generally uncertain and involves complex legal and factual considerations. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in medical device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications or those we may file in the future.

We cannot assure you that any patents that will issue, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, thus allowing others to more effectively compete with us. Therefore, any patents that we own may not adequately protect our product candidates or our future products.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will seek to enter into confidentiality and non-disclosure agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also generally provide and will generally provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

Some jurisdictions may require us to grant licenses to third parties. Such compulsory licenses could be extended to include some of our  product candidates, which may limit potential revenue  opportunities.

Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of  the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available on commercially reasonable terms, if at all. If licenses are not available on acceptable terms, we will not be able to market the affected products or conduct the desired activities unless we successfully challenge the validity, enforceability or infringement of the third-party patent or circumvent the third-party patent, which would be costly and would require significant time and attention of our management. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block  us from developing products using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our product development and commercialization efforts.

Third parties may sue us for infringing their patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of proprietary rights of others. In addition, a third party may claim that we have improperly obtained or used our confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain operations.

Failure to obtain additional regulatory approvals outside the United States will prevent or limit us from marketing our product candidates abroad.

We intend to market our product candidates in non-U.S. markets. In order to market product candidates in the EU and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals. In December 2012, we submitted our technical file to the Notified Body in connection with our application to obtain CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device. On June 4, 2013, we received CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from the Notified Body. Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety. The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU. However, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require that we provide performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis, in order to be cleared to market and sale the GlucoTrack® model DF-F in such countries. Receipt of FDA approval does not ensure approval by regulatory authorities in countries, and approval by one or more non-U.S. regulatory authorities (including receipt of the CE Mark) does not ensure approval by regulatory authorities in other countries or by the FDA. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or clearance. We may not obtain additional non-U.S. regulatory approvals on a timely basis, if at all. We may not be able to file for additional non-U.S. regulatory approvals and may not receive necessary approvals to commercialize our product candidates in any market.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market GlucoTrack® model DF-F and our future product candidates, if any, in both the U.S. and in non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our products. In some countries, particularly countries of the EU, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a medical device candidate. Each of the EU member states has its own unique legal system and thus it is difficult to predict the particular requirements to which we may be subject. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Our business may become subject to economic, political, regulatory and other risks associated with international operations, which could harm our business.

Our business is subject to risks associated with conducting business internationally. Accordingly, our future results could be harmed by a variety of factors, including:

•	difficulties in compliance with non-U.S. laws and regulations;

•	changes in non-U.S. regulations and customs;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws; and

•	difficulties associated with staffing and managing foreign operations, including differing labor relations.

Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Specifically, we could be materially adversely affected  by:

•	any major hostilities involving Israel;

•	a full or partial mobilization of the reserve forces of the Israeli army;

•	the interruption or curtailment of trade between Israel and its present trading partners; and

•	a significant downturn in the economic or financial conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite the progress towards peace between Israel and its neighbors, the future of these peace efforts remains uncertain. Since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and Palestinian militants, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip. During the summer of 2006 and the fall of 2012, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. In December 2008, January 2009, November 2012 and July 2014, there were escalations in violence between Israel, on the one hand, and Hamas, the Palestinian Authority and/or other groups, on the other hand, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern and central Israel, including near Tel Aviv and at areas surrounding Jerusalem. These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Our offices are located in Ashkelon, Israel, which is within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence (such as the recent escalation in July 2014) during which there were a substantially larger number of rocket and missile attacks aimed at Israel. Since December 2010, there has been a wave of protests and civil resistance demonstrations in several countries in the Middle East and North Africa, including Egypt and Syria, which share a border with Israel. The demonstrations and acts of civil resistance in Egypt led to the resignation of the former Egyptian president Hosni Mubarak and to extensive revisions in the Egyptian governmental structure. The demonstrations and acts of civil resistance in Syria have led to an extended period of violence and political instability in Syria. It is not clear how this revolutionary wave, also known as the Arab Spring, will develop and how it will affect the political and security situation in the Middle East. It is also not clear how it will affect Israel and its relationship with its neighbors. Presently, there is great international concern in connection with Iran’s efforts to develop and enrich uranium which could lead to the development of nuclear weapons. Iran’s successful enrichment of uranium could significantly alter the geopolitical landscape in the Middle East, including the threat of international war, which could significantly impact business conditions in Israel. Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

In addition, Israel’s economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to middle 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Furthermore, several countries restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries. These restrictions, continuing or escalating hostilities in the region or curtailment of trade between Israel and its present trading partners may have an adverse effect on our operating results and financial condition, including our ability to develop, manufacture and market our products.

Some of our employees in Israel are obligated to perform up to 40 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances. Moreover, in light of escalating hostilities and threats of armed conflict in the Middle East since October 2000, our executive officers and employees may be called for active military duty for an unlimited period of time. Increased military activity could also result in a reduction of prospective qualified employees available to work for us to increase our business or replace employees on active military duty. Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service. Any disruption in our operations could adversely affect our ability to develop and market products.

It may be difficult to enforce a United States judgment against us or our officers and directors to the extent they are located in Israel based upon asserted United States securities law claims.

Two of our executive officers and one of our directors are non-residents of the United States and a substantial portion of our assets and the assets of these persons will be located outside of the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment, including a judgment based upon the civil liability provisions of the Securities Act, and the Exchange Act of 1934, as amended (the “Exchange Act”), in original actions instituted in an Israeli court against any of these persons. Furthermore, service of process upon these persons may be difficult to obtain within the United States.

We may not be able to enforce covenants not-to-compete under current Israeli law, which might result in added competition for our products.

We have non-competition agreements or provisions with all of our employees and executive officers, all of which are governed by Israeli law. These agreements or provisions prohibit our employees from competing with us or working for our competitors, generally during, and for up to nine months after termination of, their employment with us. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for only relatively brief periods of time or in restricted geographical areas. In addition, Israeli courts typically require the presence of additional circumstances, such as a demonstration of an employer’s legitimate interest which was damaged; breach of fiduciary duties, loyalty and acting not in good faith; a payment of a special consideration for employee’s non-compete obligation; material concern for disclosing employer's trade secrets; or a demonstration that an employee has unique value to the employer specific to that employer’s business, before enforcing a non-competition undertaking against such employee.

The funding that we received through the Office of the Chief Scientist (the “OCS”) for research and development  activities  restricts our ability to manufacture products or to transfer technology outside of Israel.

On March 4, 2004, the OCS agreed to provide us with a grant of 420,000 New Israeli Shekels (“NIS”), or approximately $93,300 at an exchange rate of 4.502 NIS/dollar (the exchange rate in effect on such date), for our plan to develop a non-invasive blood glucose monitor (the “development plan”). This grant constituted 60% of our research and development budget for the development plan at that time. Due to our acceptance of this grant, we are subject to the provisions of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 (the “R&D Law”). Among other things, the R&D Law restricts our ability to sell or transfer rights in technology or know-how developed with OCS funding or transfer any Means of Control (as defined in the R&D Law) of us to non-Israeli entities. The Industrial Research and Development Committee at the OCS (the “research committee”) may, under special circumstances, approve the transfer outside of Israel of rights in technology or know-how developed with OCS funding subject to certain conditions, including the condition that certain payments be made to the OCS. Additionally, we may not manufacture products developed with OCS funding outside of Israel without the approval of the research committee. The restrictions regarding the sale or transfer of technology or manufacturing rights out of Israel could have a material adverse effect on our ability to enter into strategic alliances or enter into merger or acquisition transactions in the future that provide for the sale or transfer of our technology or manufacturing rights.

If we are successful in bringing the GlucoTrack® model DF-F to market, we will be required to use a portion of our net sales to repay certain loans and to pay royalties to the OCS, which will have a negative impact on our profitability.

Integrity Israel is required to pay royalties to the OCS on the proceeds from the sale of our systems resulting from research and development projects for which the OCS provided a grant. During the first three years of sales, we will be required to pay royalties of 3% of the sales of such products. In the fourth, fifth and sixth years of sales, we will be required to pay royalties of 4% of such sales and from the seventh year on we will be required to pay royalties of 5% of such sales, in all cases, up to 100% of the amount of grants received by us from the OCS plus interest at the London Interbank Offered Rate (“LIBOR”). We do not have any other future performance obligations related to the OCS grants. As of December 31, 2016, the contingent liabilities with respect to OCS grants subject to repayment under these royalty agreements equaled $69,330, not including interest. To the extent that we are required to pay royalties to the OCS, such payments will increase our expenses for the year(s) in which such payment(s) are accrued, and, as a result, will reduce our profits (or increase our losses, as applicable) for such periods. Payments made to the OCS in lieu of royalties and repayment of the loans described above will reduce our free cash-flow and our cash balance for the year(s) in which such payment(s) are made.

Messrs. Avner Gal and Zvi Cohen collectively loaned us NIS 176,000 ($45,774 based on the exchange rate of 3.845 NIS/dollar as of December 31, 2016) in May 2002 pursuant to an oral agreement (the “Gal/Cohen Loan”). Messrs. Nir Tarlovsky, Yitzhak Fisher and Asher Kugler loaned us NIS 336,300 ($87,464 based on the same exchange rate) on March 16, 2004 (the “Tarlovsky/Fisher/Kugler Loan”). These loans are not required to be repaid until the first year in which we realize profits in our statement of operations. At such time, the loans are to be repaid on a quarterly basis in an amount equal to 10% of our total sales after deduction of VAT in the relevant quarter, beginning the quarter following the first year in which we realize profits in our annual statement of operations. The total amount to be repaid by us to each lender shall be an amount equal to the aggregate principal amount loaned by such lender to us, plus an amount equal to the product of the amount of each payment made by us in respect of such loan multiplied by the percentage difference between the Israeli Consumer Price Index on the date on which the loan was made and the Israeli Consumer Price Index on the date of such payment. However, notwithstanding the abovementioned mechanism, we will not be required to repay the loans during any time when such repayment would cause a deficit in our working capital. The Israeli Consumer Price Index was 177.6386, and 178.5793, respectively, as of the dates of the Gal/Cohen Loan and the Tarlovsky/Fisher/Kugler Loan. As of December 31, 2016, the Israeli Consumer Price Index was 221.654. Our Board of Directors is entitled to modify the repayment terms of these loans, so long as such modification does not discriminate against any particular lender, and provided that all payments must be allocated among the lenders on a pro-rata basis.

We are subject to certain employee severance obligations, which may result in an increase in our expenditures.

Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the latest monthly salary for each year of service. This obligation results in an increase in our expenses, including accrued expenses. Integrity Israel currently makes monthly deposits to insurance policies and severance pay funds in order to provide for this liability.

The Company’s and its Israeli subsidiary’s agreements with certain of their Israeli employees are in accordance with Section 14 of the Israeli Severance Pay Law -1963 (“Section 14”). Payments in accordance with Section 14 release the Company from any other future severance payments in respect of those employees. Deposits under Section 14 are not recorded as an asset in the Company’s balance sheet.

Although our stock is quoted on the OTCQB, few trades in our stock have taken place, to-date, and an active trading market in our securities may not develop, or if developed, may not be sustained. If no active market is ever developed for our Common Stock, it will be difficult for you to sell any shares you purchase in our Company at the time you wish to sell them or at a price that you consider reasonable or at all. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In the absence of an active public trading market, an investor may be unable to liquidate an investment in our Common Stock. As a result, investors: (i) may be precluded from transferring their shares of Common Stock; (ii) may have to hold their shares of Common Stock for an indefinite period of time; and (iii) must be able to bear the complete economic risk of losing their investment in us. In the event a market should develop for the Common Stock, there can be no assurance that the market price will equal or exceed the price paid for such share by any of our stockholders.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. If we are unable to effectively establish such systems, this would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

The market price of our Common Stock may fluctuate significantly.

The market price of the Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if the Common Stock is covered by analysts;

•	developments in the medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of Common Stock or other securities;

•	exercise of warrants and/or sale of underlying Common Stock;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, in recent years, the stock market in general, and the market for medical device companies in particular, have experienced extreme price and volume fluctuations. Continued or renewed market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of the Common Stock. Price volatility of our Common Stock might be significant if the trading volume of the Common Stock is low, which often occurs with respect to newly traded securities on the OTCQB.

Future sales of Common Stock could reduce our stock price.

As of November 7, 2017, we had 6,521,994 shares of Common Stock outstanding. In addition, the shares of Preferred Stock, Warrants and employees' stock options outstanding on such date were convertible into, or exercisable for, an aggregate of 24,016,390 shares of Common Stock. In addition to the filing of this Registration Statement for the resale of up to an aggregate of 8,736,198 shares of Common Stock, the shares of Common Stock sold by us in a previous private placement consummated in the period from December 16, 2010 through July 29, 2011 may be eligible for resale without registration in accordance with one or more exceptions under the Securities Act. Sales by stockholders of substantial amounts of shares of Common Stock (pursuant to this Registration Statement or pursuant to an exemption from registration), the issuance of new shares of Common Stock (or securities convertible into or exercisable for shares of our Common Stock) by us or the perception that these sales may occur in the future, could materially and adversely affect the market price of the Common Stock.

Because our Common Stock may be a “penny stock,” it may be more difficult for investors to sell shares of the Common Stock, and the market price of the Common Stock may be adversely affected.

Our Common Stock may be a penny stock if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national securities exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of Common Stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of the Common Stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of Common Stock publicly at times and prices that they feel are appropriate.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our directors, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

Because a certain portion of our expenses is incurred in currencies other than the NIS, our results of operations may be harmed by currency fluctuations and inflation.

The functional currency of Integrity Israel is the NIS, and we pay a substantial portion of our expenses in NIS. However, we expect a portion of our future revenues to be denominated in U.S. dollars or in Euros. As a result, we will be exposed to the currency fluctuation risks relating to the recording of our revenues in NIS. For example, if the NIS strengthens against either the U.S. dollar or the Euro, our reported expenses in NIS may be higher than anticipated. The Israeli rate of inflation has not offset or compounded the effects caused by fluctuations between the NIS and the U.S. dollar or the Euro. To date, we have not engaged in hedging transactions. Although the Israeli rate of inflation has not had a material adverse effect on our financial condition to date, we may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of the currencies mentioned above in relation to the NIS. These measures, however, may not adequately protect us from material adverse effects.

Recent regulatory requirements regarding the use of “conflict minerals” could affect the sourcing and availability of the raw materials used by our third-party manufacturers. We may be subject to costs associated with the new regulations, including for the diligence pertaining to the presence of any conflict minerals used in our products and the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. The impact of the regulations may result in a limited pool of suppliers who provide conflict free minerals, and we cannot assure that we will be able to obtain products in sufficient quantities or at competitive prices. We may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for the metals used in the products we sell. As a result, we may not be able to obtain the materials necessary to manufacture our products, which could force us to cease production or search for alternative supply sources, possibly at a higher cost. Such disruptions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of Common Stock offered hereby. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $37.4 million.  Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes.  No assurances can be given that any of such warrants will be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any cash that might be available for payment of dividends will be used to expand our business. Payments of any cash dividends in the future will depend on our financial condition, results of operation and capital requirements, as well as other factors deemed relevant to our Board of Directors. Furthermore, pursuant to the certificate of designations, preferences and rights governing the Series C Preferred Stock (the “Series C Certificate of Designations”), as long as any shares of Series C Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the then outstanding Series C Preferred Stock, we will not be permitted to, among other things, pay dividends on or otherwise make distributions in respect of any shares of our Common Stock or other securities junior to the Series C Preferred Stock.

Pursuant to the Series A Certificate of Designations, the holders of Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 5% per annum, based on the stated value per share of Series A Preferred Stock, which was initially $1,000 per share. Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, and on each conversion date (with respect to the shares of Series A Preferred Stock being converted). For the year ending December 31, 2016, we paid an amount of $13,529 in cash dividends to holders of Series A Preferred Stock.

Pursuant to the Series B Certificate of Designations, the holders of Series B Preferred Stock are entitled to receive cumulative dividends at a rate of 5.5% per annum, based on the stated value per share of Series B Preferred Stock, which was initially $1,000 per share. Dividends on the Series B Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, and on each conversion date (with respect to the shares of Series B Preferred Stock being converted). For the year ending December 31, 2016, we distributed a total of 272,282 shares of Common Stock at an estimated fair value of $647,215 as stock dividends to holders of Series B Preferred Stock.

Pursuant to the Series C Certificate of Designations, the holders of Series C Preferred Stock are entitled to receive cumulative dividends at a rate of 5.5% per annum, based on the stated value per share of Series C Preferred Stock, which was initially $1,000 per share. Dividends on the Series C Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2016, and on each conversion date (with respect to the shares of Preferred Stock being converted). For so long as required under the terms of the Certificate of Designations for the Company’s outstanding Series A Preferred Stock or Series B Preferred Stock, dividends will be payable only in shares of    Common Stock. Thereafter, dividends on the Series C Preferred Stock will be payable, at the option of the Company, in cash and/or, if certain conditions are satisfied, shares of Common Stock or a combination of both. Shares of Common Stock issued as payment of dividends will be valued at the lower of (a) the then current conversion price of the Series C Preferred Stock or (b) the average of the volume weighted average price for the Common Stock on the principal trading market therefor for the 10 trading days immediately prior to the applicable dividend payment date. The Company will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date. For the year ending December 31, 2016, we distributed a total of 64,148 shares of Common Stock at an estimated fair value of $152,480 as stock dividends to holders of Series C Preferred Stock.

Under Delaware law, we can only pay dividends, whether in cash or common stock, either out of “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or out of current or the immediately preceding year’s earnings. During the fourth quarter of 2016, the second quarter of 2017 and the third quarter of 2017, we did not have sufficient earnings to achieve a “surplus”. The Company paid the dividends payable for the quarters ended December 31, 2016 and June 30, 2017 on March 8, 2017 and August 7, 2017, respectively, upon the Company achieving a “surplus”, along with all late fees attributable to such dividends. Due to the statutory limitation, we were unable to distribute quarterly dividends to the holders of Series A, Series B and Series C Preferred Stock for the quarter ended September 30, 2017.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our Common Stock at prevailing market prices or privately negotiated prices.

CAPITALIZATION

You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference into this prospectus. The table below sets forth our capitalization on an unaudited basis as of June 30, 2017:

As of June 30, 2017 (Unaudited)
Cash and cash equivalents	1,132,622
Accounts receivable, net	130,296
Inventories	1,508,312
Other current assets	157,868
Property and Equipment, Net	235,230
Long-Term Restricted Cash	39,234
Funds in Respect of Employee Rights Upon Retirement	184,031
Total assets	$3,387,593

Liabilities
Accounts payable	1,789,026
Other current liabilities	957,436
Liability for employee rights upon retirement	184,030
Long-Term Loans from Stockholders	178,186
Warrants with down round protection	764,545
Total Liabilities	$3,873,223

Temporary equity	$12,880,447
Stockholders’ Deficit
Common Stock	$6,384
Additional Paid-In Capital	27,967,185
Accumulated Other Comprehensive Income (Loss)	127,012
Accumulated Deficit	(41,666,658)
Total Stockholders’ Equity (Deficit)	$(13,366,077)
Total Capitalization	$(2,254,971)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Note Regarding Forward-Looking Statements

This Registration Statement contains forward-looking statements. These forward-looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies and prospects.  All statements other than statements of historical fact included in this Registration Statement, including statements regarding our future activities, events or developments, including such things as future revenues, capital raising and financing, product development, clinical trials, regulatory approval, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, projected performance and trends, and other such matters, are forward-looking statements.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “may,” “will,” “could,” “would,” “should” and other similar words and phrases, are intended to identify forward-looking statements.  The forward-looking statements made in this Registration Statement are based on certain historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.  These statements relate only to events as of the date on which the statements are made and we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  All of the forward-looking statements made in this Registration Statement are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.  Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially.  Risks and uncertainties, the occurrence of which could adversely affect our business, include the risks identified under the caption “Risk Factors” included herein.  The following discussion should be read in conjunction with the condensed consolidated financial statements and the notes thereto included in the Quarterly Report on Form 10-Q for the period ended June 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016.

Overview

Integrity is a medical device company focused on the design, development and commercialization of non‑invasive glucose monitoring devices for use by people with diabetes and pre-diabetics. We were incorporated in Delaware in May 2010.  On July 15, 2010, we completed a reverse triangular merger with Integrity Israel and Integrity Acquisition Corp. Ltd., an Israeli corporation and a wholly owned subsidiary of ours, pursuant to which Integrity Acquisition Corp. Ltd. merged with and into Integrity Israel and all of the stockholders and option holders of Integrity Israel became entitled to receive shares and options in us in exchange for their shares and options in Integrity Israel (the “Reorganization”).  Following the Reorganization, the former equity holders of Integrity Israel were entitled to the same proportional ownership in us as they had in Integrity Israel prior to the Reorganization.  As a result of the Reorganization, Integrity Israel became a wholly owned subsidiary of ours.  We operate primarily through Integrity Israel.

 Integrity Israel was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive glucose monitor, the GlucoTrack® model DF-F glucose monitoring device, which is designed to help people with diabetes and individuals with pre-diabetics obtain glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger stick devices. The GlucoTrack® model DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood or interstitial fluid.

Results of Operations

The following discussion of our operating results explains material changes in our results of operations for the six-month period ended June 30, 2017 compared with the same period ended June 30, 2016.  The discussion should be read in conjunction with the financial statements and related notes included elsewhere in this Registration Statement.

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Revenues

During the six-month period ended June 30, 2017, we had revenues of $104,981 from orders for our GlucoTrack® model DF-F glucose monitoring device and personal ear-clip (“PEC”) that are replaced every six months, as compared with $470,878 for the prior-year period.  The decrease in revenues is due primarily to the fact that during the six-month period ended June 30, 2016 we had revenues which resulted from the approval of the Notified Body in late 2015.

We recognize revenues from sales of the GlucoTrack® model DF-F and PECs when delivery has occurred, persuasive evidence of an agreement exists, the fee is fixed and determinable, collectability is reasonably assured and no further obligations exist.

Research and development expenses

Research and development expenses were $1,198,363 for the six-month period ended June 30, 2017, as compared to $1,531,396 for the prior-year period.  The decrease is attributable primarily to the decrease in our cost of revenues, which is in line with the decrease in revenues.

Research and development expenses consist primarily of salaries and other personnel-related expenses, including materials, travel expenses, clinical trials and other expenses.  Subject to the receipt of additional funds to finance our operations (of which there can be no assurance), we expect research and development expenses to increase during the remainder of 2017 and beyond, primarily due to hiring additional personnel and developing our product line, as well as improvement of the GlucoTrack® model DF-F; however, we may adjust or allocate the level of our research and development expenses based on available financial resources and based on our commercial needs including the FDA registration process, specific requirements from customers, development of new GlucoTrack® models and others.

Selling and marketing expenses

Selling and marketing expenses were $598,234 for the six-month period ended June 30, 2017, as compared to $614,121 for the prior-year period.  The decrease is attributable to higher professional fees incurred during 2016 primarily due to the engagement during the second quarter of 2015 of the marketing firm Ogilvy CommonHealth (Paris).  This engagement ended during the fourth quarter of 2016.

Selling and marketing expenses consist primarily of salaries, travel expenses and other related expenses.  Subject to the receipt of additional funds to finance our operations (of which there can be no assurance), we expect selling and marketing expenses to increase during the remainder of 2017 and beyond as we continue our focus on marketing and sales of the GlucoTrack® model DF-F; however, we may adjust or allocate the level of our marketing based on available financial resources and based on our commercial needs including the FDA registration process, specific requirements from customers, development of new GlucoTrack® models and others.

General and administrative expenses

General and administrative expenses were $3,556,078 for the six-month period ended June 30, 2017, as compared to $1,173,188 for the prior-year period.  The increase is primarily attributable to severance paid to our former Chairman and CEO of approximately $162,000 as well as stock-based compensation in the amount of $152,000.  In addition, the increase is attributable to a one time signing bonus of $412,500 including employer payroll taxes and stock-based compensation in the amount of approximately $868,000 paid to our new Chairman and CEO, recruiting fees of $195,000 and the related professional fees associated with the changes in management.  The Company also incurred approximately $182,000 related to stock-based compensation and fees paid to our Board members.

General and administrative expenses consist primarily of professional services, salaries, travel expenses and other related expenses for executive, finance and administrative personnel, including stock-based compensation expenses.  Other general and administrative costs and expenses include facility-related costs not otherwise included in research and development costs and expenses, and professional fees for legal and accounting services.  Subject to the receipt of additional funds to finance our operations (of which there can be no assurance), we expect selling, general and administrative expenses to increase during the remainder of 2017 and beyond.

Financing income, net

Financing income, net was $160,168 for the six-month period ended June 30, 2017, as compared to $32,065 for the prior-year period.  The change is primarily attributable to changes in fair market value adjustments relating to our warrants with down-round protection.  In accordance with U.S. GAAP, we mark the warrants to market on a quarterly basis based on the fair value estimate derived by using a binomial pricing model, with the changes in fair value recognized as finance expense or income, as applicable, in our consolidated statement of operations.  The decrease in the estimated fair value of our warrants with down-round protection during the six-month period ended June 30, 2017 and 2016 amounted to $191,075 and $64,212, respectively, resulting primarily from the decrease in the expected term of warrants and the changes in the estimated expected volatility.

Net Loss

Net loss was $5,087,526 for the six-month period ended June 30, 2017, as compared to $2,815,762 for the prior-year period.  The increase in net loss is attributable primarily to the increase in our general and administrative expenses, as described above.

Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016

Revenues

During the three-month period ended June 30, 2017, we had revenues of $8,744 from orders for our GlucoTrack® model DF-F glucose monitoring device and PECs that are replaced every six months, as compared with $381,731 for the prior-year period.  The decrease in revenues is due primarily to the fact that during the three-month period ended June 30, 2016 we had revenues which resulted from the approval of the Notified Body in late 2015.

We recognize revenues from sales of the GlucoTrack® model DF-F and PECs when delivery has occurred, persuasive evidence of an agreement exists, the fee is fixed and determinable, collectability is reasonably assured and no further obligations exist.

Research and development expenses

Research and development expenses were $616,824 for the three-month period ended June 30, 2017, as compared to $880,696 for the prior-year period.  The decrease is attributable to the decrease in our cost of revenues which is in line with the decrease in revenues.

Research and development expenses consist primarily of salaries and other personnel-related expenses, including materials, travel expenses, clinical trials and other expenses.  Subject to the receipt of additional funds to finance our operations (of which there can be no assurance), we expect research and development expenses to increase during the remainder of 2017 and beyond, primarily due to hiring additional personnel and developing our product line, as well as improvement of the GlucoTrack® model DF-F; however, we may adjust or allocate the level of our research and development expenses based on available financial resources and based on our commercial needs including the FDA registration process, specific requirements from customers, development of new GlucoTrack® models and others.

Selling and marketing expenses

Selling and marketing expenses were $361,295 for the three-month period ended June 30, 2017, as compared to $349,804 for the prior-year period.  The change is not material.

Selling and marketing expenses consist primarily of salaries, travel expenses and other related expenses.  Subject to the receipt of additional funds to finance our operations (of which there can be no assurance), we expect selling and marketing expenses to increase during the remainder of 2017 and beyond as we continue our focus on marketing and sales of the GlucoTrack® model DF-F; however, we may adjust or allocate the level of our marketing based on available financial resources and based on our commercial needs including the FDA registration process, specific requirements from customers, development of new GlucoTrack® models and others.

General and administrative expenses

General and administrative expenses were $1,678,719 for the three-month period ended June 30, 2017, as compared to $734,661 for the prior-year period.  The increase is primarily attributable to stock-based compensation paid to our current Chairman and CEO and our former Chairman and CEO of approximately $565,000 and $152,000, respectively.  In addition, the Company also incurred approximately $81,000 related to stock-based compensation and fees paid to our Board members.

 General and administrative expenses consist primarily of professional services, salaries, travel expenses and other related expenses for executive, finance and administrative personnel, including stock-based compensation expenses.  Other general and administrative costs and expenses include facility-related costs not otherwise included in research and development costs and expenses, and professional fees for legal and accounting services.  Subject to the receipt of additional funds to finance our operations (of which there can be no assurance), we expect selling, general and administrative expenses to increase during the remainder of 2017 and beyond.

Financing income, net

Financing income, net was $90,893 for the three-month period ended June 30, 2017, as compared to a loss of $5,568 for the prior-year period.  The change is primarily attributable to changes in fair market value adjustments relating to our warrants with down-round protection.  In accordance with U.S. GAAP, we mark the warrants to market on a quarterly basis based on the fair value estimate derived by using a binomial pricing model, with the changes in fair value recognized as finance expense or income, as applicable, in our consolidated statement of operations.  The decrease in the estimated fair value of our warrants with down-round protection during the three-month period ended June 30, 2017 and 2016 amounted to $106,976 and $20,702, respectively, resulting primarily from the decrease in the expected term of warrants and the changes in the estimated expected volatility.

Net Loss

Net loss was $2,557,201 for the three-month period ended June 30, 2017, as compared to $1,588,998 for the prior-year period.  The increase in net loss is attributable primarily to the increase in our general and administrative expenses, as described above.

Liquidity and Capital Resources

As of June 30, 2017, cash on hand was approximately $1,133,000.  During the first six months of 2017 we received aggregate net proceeds of approximately $4.5 million (net of related cash expenses) from the issuance and sale of Series C Units.  During the first six months of 2017, we did not collect a material amount in cash proceeds from the fulfillment of orders for our improved GlucoTrack® model DF-F.  While we expect to generate additional cash from sales, we do not anticipate that our income from operations will be sufficient to sustain our operations in the next 12 months.  Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents will enable us to operate for a period of less than three months from the date of this Registration Statement.  In order to fund our anticipated liquidity needs beyond such period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital.

We have a credit line with Bank HaPoalim of NIS 150,000 (approximately $42,906 based on the exchange rate of 3.496 NIS/dollar as of June 30, 2017).  Borrowings under the line of credit are secured by our funds on deposit with the bank at the time of borrowing, which generally must be sufficient to cover the principal amount of the borrowings in full.

Messrs. Avner Gal and Zvi Cohen collectively loaned Integrity Israel NIS 176,000 ($50,343 based on the same exchange rate) on May 15, 2002 pursuant to Board approval. Messrs. Nir Tarlovsky, Yitzhak Fisher and Asher Kugler loaned Integrity Israel NIS 336,300 ($96,196 based on the same exchange rate) on March 16, 2004.  These loans are not required to be repaid until the first year in which we realize profits in our annual statement of operations (accounting profit).  At such time, the loans are to be repaid on a quarterly basis in an amount equal to 10% of our total sales in the relevant quarter, beginning on the quarter following the first year in which we realize profits in our annual statement of operations.  The total amount to be repaid by us to each lender shall be an amount equal to the aggregate principal amount loaned by such lender to us, plus an amount equal to the product of the amount of each payment made by us in respect of such loan multiplied by the percentage difference between the Israeli Consumer Price Index on the date on which the loan was made and the Israeli Consumer Price Index on the date of such payment.  However, notwithstanding the above-mentioned mechanism, we will not be required to repay the loans during any time when such repayment would cause a deficit in our working capital.  Our Board is entitled to modify the repayment terms of these loans, so long as such modification does not discriminate against any particular lender, and provided that all payments must be allocated among the lenders on a pro-rata basis.

Integrity Israel is required to pay royalties to the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel at a rate ranging between 3-5% of the proceeds from the sale of the Company’s products arising from the development plan up to an amount equal to $93,300, plus interest at LIBOR from the date of grant.  As of June 30, 2017, the contingent liability with respect to royalty payment on future sales equaled approximately $53,639, excluding interest.

Net Cash Used in Operating Activities for the Six-Month Periods Ended June 30, 2017 and June 30, 2016

Net cash used in operating activities was $3,606,014 and $2,887,167 for the six-month periods ended June 30, 2017 and 2016, respectively. Net cash used in operating activities primarily reflects the net loss for those periods of $5,087,526 and $2,815,762, respectively, increased by non-cash changes in fair value of warrants with down‑round protection of $191,075 and $64,212, respectively and partially offset by the decrease of $1,208,246 related to stock-based compensation as described above in general and administrative expenses. Net cash used in operating activities was also partially offset by changes in operating assets and liabilities in the aggregate amounts of $431,291 and $279,908, respectively.

Net Cash Used in Investing Activities for the Six-Month Periods Ended June 30, 2017 and June 30, 2016

Net cash used in investing activities was $4,489 and $46,397 for the six-month periods ended June 30, 2017, and 2016, respectively, and was used to purchase equipment (such as computers, R&D and office equipment).

Net Cash Provided by Financing Activities for the Six-Month Periods Ended June 30, 2017 and June 30, 2016

Net cash provided by financing activities was $4,520,229 and $3,745,726 for the six-month period ended June 30, 2017 and 2016, respectively.  Cash provided by financing activities for the six-month period ended June 30, 2017 and 2016 reflected net capital raised from the issuance of Series C Units.

Off-Balance Sheet Arrangements

As of June 30, 2017, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Recently Issued Accounting Pronouncements

1.          Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”).

ASU 2014-09 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.  ASU 2014-09 also requires entities to disclose sufficient information, both quantitative and qualitative, to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

An entity should apply the amendments in ASU 2014-09 using one of the following two methods:  1. Retrospectively to each prior reporting period presented with a possibility to elect certain practical expedients, or, 2. Retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application.  If an entity elects the latter transition method, it also should provide certain additional disclosures.

During 2016, the FASB issued several Accounting Standards Updates (“ASUs”) that focus on certain implementation issues of the new revenue recognition guidance including Narrow-Scope Improvements, Practical Expedients and technical corrections.

In accordance with an amendment to ASU 2014-09, introduced by Accounting Standard 2015-14, “Revenue from contracts with Customers – Deferral of the Effective Date”, for a public entity, the amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period (the first quarter of fiscal year 2018 for the Company).  Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

The Company intends to adopt ASU 2014-09 as of January 1, 2018.

The Company is in the process of evaluating the impact of ASU 2014-09 on its revenue streams and selling contracts, if any, and on its financial reporting and disclosures.  Management is expecting to complete the evaluation of the impact of the accounting and disclosure changes on the business processes, controls and systems during 2017.

Since the company did not report significant revenues, management believes that the adoption of ASU 2014-09 will not have a significant impact on its consolidated financial statements.

2.          Accounting Standards Update 2015-11, “Simplifying the Measurement of Inventory”

Effective January 1, 2017, the Group adopted ASU No. 2015-11, Simplifying the Measurement of Inventory (Topic 330) (“ASU 2015- 11”).

ASU 2015-11 outlines that inventory within the scope of its guidance be measured at the lower of cost and net realizable value.  Inventory measured using last-in, first-out (LIFO) and the retail inventory method (RIM) are not impacted by the new guidance.  Prior to the issuance of ASU 2015-11, inventory was measured at the lower of cost or market (where market was defined as replacement cost, with a ceiling of net realizable value and floor of net realizable value less a normal profit margin).

The adoption of ASU 2015-11 did not have a significant effect on the consolidated financial statements.

3.          Accounting Standard Update (ASU) No. 2017-11, “Earnings Per Share”

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480);Derivatives and Hedging (Topic 815):  (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”).

Among others, Part I of ASU 2017-11 simplifies the accounting for certain financial instruments with down round features, which is a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings.  Current accounting guidance creates cost and complexity for organizations that issue financial instruments with down round features by requiring, on an ongoing basis, fair value measurement of the entire instrument or conversion option.

ASU 2017-11 require companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification.  Companies that provide earnings per share (EPS) data will adjust their basic EPS calculation for the effect of the feature when triggered (i.e., when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature) and will also recognize the effect of the trigger within equity.

ASU 2017-11 also addresses navigational concerns within the FASB Accounting Standards Codification related to an indefinite deferral available to private companies.

The provisions of the new ASU related to down rounds are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 (fiscal 2019 for the Company).  Early adoption is permitted for all entities.

The Company is evaluating the impact of ASU 2017-11 on its financial statements.  Although this process has not been completed, managements believes that its provisions might impact the accounting of the financial instruments issued by the Company that include down-round protection.

BUSINESS

Our mission is to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive glucose monitor, the GlucoTrack® model DF-F glucose monitoring device, which is designed to help people with diabetes and individuals with pre-diabetics obtain glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger stick devices. The GlucoTrack® model DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain glucose measurements in less than one minute via a small sensor that is clipped onto one's earlobe and connected to a small, handheld control and display unit, all without drawing blood or interstitial fluid.

In June 2013, we received the initial Conformité Européene (CE) Mark (indicating the conformity of the Company’s product with health, safety, and environmental protection standards for products sold within the European Economic Area) approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from DEKRA Certification B.V., our European notified body (the “Notified Body”), which is an entity that has been accredited by a member state of the European Union (“EU”) to assess whether a product to be placed on the market meets certain preordained standards.  This original approval required that the device be re-calibrated every 30 days, with each such re- calibration taking between 2.5 and 3 hours to complete.  In March 2014, we received CE Mark approval for six months’ calibration validity of the same device.  This approval eliminates the need for monthly re-calibrations, and enables the calibration process to be conducted only when the sensor is replaced, once every 6 months.  We believe that this is a significant feature of the GlucoTrack® model DF-F.  Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the European Medical Device Directive (the “MDD”) without being subject to additional national regulations with regard to demonstration of performance and safety.  However, although the MDD is applicable throughout the EU, in practice it does not ensure uniform regulation throughout the EU.  Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data in addition to the MDD’s requirements from time to time, on a case-by-case basis.  The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.

On August 31, 2015, we received approval from the Notified Body for improvements to the GlucoTrack® model DF-F to simplify and shorten (from approximately 2.5 hours to approximately half an hour) the initial calibration process for the device.  These improvements are intended to reduce the backlog created as purchasers of the device await calibration.  In addition, we received approval from the Notified Body on the updated intended use for the device, which expands the intended user population to include not only Type 2 diabetics, but also people suffering from pre-diabetes conditions as well, which we believe represents a material expansion of the potential market for the device.  In December 2015, we received approval from the Notified Body for further improvements to the GlucoTrack® model DF-F that increase the accuracy and efficacy of the device.  On February 19, 2016, we received an extension of our ISO 13485:2003 certificate and Annex II certification from the EU.  The ISO 13485:2003 certification signifies that we have met the standards required for company-wide implementation of device quality management system(s).  The scope of the certification is design, development, manufacture and service of non-invasive glucose monitoring systems for home use.  Annex II also addresses quality control systems.  The certification allows us to self-certify certain modifications and changes and simplifies some of the reporting to and review by the relevant Notified Body.  This can shorten the CE-mark review process of future GlucoTrack® model DF-F enhancements or revisions, including software updates and other improvements of the device that do not affect the intended use and/or safety performance.  Without an Annex II certification, each new device enhancement or modified version would be subject to the full EU CE-mark review process.  The ISO 13485:2003 and Annex II certifications enable us to potentially reduce the time to market for product sales on new, enhanced or modified GlucoTrack® model DF-F devices.

The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States.  On August 10, 2015, we submitted pre-submission documents to the U.S. Food and Drug Administration (the “FDA”) in connection with our proposed future application for FDA approval of our U.S. clinical trial protocol.  The pre‑submission documentation was submitted to the FDA in order to obtain the FDA’s guidance regarding the U.S. regulatory pathway for the GlucoTrack® model DF-F, the proper approach to refining the trial protocol and preparing the pre-marketing application.  On October 19, 2015, we met with the FDA to discuss the pre-submission documents, including the approach to and details of the clinical trial protocol for the GlucoTrack® model DF-F.  On May 10, 2016, we submitted a pre-submission supplement (including clinical trial protocol) to the FDA which reflects the feedback received from the FDA at our October 2015 meeting.  On July 18, 2016, we completed a teleconference with the FDA to further discuss our pre-submission supplement.  At the end of this discussion, we received verbal confirmation from the FDA that clinical trials of the GlucoTrack® model DF-F constitute non‑significant risk device studies, which allows the trials to proceed without an Investigational Device Exemption (IDE) application.  Such trials are assessed by the FDA and not considered to present a potential for serious risk to the health, safety or the welfare of subjects.  We have identified and are currently negotiating agreements with two diabetes and endocrinology institutions in the United States, as well as prominent endocrinologists to conduct the clinical trials as primary investigators.  Subject to finalizing these agreements and raising adequate financing to do so, we expect to begin clinical trials in the United States before the end of 2017. The Company is currently in discussions with U.S. clinical and regulatory advisors and trial centers regarding clinical trials. The start date is dependent on funding available to the Company. If we are unable to raise additional capital of at least $10 million, we do not expect to commence such clinical trials.

We are continuing to work to improve certain features of the GlucoTrack® model DF-F, such as further simplifying the calibration process and improving the accuracy of the device.  Clinical trials conducted in Germany by Pfutzner Science & Health Institute, GmbH, headed by Prof. Dr. Andreas Pfutzner, on subjects with Type 2 diabetes and pre-diabetics, as well as at Soroka University Medical Center, Beer-Sheva, Israel, demonstrated favorable results, which were presented on November 10, 2016 by the Company at the 16th annual Diabetes Technology Meeting (DTM), Bethesda, MD in an invited presentation.  Most notably, the presentation included data validating that GlucoTrack®’s accuracy has increased significantly.  Results from the trials show 99.7% of the study data points within the clinically accepted A and B zones of the Consensus Error Grid (which is a new tool for evaluating the accuracy of a blood glucose meter) (Type 2), 99.3% of the study data points were within the clinically accepted A and B zones of the Clarke Error Grid (which is a tool used to quantify the clinical accuracy of blood glucose estimates generated by meters as compared to a reference value), 17.0% Mean Absolute Relative Difference, and 12.9% Median Absolute Relative Difference.  In addition, the German trial concluded that the data confirms the performance of the GlucoTrack® among its intended users, including pre-diabetic patients.

In addition, we are developing a wireless module (“WLM”) with embedded Bluetooth Low-Energy (BLE) and Wi-Fi technologies, which we expect will enable transmission of measurement data captured by the GlucoTrack® model DF-F to a cloud based server.  We expect this module and the related applications, if successfully developed, to facilitate sharing, viewing and analysis of GlucoTrack® model DF-F glucose measurements and profile by clinicians and others.

Since receiving CE Mark approval for our GlucoTrack® model DF-F glucose monitoring device, we have expanded our primary focus to include, in addition to research and development activities, preparation for anticipated future mass-production and distribution of the GlucoTrack® model DF-F in EU member countries and other countries that have an MDD Mutual Recognition Agreement with the EU, as well as other countries which consider the CE Mark as a reference for their regulatory or registration requirements.  We have entered into exclusive distribution agreements with more than 15 distributors, and we are continuing negotiations with distributors in additional territories.  The effectiveness of these agreements, in many cases, is subject to the receipt of local regulatory approval or registration, if required, for the commencement of sales of the GlucoTrack® model DF-F in the subject territory.  We cannot provide any assurance that we will receive the required local regulatory approvals in any of the countries in which such approvals are required, and therefore we may never be permitted to commence commercial sales of our products in such territories.  Additional discussions with other potential distributors are also in progress.  Among other jurisdictions, we are in the process of seeking regulatory approval for the GlucoTrack® model DF-F in China where we are in the process of re-negotiating our distribution agreement and are awaiting approval by the China Food and Drug Administration (“CFDA”). In the event that our re-negotiation with the distributor in China is successful, we expect to receive approval from CFDA in the first half of 2018. If the renegotiation is unsuccessful, we plan to seek another distributor in China which  may further significantly delay the process of obtaining approval from the CFDA.

On May 4, 2016, we received regulatory approval from the Korean Ministry of Food and Drug Safety (KMFDS, formerly KFDA) for the GlucoTrack® model DF-F.  In October 2016, we received the final approval from South Korea, which enables us to commence sales of the GlucoTrack® model DF-F in South Korea.  Following the official approval, our local distributor placed an initial order for 100 units of GlucoTrack® model DF‑F, which were fully paid for and delivered during the fourth quarter of 2016.  In South Korea, the GlucoTrack® device is sold with 2 personal ear-clips (“PECs”), so the consumer does not need to incur further expenses to use the device in the first year.  This marketing model may be adopted by other distributors as well.

The territories covered by our signed distribution agreements currently represent a potential market opportunity of up to approximately 141 million diagnosed diabetics (inclusive of both Type 1 and Type 2 diabetes patients).  This represents approximately 34% of the potential worldwide market of approximately 414 million people, based on estimates included in the International Diabetes Federation’s (IDF) Diabetes Atlas, 7th edition, 2015.  Of these territories, the territories in which the GlucoTrack® model DF-F has been approved for sale currently represent a potential market opportunity of up to approximately 23 million diagnosed diabetics (inclusive of both Type 1 and Type 2 diabetes patients), or 5.6% of the potential worldwide market.  While we do not have reliable statistics that bifurcate the market opportunity among Type 1 and Type 2 diabetics, we believe that on average approximately 87% of all people suffering from diabetes have Type 2 diabetes.  Apart from the diagnosed patients, approximately 192 million people are estimated to suffer from diabetes that has not yet been diagnosed.  Based on estimates included in the IDF Diabetes Atlas, 7th edition, 2015, the market opportunity for undiagnosed diabetics is 71 million people in the territories covered by our signed distribution agreements, of which 11 million people are in the territories in which the GlucoTrack® model DF-F has been approved for sale.  Based on the IDF Diabetes Atlas, 7th  edition, 2015, the world prevalence of pre-diabetics was 6.4% of the worldwide population, while the prevalence of diagnosed people with diabetes was 7.7%.

We do not own commercial manufacturing facilities and do not intend to build commercial manufacturing facilities of our own in the foreseeable future.  We currently utilize a third-party manufacturer in Israel to manufacture the GlucoTrack® model DF-F.  In July 2014, we entered into a manufacturing agreement with Wistron Corp. ("Wistron"), a Taiwanese entity and the manufacturing arm of Acer Inc.  Pursuant to such agreement, Wistron has agreed to mass produce and service, on a non-exclusive basis, the GlucoTrack® model DF-F and any future products, if any, introduced by us.  Pursuant to such agreement, Wistron has also agreed to provide full turn-key manufacturing services for the GlucoTrack® model DF-F, including components procurement, unit assembly, device integration, testing, packaging and delivery to customers (distributors).  In November 2015, we sent a delegation to Wistron's main production facility in Taiwan to, among other things, inspect the readiness of Wistron's production line for the GlucoTrack® model DF-F.  Wistron has produced a small pilot batch and recently produced a second pilot batch of the GlucoTrack® model DF-F device.  Following the receipt of an official clearance from the Taiwanese authorities on January 11, 2017 and the successful completion of a GMP (Good Manufacturing Practice) audit by the local regulatory authorities in July 2017, the production line for the GlucoTrack® model DF-F is now operational.  We intend to utilize the services of both Wistron and the Israeli third-party manufacturer to produce the GlucoTrack® model DF-F.

In support of the commercialization effort, we intend to conduct further post-market clinical trials, as well as publish scientific and clinical studies, case studies, and white papers.  To that end, we have engaged with a leading clinic in Germany, Pfutzner Science & Health Institute, GmbH, headed by Prof. Dr. Andreas Pfutzner, to conduct additional clinical trials on subjects with Type 2 diabetes and pre-diabetics.  We are in negotiations with another site in Israel and anticipate adding additional sites in Europe.

The Company is also seeking and is already engaged in discussions with potential strategic partners, to assist in expanding the Company’s presence and penetration in various markets throughout the world.  In connection with the foregoing, we have approached certain leading companies in the field of diabetes and glucose monitoring, as well as other relevant companies that may have an interest in expanding their fields of interest.  We cannot guarantee that such activities will conclude in positive results to the Company, if any.

In addition to the improvements to the GlucoTrack® model DF-F described previously, we have also continued to work on additional incremental improvements to the device and the development of new devices and, subject to our raising sufficient funds to do so, intend to continue these efforts throughout 2017.

As part of our commercialization activities, in September 2016, we had a booth at the 52nd annual conference of the European Association for Study of Diabetes (EASD) in Munich.

In December 2016, we had a poster at the 9th Annual World Congress on Prevention of Diabetes and its Complications (WCPD) in Atlanta, GA.  This congress provided the Company with an opportunity to showcase GlucoTrack® model DF-F as a tool to fight diabetes and its complications, as well as using GlucoTrack® model DF-F as a tool to assist pre-diabetics.

In February 2017, the Company presented at the 10th International Conference on Advanced Technologies & Treatments for Diabetes (ATTD) in Paris, France.  The Company presented key findings including (1) the latest generation GlucoTrack® algorithm, which compensates for the tissue-lagging effect relative to blood glucose changes post-meal intake, significantly improves GlucoTrack® accuracy at different post-prandial (post-meal) states, and equalizes accuracy for pre- and post-meal glucose readings; (2) GlucoTrack® clinical accuracy as measured by Consensus Error Grid showed 100% of the pre-prandial readings in the A+B zones, and 98.2% of the post-prandial readings in the A+B zones; (3) GlucoTrack® Model DF-F demonstrates consistent glucose measurement repeatability between different GlucoTrack® devices and on each earlobe of the same subject; (4) the repeatability of different GlucoTrack® devices is similar at all tested glucose ranges and post-prandial time periods; and (5) the GlucoTrack® mean precision absolute relative difference (PARD) of 8.2% is equivalent or better than the independently reported PARD values of commercially available continuous glucose monitoring systems.

On June 12, 2017, we announced new data demonstrating the clinical performance of GlucoTrack®, further supporting its suitability for people with type 2 diabetes across various medication regimes.  The data was recently presented at the American Diabetes Association’s (ADA) 77th Scientific Sessions in San Diego, CA.

In September 2017, we presented key findings at the European Association for the Study of Diabetes Congress (EASD).

The study evaluated GlucoTrack®’s accuracy in 172 adults with type 2 diabetes who were prescribed one or more medications for major medical conditions associated with diabetes.  The experiment stratified participants into five medication groups, focusing on anti-cholesterolemia, anti-hypertension, anti-thrombotic, and anti-diabetic (prolonged duration and short and mixed duration) medications.

Market Opportunity

Diabetes

Diabetes is a chronic, life-threatening disease for which there is no known cure. Diabetes is caused by the body’s inability to produce or effectively utilize the hormone insulin. This inability prevents the body from adequately regulating blood glucose levels. Glucose, the primary source of energy for cells, must be maintained at certain concentrations in the blood in order to permit optimal cell function and health. Normally, the pancreas provides control of blood glucose levels by secreting the hormone insulin to decrease blood glucose levels when concentrations are too high. In people with diabetes, blood glucose levels fluctuate between very high levels, a condition known as hyperglycemia, and very low levels, a condition known as hypoglycemia. Hyperglycemia can lead to serious long-term complications, such as blindness, kidney disease, nervous system disease, amputations, stroke and cardiovascular disease. Hypoglycemia can lead to confusion, loss of consciousness or death.

Diabetes is typically classified into two major groups: Type 1 and Type 2. Type 1 diabetes is characterized by the body’s inability to produce insulin, resulting from destruction of the insulin producing cells of the pancreas. Individuals with Type 1 diabetes must rely on frequent insulin injections in order to regulate and maintain blood glucose levels. Type 1 diabetes is frequently diagnosed during childhood or adolescence, although disease onset can occur at any age. Type 2 diabetes, the more common form of diabetes, is characterized by the body’s inability to either properly utilize insulin or produce enough insulin. Type 2 diabetes is associated with older age, obesity, family history of diabetes, history of gestational diabetes, impaired glucose metabolism, physical inactivity and race or ethnicity. Depending on the severity of Type 2 diabetes, individuals may require diet and nutrition management, exercise, oral medications or insulin injections to regulate blood glucose levels.

According to the Diabetes Atlas (Sixth Edition) published by the International Diabetes Federation in 2013, approximately 382 million adults worldwide, between the ages of 20 and 79, or approximately 8.4% of the world’s adult population, were estimated to suffer from diabetes in 2013 (not including those persons who suffer from impaired glucose tolerance or gestational diabetes, diabetic conditions first arising during pregnancy). The International Diabetes Federation estimates that this number will grow to approximately 592 million adults worldwide by 2035, a 55% increase from 2013. By 2035, the number of adults suffering from diabetes is estimated to increase by 109.1% in Africa, 96.2% in the Middle East and North Africa, 70.6% in Southeast Asia, 59.8% in South and Central America, 46.0% in the Western Pacific, 37.3% in North America and the Caribbean and 22.4% in Europe, over such regions’ respective 2013 levels.

Glucose Monitoring

Blood glucose levels can be affected by many factors, including the carbohydrate and fat content of meals, exercise, stress, illness or impending illness, hormonal releases, variability in insulin absorption and changes in the effects of insulin in the body. Given the many factors that affect blood glucose levels, maintaining glucose within a normal range can be difficult. Diabetics generally manage their blood glucose levels by administering insulin or ingesting carbohydrates throughout the day to maintain blood glucose within normal ranges. Normal ranges in diabetics vary from person to person. In order to maintain blood glucose levels within normal ranges, diabetics must first measure their blood glucose levels so that they can make the proper therapeutic adjustments. As adjustments are made, additional blood glucose measurements may be necessary to gauge the individual’s response to the adjustments. More frequent testing of blood glucose levels provides patients with information that can be used to better understand and manage their diabetes. Testing of blood glucose levels is usually done before meals, after meals and before going to sleep. Diabetics who take insulin usually need to test more often than those who do not take insulin.

Clinical data supports the recommendation that frequent monitoring of blood glucose levels is an important component of effective diabetes management. The Diabetes Control and Complications Trial1, consisting of patients with Type 2 diabetes, and the 1993 UK Prospective Diabetes Study2, consisting of patients with Type 2 diabetes, demonstrated that patients who intensely managed blood glucose levels delayed the onset and slowed the progression of diabetes-related complications. In the Diabetes Control and Complications Trial, a major component of intensive management was monitoring blood glucose levels at least four times per day using conventional spot finger stick blood glucose meters. The Diabetes Control and Complications Trial demonstrated that intensive management reduced the risk of complications by 76% for eye disease, 60% for nerve disease and 50% for kidney disease. Furthermore, a recent meta-analysis of over 25 prospective studies concluded that chronic hyperglycemia in type 2 diabetes is associated with increased risks of all-cause mortality and cardiovascular outcomes independently from other conventional risk factors.3 However, despite the evidence that intensive glucose management reduces the long-term complications associated with diabetes, Karter et al. reported in the 2000 issue of Diabetes Care that 67% of people with type 2 diabetes fail to routinely monitor their glucose levels.4

Spot finger stick devices are the most prevalent devices for blood glucose monitoring. These devices require users to insert a strip into a glucose meter, take a blood sample with a finger stick and place a drop of blood on a test strip that yields a single point in time blood glucose measurement. Despite continued developments in the field of blood glucose monitors, the routine measurement of glucose levels remains invasive, painful, inconvenient, difficult and costly. This has resulted in a sub-optimal and irregular measurement regimen for many diabetics.

The FDA has approved continuous glucose monitoring system (“CGMS”) devices for blood glucose monitoring, when prescribed by a doctor. CGMS devices use sensors inserted under the skin to check glucose levels in interstitial fluid. The sensor stays in place for several days to a week and then must be replaced. A transmitter sends information about glucose levels via radio waves from the sensor to a pager-like wireless monitor.    According to the National Institute of Diabetes and Digestive and Kidney Diseases at the National Institutes of Health, CGMS device users must check blood samples with a conventional glucose meter to calibrate the CGMS devices, and because currently approved CGMS devices are not as accurate as standard blood glucose meters, users should confirm glucose levels with a conventional glucose meter when making treatment decisions.

To our knowledge, only one device other than the GlucoTrack® model DF-F is currently approved for use in the EU for spot non-invasive blood glucose measurement. The FDA has previously approved a single non-invasive product for glucose trend analysis, the GlucoWatch®, so long as the device was used with conventional finger stick glucose monitoring devices. However, the device is no longer available commercially. We are not aware of any other devices that have been approved for use in either the United Stated or the EU for spot or continuous non-invasive blood glucose measurement.

We believe that a significant market opportunity exists for a reliable, inexpensive, non-invasive blood glucose measurement device and that such a device could greatly increase compliance with blood glucose measurement recommendations and help many diabetics better manage their disease, providing significant benefits to both patients and payors.

1 Group, U. P. D. S. (UKPDS); others Intensive blood-glucose control with sulphonylureas or insulin compared with conventional treatment and risk of complications in patients with type 2 diabetes (UKPDS 33). The Lancet 1998, 352, 837–853.
2 Diabetes Control and Complications Research Group; others The effect of intensive treatment of diabetes on the development and progression of long-term complications in insulin-dependent diabetes mellitus. N Engl J Med 1993, 329, 977–986.
3 hang, Y.; Hu, G.; Yuan, Z.; Chen, L. Glycosylated Hemoglobin in Relationship to Cardiovascular Outcomes and Death in Patients with Type 2 Diabetes: A Systematic Review and Meta-Analysis. PLOS ONE 2012, 7, e42551, doi:10.1371/journal.pone.0042551.
4 Karter, A. J.; Ferrara, A.; Darbinian, J. A.; Ackerson, L. M.; Selby, J. V. Self-monitoring of blood glucose: language and financial barriers in a managed care population with diabetes. Diabetes Care 2000, 23, 477–483.

The Product

Our non-invasive blood glucose monitor, the GlucoTrack® model DF-F, utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a handheld control and display unit. See Figure A, below.

Figure A

We believe that the GlucoTrack® model DF-F addresses the unmet need for more frequent monitoring of blood glucose among people with diabetes by overcoming two of the most significant challenges facing the market:

•	pain, as the GlucoTrack® model DF-F is a truly non-invasive device; and

•
cost, as, despite the relatively high upfront cost of purchasing a GlucoTrack® model DF-F, we anticipate that the total cost of purchasing a device and purchasing replacement ear clips every six months (anticipated to be the only recurring cost, other than calibration costs, which are expected to be minimal) over the useful life of the device will be significantly lower than the cost of purchasing single use glucose sticks over that same period.

The average retail price for the GlucoTrack® model DF-F is $590 or $98 per month for the initial six-month period (including one personal ear-clip); and the personal ear-clip is replaced every six months at a cost of $472 or $78 per month, thereafter.

We believe that the overall costs associated with owning and using a GlucoTrack® model DF-F device are expected to be substantially lower than the cost of purchasing and using single use invasive devices over an extended period of time. Nonetheless, the significant initial purchase price of a GlucoTrack® model DF-F might present a barrier to adoption of the GlucoTrack® system among some patients.   In light of this fact, we are suggesting to distributors of the GlucoTrack® model DF-F that they consider offering end users financing and/or leasing options to lessen the initial financial burden associated with purchasing a GlucoTrack® model DF-F. There can be no assurance that any such alternatives will be made available to end users. In addition, we intend to seek reimbursement approval for the GlucoTrack® model DF-F from third-party payors, including government payors (such as the Medicare and Medicaid programs in the United States, in the event the GlucoTrack® model DF-F is approved for commercial sale in the United States), managed care organizations and other third-party payors. There can be no assurance that such third party-payors will provide reimbursement coverage for the GlucoTrack® model DF-F or, if so, whether such reimbursement coverage will be adequate. See “Risk Factors - If the GlucoTrack® model DF-F or our future product candidates, if any, fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability”.

Instead of directly measuring the glucose level of a user’s blood, as conventional spot finger stick devices do, the GlucoTrack® model DF-F uses a small, non-invasive sensor that is clipped onto a user’s earlobe to obtain certain body measurements using three technologies, which are then analyzed using a proprietary algorithm on a small, handheld control and display unit. Within one minute, the GlucoTrack® model DF-F will produce a blood glucose measurement that can be simultaneously audibly announced and displayed on the control unit, as well as recorded on internal flash memory. The two units of the device (main unit and personal ear-clip) are connected through a multi-wire flexible cable. When and if we develop a continuous measurement model, we plan for this connection to be wireless.

Since the GlucoTrack® model DF-F non-invasive measurement does not directly measure glucose levels in the blood, but rather measures a series of physiological characteristics that correlate with glucose levels, each patient must be calibrated by using a reference to a measurement obtained from an invasive device. Calibration consists of comparing an individual patient’s physiological measurements obtained using the  GlucoTrack® model DF-F to measurements obtained from an invasive device under different circumstances over a defined period 30 minute period (3 measurements that require approximately 10 minutes each).

The three different technologies used by GlucoTrack® model DF-F, ultrasound, electromagnetic and thermal, simultaneously measure three independent criteria. These three measurements (criteria) are combined together by a unique (on line) algorithm to produce an acceptable measurement of a user’s blood glucose level.

The technologies operate as follows:

•
Ultrasound: The GlucoTrack® model DF-F uses ultrasound technology to measure the change of speed of sound through the earlobe, which is impacted by the glucose concentration in the capillary blood vessels.

•
Electromagnetic: The GlucoTrack® model DF-F’s electromagnetic technology uses a measurement of conductivity to measure the change in tissue impedance, which is a function of glucose concentration. The GlucoTrack® model DF-F’s electromagnetic technology analyzes criteria similar to those analyzed by conventional invasive devices, such as spot finger stick devices, but does so in a non-invasive manner.

•	Thermal: The GlucoTrack® model DF-F’s thermal technology uses a measurement of heat capacity characteristics of the tissue, which are influenced by glucose concentration.

Non-invasive devices (under different stages of development) generally require frequent recalibration. For example, GlucoWatch, a single non-invasive product for glucose trend analysis that was previously approved for sale by the FDA, but which is no longer available commercially, required recalibrations approximately every 13 hours. The main reasons for calibration are that tissue parameters generally fluctuate in the area of the measurement, and are sensitive to the location of the sensor and the impact of potential disturbances. Disturbances are less frequent in the earlobes, where the GlucoTrack® model DF-F takes its measurements. Utilizing three channels simultaneously reduces the noise contribution in the measurement. In addition, the personal ear-clip contains sensors to help users attach the device to the proper part of the ear lobe.  The Notified Body for our CE Mark approval has determined that the initial calibration of the GlucoTrack® model DF-F device is valid for a period of six months, while to our knowledge, competing products require recalibration significantly much more frequently. Therefore, we expect the GlucoTrack® model DF-F will require only an initial calibration upon use of a new personal ear-clip (to be replaced every six months) and will not require further recalibration. However, to date, in informal discussions with the FDA, the FDA has indicated that initially it would require recalibration of the GlucoTrack® model DF-F every month, but has not yet indicated what standards will be used for clearance. Thus, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States, we may be required to provide for calibration on at least a monthly basis. Recalibration of the device would be accomplished in the same manner as the initial calibration of the device, by comparing the readings obtained from the GlucoTrack® model DF-F against measurements obtained using an invasive device. We expect that the initial calibration and the first one or two recalibrations would be completed by experienced clinicians in a clinical setting, and all other recalibrations after the initial one or two recalibrations would be completed by the patient in a location of his or her choosing.

The GlucoTrack® model DF-F does not use any optical method (either Infra Red (IR) or Near Infra Red (NIR) technology), which we understand are being used by other developers of non-invasive blood glucose measurement devices. We believe that optical technologies are less reliable than the GlucoTrack® model DF-F’s combination of ultrasound, electromagnetic and thermal technologies due to inherent physiological limitations with optical technology. More specifically, optical technology is based on dispersion of a beam that is analyzed by spectrometric methods.  As such devices are non-invasive, the beam passes through other components in the fingertip, such as skin, bone, muscle and fat tissue, which interfere with the measurements. Generally, most of these interferences have been overcome, but not the epidermis, primarily due to roughness, pigmentation and perspiration, which act like lenses in optical wavelengths.

Unlike conventional spot finger stick devices, which require single-use glucose test strips, the GlucoTrack® model DF-F requires no short- term disposables. We believe that the personal ear-clip that accompanies each GlucoTrack® model DF-F will need to be replaced only once every six months, although regulatory authorities may require that replacement occur more frequently. Since there is no additional cost or pain involved with each blood glucose measurement using the GlucoTrack® model DF-F, we believe that users of our device would be encouraged to take multiple blood glucose measurements per day, significantly increasing compliance with blood glucose measurement recommendations and helping diabetics better manage their disease. More frequent testing of blood glucose levels may provide a patient with information that can be used to determine optimal timing and dosage for corrective treatments such as insulin, and can also direct a patient to seek a clinical analysis or detailed testing and diagnosis.

We intend to eventually develop a family of GlucoTrack® devices, including a device for nighttime usage (which would provide advance warnings of potential hypoglycemic episodes); a continuous measurement device; a driver alert device; a basic model to be used in countries with less economic development; a device for use in pediatric incubators; and a device for people with pre-diabetes. The current GlucoTrack® model DF-F, measures glucose levels at discrete times as desired by the user, known as spot measurement. We intend that next generation models of GlucoTrack® will include both spot and continuous measurements of glucose levels. We also intend to develop accessories for GlucoTrack®, and software applications for data processing and analysis. Certain models of the device will include a USB port to allow offline analysis of downloaded data. All of the above models will be derivative of the technologies currently used by the DF-F model. The modifications involve mostly engineering changes as opposed to development.

The GlucoTrack® model DF-F has received CE Mark approval, which allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety. While the MDD is applicable throughout the EU, it requires only a minimum level of harmonization among member countries. Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis. Moreover, the MDD notwithstanding, because the regulatory regimes of the EU member countries are significantly diverse, it is difficult to predict future regulatory developments and risks. The GlucoTrack® model DF-F has not yet been cleared or approved for commercial sale in any other jurisdiction, including the United States. See “Government Regulatory - Regulation of the Design, Manufacture and Distribution of Medical Devices” below for a discussion of the approval process for commercial sale in the United States. There can be no assurance that approval for commercial sale in any additional jurisdiction will be obtained on a timely basis or at all.

We do not have commercial manufacturing facilities and do not intend to build commercial manufacturing facilities of our own in the foreseeable future. We currently utilize a third-party manufacturer in Israel to manufacture the GlucoTrack® model DF-F. Moreover, in July 2014, we entered into a manufacturing agreement with Wistron, the manufacturing arm of Acer Inc. Wistron has agreed to mass produce and service, on a non-exclusive basis, the GlucoTrack® model DF-F and any future products, if any, introduced by us. Pursuant to such agreement, Wistron has agreed to provide full turn-key manufacturing services for the GlucoTrack® model DF-F, including components procurement, unit assembly, device integration, testing and packaging. Wistron has produced a small pilot batch and recently produced a second pilot batch of the GlucoTrack® model DF-F device. Following the receipt of an official clearance from the Taiwanese authorities on January 11, 2017 and the successful completion of a GMP (Good Manufacturing Practice) audit by the local regulatory authorities in July 2017, the production line for the GlucoTrack® model DF-F is now operational. We intend to utilize the services of both Wistron and the Israeli third-party manufacturer to produce the GlucoTrack® model DF-F. Our suppliers and their manufacturing facilities must comply with applicable regulations in the jurisdictions in which the GlucoTrack® model DF-F is being marketed (including ISO 13485 in the EU), current quality system regulations, which include current good manufacturing practices, and to the extent laboratory analysis is involved, current good laboratory practices. There can be no assurance that we will be able to enter into agreements with qualified manufacturers on terms acceptable to us, or at all, or that, once contracted, such manufacturers will perform as expected.

Furthermore, the manufacturing of the GlucoTrack® model DF-F may be impacted by the Recast Directive on the Restriction of Hazardous Substances in Electrical and Electronic Equipment, 2011/65/EU (“RoHS 2”).  RoHS 2 is a new EU directive that came into force on July 22, 2014.    Like the MDD, RoHS 2, a recast of Directive 2002/95/EC that will cover electrical and electronic medical devices, is relevant in order to obtain CE Marking for certain products. RoHS 2 compliance requires medical device manufacturers to: draw up required technical documentation; conduct an internal control procedure in accordance with Module A of Annex II to Decision No. 768/2008/EC; prepare a Declaration of Conformity; and affix CE Marking to a finished product. Although these requirements are similar to those of the MDD, RoHS 2 does not require a Notified Body assessment of compliance. However, if they are not compliant with RoHS 2, medical device manufacturers face the risk of being barred from selling medical devices in the EU after July 22, 2014.

Sales & Marketing

We have a limited number of dedicated sales and marketing personnel, as we intend to collaborate with third parties with established sales and marketing operations in the medical device industry (such as the distributors described below) to market and sell the GlucoTrack® model DF-F to point of sale end users and/or local distributors.

We have entered into agreements with distributors to sell the GlucoTrack® model DF-F device in more than 15 countries, subject in certain cases to the receipt of local regulatory approval or registration, if required, for the commencement of sales of the GlucoTrack® model DF-F in the subject territory. We cannot provide any assurance that we will receive the required local regulatory approvals in any of the countries in which such approvals are required, and therefore we may never be permitted to commence commercial sales of our products in such territories.  Further discussions with other potential distributors are in different stages. However, there can be no assurance that we will be able to enter into additional distribution agreements on terms acceptable to us or at all or that, once contracted, our distributors will perform as expected.

Our distribution agreements entered into to date generally appoint the counterparty as the exclusive distributor of the GlucoTrack® model DF-F in a stated territory. Where local regulatory approval of the device is required, such appointment is generally conditioned upon receipt of such approval. Our distributions agreements generally have a term of 18 months to three years, subject to renewal for additional terms, each of one year, unless either party provides notice of non-renewal at least 90 days prior to the end of the then current term. The distribution agreements provide minimum purchase quotas for the first contract year. If a distributor fails to reach a specified quota, we may either terminate the distributor’s appointment upon 30 days prior written notice to the distributor, or, by notice to the distributor, provide that its distribution rights in the applicable territory shall no longer be exclusive.

Research and Development

We focus significant time and resources on research and development in connection with our efforts to continue to develop, improve and commercialize the GlucoTrack® model DF-F, as well as in connection with our development of other GlucoTrack® models. Our continuing research and development activities are primarily focused on software and algorithm improvements intended to improve the accuracy of the device, clinical trials to test the performance of the GlucoTrack® device when used by children and teenagers between the ages of six and 18, preparation for future  FDA trials, testing new characteristics of the device, development of a new device in the GlucoTrack® family and seeking to streamline and continue to simplify the calibration process. See “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operation – Results of Operation” below for a discussion of the research and development expenses for the fiscal years ended 2014, 2015 and 2016.

Government Regulatory

Healthcare is heavily regulated by federal, state and local governments in the United States, and by similar authorities in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances, as the case may be, before it may be marketed in a particular country. The laws and regulations affecting healthcare change regularly, thereby increasing the uncertainty and risk associated with any healthcare-related venture. The United States government has in the past considered, is currently considering and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly and adversely affect reimbursement for healthcare products such as GlucoTrack® devices. These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; and other measures. Future significant changes in the healthcare systems in any jurisdiction in which the GlucoTrack® model DF-F or our future products, if any, may be cleared for sale could also have a negative impact on the demand for the GlucoTrack® model DF-F or our future products, if any. These include changes that may reduce reimbursement or payment rates for such products.

In the United States, the federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act, as well as other relevant laws; (ii) the Centers for Medicare & Medicaid Services (“CMS”), which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General, which enforces various laws aimed at curtailing  fraudulent or abusive practices including, by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as the Stark Law, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the Office of Inspector General to exclude health care providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights which administers the privacy and security aspects of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). All of the aforementioned are agencies within the Department of Health and Human Services. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Department of Veterans Affairs under, among other laws, the Veterans Health Care Act of 1992, the Public Health Service within the Department of Health and Human Services under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid program and their internal laws regulating all healthcare activities. If and when we receive FDA approval to market the GlucoTrack® DF-F in the United States, we will be subject to regulation by some or all of the foregoing agencies.

The applicable regulatory schemes in the EU are significantly more diverse than those in the United States and do not lend themselves to similar summary. Although the CE Mark system and the MDD require a minimum level of harmonization in the EU, each EU member country may impose additional regulatory requirements. Because there are numerous EU member countries with distinct legal systems, the scope of potential regulatory requirements in each of the EU countries (additional to the harmonized EU requirements) is difficult to summarize or predict.

Regulation of the Design, Manufacture and Distribution of Medical Devices

Any product that we develop must receive all relevant regulatory clearances or approvals, as the case may be, before it may be marketed in a particular country.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval (as described below). These differences may affect the efficiency and timeliness of international market introduction of GlucoTrack® model DF-F. For countries in the EU, medical devices must display a CE Mark before they may be imported or sold and must comply with the requirements of the MDD or the Active Implantable Medical Device Directive. On June 4, 2013, we received our CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from the Notified Body. Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety. However, although the MDD is applicable throughout the EU, in practice it does not ensure uniform regulation throughout the EU. Rather, the MDD requires only a minimum level of harmonization in the EU. Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data in addition to the MDD’s requirements from time to time, on a case-by-case basis. The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU. On August 31, 2015, we received approval from the Notified Body for improvements to the GlucoTrack® model DF-F which simplify and shorten (from approximately 2.5 hours to approximately half an hour) the initial calibration process for the device. These improvements are intended to reduce the backlog created as purchasers of the device await calibration. In addition, we received approval from the Notified Body on the updated intended use for the device, which expands the intended user population to include not only Type 2 diabetics, but persons suffering from pre-diabetes conditions as well, which we believe represents a material expansion of the potential market for the device. In December 2015, we received approval from the Notified Body for further improvements to the GlucoTrack® model DF-F that increase the accuracy and efficacy of the device. On February 19, 2016, we received an extension of our ISO 13485:2003 certificate and Annex II certification from the EU. The ISO 13485:2003 certification signifies that we have met the standards required for company-wide implementation of device quality management system(s).  The scope of the certification is design, development, manufacture and service of non-invasive glucose monitoring systems for home use.  Annex II also addresses quality control systems. The certification allows us to self-certify certain modifications and changes and simplifies some of the reporting to and review by the relevant Notified Body. This can shorten CE-mark review process of future GlucoTrack® model DF-F enhancements or revisions. Without an Annex II certification, each new device enhancement or modified version would be subject to the full EU CE-mark review process. The ISO 13485:2003 and Annex II certifications enable us to potentially improve the time to market for product sales on new, enhanced or modified GlucoTrack® model DF-F devices.

On May 4, 2016 we received regulatory approval from the Korean Ministry of Food and Drug Safety (KMFDS, formerly KFDA) for the GlucoTrack® model DF-F. In October 2016, we received the final approval from South Korea, which enables us to commence sales of the GlucoTrack® model DF-F in South Korea. Following the official approval, our local distributor placed an initial order for 100 units of GlucoTrack® model DF-F, which were fully paid for and delivered during the fourth quarter of 2016.

We are in the process of seeking regulatory approval for the GlucoTrack® model DF-F in China where we are in the process of re-negotiating our distribution agreement and are awaiting local regulatory approval. In the event that our re-negotiation with the distributor in China is successful, we expect to receive the regulatory approval in China in the first half of 2018. If the renegotiation is unsuccessful, we plan to seek another distributor in China which may further significantly delay the process of obtaining regulatory approval in China. We currently are not seeking regulatory approval in Japan. We may also seek regulatory approval to market the GlucoTrack® devices in other foreign countries that do not rely on the CE Mark. To the extent that we seek to market our devices in other non-CE Mark countries in the future, we will be required to comply with the applicable regulatory requirements in each such country. Such regulatory requirements vary by country and may be onerous. As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to sell our products in any such country.

In the United States, under Section 201(h) of the Food, Drug, and Cosmetic Act, a medical device is an article which, among other things, is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease in man or other animals.  We believe that GlucoTrack® devices will be classified as medical devices and subject to regulation by numerous agencies and legislative bodies, including the FDA and its foreign counterparts. Devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives approval for commercial distribution. The FDA classifies medical devices into one of three classes. Class I devices are relatively simple and can be manufactured and distributed with general controls. Class II devices are somewhat more complex and require greater scrutiny. Class III devices are new and frequently help sustain life.

In the United States, a company generally can obtain permission to distribute a new device in two ways – through a so-called “510(k)” premarket notification application or through a Section 515 premarket approval (“PMA”) application. The 510(k) submission applies to any device that is substantially equivalent to a device first marketed prior to May 28, 1976 or to another device marketed after that date, but which was substantially equivalent to a pre-May 28, 1976 device. These devices are either Class I or Class II devices. Under the 510(k) submission process, the FDA will issue an order finding substantial equivalence to a predicate device (pre-May 28, 1976 or post-May 28, 1976 device that was substantially equivalent to a pre- May 28, 1976 device) and permitting commercial distribution of that device for its intended use. A 510(k) submission must provide information supporting its claim of substantial equivalence to the predicate device. The FDA permits certain low risk medical devices to be marketed without requiring the manufacturer to submit a premarket notification. In other instances, the FDA may require that a premarket notification not only be submitted, but also be accompanied by clinical data. If clinical data from human experiments are required to support the 510(k) submissions, these data must be gathered in compliance with investigational device exemption regulations for investigations performed in the United States. The FDA review process for premarket notifications submitted pursuant to section 510(k) should take about 90 days, but it can take substantially longer if the FDA has concerns, and there is no guarantee that the FDA will clear the device for marketing, in which case the device cannot be lawfully distributed in the United States. If the FDA finds that the device subject to the premarket notification is substantially equivalent to a proper predicate device, then the FDA may “clear” that device for marketing. These devices are not “approved” by the FDA. There is no guarantee, however, that the FDA will deem the device subject to the 510(k) process, as opposed to the more time-consuming, resource intensive and problematic PMA application process described below.

The more comprehensive PMA process applies to a new device that either is not substantially equivalent to a pre-May 28, 1976 product or is to be used in supporting or sustaining life or preventing impairment. These devices are normally Class III devices and can only be marketed following approval of a PMA application. For example, most implantable devices are subject to the PMA approval process. Two steps of FDA approval generally are required before a company can market a product in the U.S. that is subject to Section 515 PMA approval, as compared to a Section 510(k) clearance. First, a company must comply with investigational device exemption regulations in connection with any human clinical investigation of the device; however those regulations permit a company to undertake a clinical study of a “non-significant risk” device without formal FDA approval. Prior express FDA approval is required if the device is a significant risk device. If there is any doubt as to whether a device is a “non-significant risk” device, companies normally seek prior approval from the FDA. Normally, clinical studies of new diagnostic products are conducted in tandem with a cleared or approved device and treatment decisions are based on the results from the existing diagnostic device. In such a setting, the FDA may consider the  clinical trial as one not posing a significant risk. However, FDA action is always uncertain and dependent on the contours of the design of the clinical trial and the device and there is no assurance that the FDA would consider any proposed clinical trial as one posing a non-significant risk. Moreover, before undertaking any clinical trial, the company sponsoring the trial and the investigator conducting the trial are required by federal law to seek and obtain the approval of institutional review boards (“IRB”). An IRB weighs the risks and benefits of a proposed trial to ensure that the human subjects are not exposed to unnecessary risk and reviews the informed consent form to ensure that it meets federal requirements and accurately describes the risks and benefits, if any, of the clinical trial. IRB review occurs annually and annual re-approval is required. University medical centers as well as other entities maintain and operate IRB. Second, the FDA must review a company’s PMA, which contains, among other things, clinical information acquired under the investigational device exemption. The FDA will approve the PMA if it finds there is reasonable assurance that the device is safe and effective for its intended use. The premarket approval process takes substantially longer than the 510(k) process.

The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States. In discussions with the FDA regarding the regulatory pathway, the FDA is not yet entirely sure whether a de novo pathway is acceptable and recommended that the Company should plan to support this approach through risk analysis and an explanation of why the new measurement paradigm it is proposing does not introduce greater risks. FDA noted that no decision has been made that a PMA will be required.

On August 10, 2015, we submitted pre-submission documents to the FDA in connection with our proposed future application for FDA approval of our U.S. clinical trial protocol. The pre-submission documentation was submitted to the FDA in order to obtain the FDA’s guidance regarding the U.S. regulatory pathway for the GlucoTrack® model DF-F, the proper approach to refining the trial protocol, and preparing the pre-marketing application. On October 19, 2015, we met with the FDA to discuss the pre-submission documents, including the approach to and details of the clinical trial protocol for the GlucoTrack® Model DF-F. On May 10, 2016, we submitted a pre-submission supplement (including clinical trial protocol) to the FDA which modifies the pre-submission documentation to reflect the feedback received from the FDA at the meeting. On July 18, 2016, we completed a teleconference with the FDA to further discuss our pre-submission supplement. At the end of this discussion, we received verbal confirmation from the FDA that clinical trials of the GlucoTrack® model DF-F constitute non-significant risk device studies, which allows the trials to proceed without an Investigational Device Exemption (IDE) application. Such trials are assessed by the FDA and not considered to present a potential for serious risk to the health, safety or the welfare of subjects. We have identified and are currently negotiating agreements with two diabetes and endocrinology institutions in the United States, as well as prominent endocrinologists to conduct the clinical trials as Prime Investigators. Subject to finalization of these agreements and to raising adequate financing to do so, we expect to begin clinical trials in the United States in the first half of 2018.

Even when a clinical study has been approved or cleared by the FDA or a notified body or deemed approved, the study is subject to factors beyond a manufacturer’s control, including, but not limited to the fact that the IRB at a given clinical site might not approve the study, might decline to renew approval which is required annually, or might suspend or terminate the study before the study has been completed. Also, the interim results of a study may not be satisfactory, in which case the sponsor may terminate or suspend the study on its own initiative or the FDA or a notified body may terminate or suspend the study. There is no assurance that a clinical study at any given site will progress as anticipated; there may be an insufficient number of patients who qualify for the study or who agree to participate in the study, or the investigator at the site may have priorities other than the study. Also, there can be no assurance that the clinical study will provide sufficient evidence to assure the FDA or a notified body that the product is safe and effective, a prerequisite for FDA approval of a PMA, or substantially equivalent in terms of safety and effectiveness to a predicate device, a prerequisite for clearance under 510(k). Even if the FDA or a notified body approves or clears a device, it may limit its intended uses in such a way that manufacturing and distributing the device may not be commercially feasible.

After clearance or approval to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval or require changes to a device, its manufacturing process or its labeling or additional proof that regulatory requirements have been met.

A manufacturer of a device approved through the PMA process is not permitted to make changes to the device which affects its safety or effectiveness without first submitting a supplement application to its PMA and obtaining FDA approval for that supplement. In some instances, the FDA may require clinical trials to support a supplement application. A manufacturer of a device cleared through a 510(k) submission must submit another premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the   device, such as a significant change or modification in design, material, chemical composition, energy source or manufacturing process. Any change in the intended uses of a PMA device or a 510(k) device requires an approval supplement or cleared premarket notification. Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

The Patient Protection and Affordable Care Act was signed into law on March 23, 2010, and on March 30, 2010, a reconciliation bill that modifies certain provisions of the same was signed into law. These two laws are jointly referred to as the “Affordable Care Act” or “ACA.”

The principal aim of the ACA was to expand health insurance coverage to approximately 32 million Americans who were uninsured. The law’s most far-reaching changes did not take effect until 2014, including a requirement that most Americans carry health insurance. The consequences of these significant coverage expansions on the sales of our products is still unknown and speculative at this point, although the ACA and certain state initiatives may compel private insurers to reduce coverage or reimbursement for various items and services, including medical devices of the type that we contemplate distributing.

This legislation contains many provisions designed to generate the revenues necessary to fund the coverage expansions. The most relevant of these provisions are those that impose fees or taxes on certain health-related industries, including medical device manufacturers. Beginning in 2013, each medical device manufacturer is required to pay an excise tax (or sales tax) in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices. The tax applies to all medical devices, including our products and product candidates. The ACA also provides for increased enforcement of the fraud and abuse regulations previously mentioned.

 In January 2017, Congress voted in favor of a budget resolution that will produce legislation that would repeal certain aspects of the ACA if enacted into law. Congress is also considering subsequent legislation to replace or repeal elements or all of the ACA. In addition, there have been recent public announcements by members of Congress and the new presidential administration regarding their plans to repeal and replace the ACA. Further, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. At this time, it is not clear whether the ACA will be repealed in whole or in part, and, if it is repealed, whether it will be replaced in whole or in part by another plan, and what impact those changes will have on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the ACA. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payers are willing to pay. In addition, any healthcare reforms enacted in the future may be phased in over a number of years but, if enacted, could impact our revenue, increase our costs, or require us to revise the ways in which we conduct business or put us at risk for loss of business. In addition, our future results of operations, financial position and cash flows could be materially adversely affected by changes under the ACA and changes under any federal or state legislation adopted in the future.

On August 2, 2011, President Obama and Congress enacted the Budget Control Act of 2011 to increase the federal government’s borrowing authority (the so-called “debt ceiling”) and reduce the federal government’s projected operating deficit. To implement this legislation, President Obama and members of Congress have proposed various spending cuts and tax reform initiatives, some of which could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans. Under the agreement reached to allow the federal government to raise the debt ceiling in August 2011, a 12-member, bipartisan committee was given a deadline of November 23, 2011 to develop recommendations for reducing the federal budget deficit by a total of at least $1.2 trillion over ten years. However, the committee was not able to agree on a plan and, therefore, $1.2 trillion in automatic spending cuts, including a two-percent reduction in Medicare payments to dialysis facilities went into effect on January 1, 2013. In November 2013, CMS released a final rule that included a 12% cut for reimbursement of dialysis intravenous services.  While CMS created other offsets to make the first two years of the cut budget neutral, the adjustment itself in the bundle went down by 3.3% starting in January 2014, as part of a 3-4 year transition period to reach the 12% reduction. This means that Medicare dialysis rates in an environment of increasing expenses. These measures and any future federal legislation relating to the debt ceiling or deficit reduction could have a material adverse effect on us.

There are ongoing discussions in the EU regarding amending the relevant regulatory framework. It is difficult to predict what effect any amendments to the existing EU legislation may have. Furthermore, each individual EU member country has the authority to amend its regulations and requirements additional to the minimum harmonization required by the MDD. Because the EU member countries have diverse legal systems, it is difficult to predict what, if any, amendments may be implemented in each of the EU member countries and whether they may adversely affect us.

We anticipate that sales volumes and prices of the GlucoTrack® model DF-F and any other products we commercialize will depend in large part on the availability of reimbursement from third-party payors. Third-party payors include governmental programs such as Medicare and Medicaid, private insurance plans and workers’ compensation plans. These third-party payors may deny reimbursement for a product or therapy if they determine that the product was not medically appropriate or necessary. Also, third-party payors are increasingly challenging the prices charged for medical products and services. Some third-party payors must also approve coverage for new or innovative devices before they will reimburse health care providers who use the products. Even though a new product may have been cleared for commercial distribution, it may find limited demand for the device until reimbursement approval has been obtained from governmental and private third-party payors.

Inasmuch as a percentage of the projected patient population that could potentially benefit from the GlucoTrack® model DF-F is elderly, Medicare would likely be a potential source of reimbursement in the United States. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, certain disabled persons, persons with end-stage renal disease and those suffering from Lou Gehrig’s Disease. In contrast, Medicaid is a medical assistance program jointly funded by United States federal and state governments and administered by each state pursuant to which benefits are available to certain indigent patients. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid.

Medicare reimburses for medical devices in a variety of ways depending on where and how the device is used. However, Medicare only provides reimbursement if CMS determines that the device should be covered and that the use of the device is consistent with the coverage criteria. A coverage determination can be made at the local level by the Medicare administrative contractor (formerly called carriers and fiscal intermediaries) or a private contractor that processes and pays claims on behalf of CMS for the geographic area where the services were rendered, or at the national level by CMS. There are new statutory provisions intended to facilitate coverage determinations for new technologies under the Medicare Prescription Drug Improvement and Modernization Act of 2003 §731 and §942, but it is unclear how these new provisions will be implemented. Coverage presupposes that the device has been cleared or approved by the FDA and, further, that the coverage will be no broader than the approved intended uses of the device (i.e., the device’s label) as cleared or approved by the FDA, but coverage can be narrower. In that regard, a narrow Medicare coverage determination may undermine the commercial viability of a device.

Obtaining a coverage determination, whether local or national, is a time-consuming, expensive and highly uncertain proposition, especially for a new technology, and inconsistent local determinations are possible. On average, according to an industry report, Medicare coverage determinations for medical devices lag 15 months to five years or more behind FDA approval for respective devices. Moreover, Medicaid programs and private insurers are frequently influenced by Medicare coverage determinations. A key component in the reimbursement decision by most private insurers will be whether the GlucoTrack® model DF-F is reimbursed by virtue of a national coverage determination by CMS. We may negotiate contracted rates for the GlucoTrack® model DF-F with private insurance providers for the purchase of the GlucoTrack® model DF-F by their members pending a coverage determination by CMS. Our inability to obtain a favorable coverage determination for the GlucoTrack® model DF-F may adversely affect our ability to market the GlucoTrack® model DF-F and thus, the commercial viability of the product. In international markets, reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific product lines. Distributors expressly   support the reimbursement process and, depending on the distribution agreement and geographic area, may assume responsibility for the process.

We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. Furthermore, deficit reduction and austerity measures in the United States and abroad may put further pressure on governments to limit coverage of, and reimbursement for, our products. There can be no assurance that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition. Until reimbursement or insurance coverage is established, patients will have to bear the financial cost of GlucoTrack®. Third-party coverage may be particularly difficult to obtain while the GlucoTrack® model DF-F is not approved by the FDA as a replacement for existing single-point finger stick devices.

Outside the United States, availability of reimbursement from third parties varies widely from country to country. Within the EU, member countries’ medical reimbursement and healthcare coverage regulations and systems differ significantly. It is, therefore, difficult to analyze and predict the prospect of consistent availability of adequate reimbursement in the various EU member countries.

Until a reimbursement code is achieved, in order to reduce out of pocket expenses for users and increase the number of devices sold, we are suggesting to distributors of the GlucoTrack® model DF-F in the United States (and would anticipate suggesting to our distributors in the United States in the future if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States) that they consider offering end users financing and/or leasing options to lessen the initial financial burden associated with purchasing a GlucoTrack® device. There can be no assurance that any such alternatives will be made available to end users.

Anti-Fraud and Abuse Rule

There are extensive United States federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties that can materially affect us, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States. These federal laws include, by way of example, the following:

•
The anti-kickback statute (Section 1128B(b) of the Social Security Act), which prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

•
The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

•
The anti-inducement provisions of the Civil Monetary Penalties Law (Section 1128A(a)(5) of the Social Security Act), which prohibit providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

•
The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs); and

•
The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, monetary penalties, imprisonment and/or denial of Medicare and Medicaid payments or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient specific health information. These state laws also impose criminal and civil penalties similar to the federal laws.

Similarly, the EU and EU member countries may have similar fraud and abuse laws which would regulate our business in those jurisdictions. However, given the diversity of legal systems within the EU, it is difficult to predict with specificity what anti-fraud legislation and regulations may be implemented and the penalties that they impose.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years. This trend is expected to continue. Private enforcement of healthcare fraud also has increased due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons, known as qui tam relators, may be filed by almost anyone, including present and former patients or nurses and other employees, as well as competitors. HIPAA, in addition to its privacy provisions, created a series of new healthcare-related crimes.

As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on a supplier’s liquidity and financial condition. An investigation into the use of a device by physicians may dissuade physicians from recommending that their patients use the device. This could have a material adverse effect on our ability to commercialize the GlucoTrack® model DF-F.

The Privacy Provisions of HIPAA

In the United States, HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure. HIPAA directly regulates “covered entities,” such as healthcare providers, insurers and clearinghouses, and regulates “business associates,” with respect to the privacy of patients’ medical information. All entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information. It is uncertain whether we would be deemed to be a covered entity under HIPAA and, owing to changes in the law, it is uncertain, based on our current business model, whether we would be a business associate. Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of any patient information that we receive, store, create or transmit in the United States. If we fail to adhere to our contractual commitments, then our physician, hospital or insurance customers may be subject to civil monetary penalties, which could adversely affect our ability to market our devices. Changes in the law wrought by the provisions of Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted as part of the American Recovery and Reinvestment Act of 2009, increase the duties of business associates and covered entities with respect to protected health information that thereby subject them to direct government regulation, increasing its compliance costs and exposure to civil monetary penalties and other government sanctions. While HITECH does not alter the definition of a business associate, it makes it more likely that covered entities with whom we are likely to do business in the United States, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States, will require us to enter into business associate agreements.

Intellectual Property

We have received the following patents:

A Method Of Monitoring Glucose Level

Country	Patent Number
Australia	2004264570
Canada	2,536,133
China	ZL200480023885.1
Europe	1656065
India	249084
Israel	173695
Japan	4538691
Korea	926155
Mexico	279290
Philippines	1-2006-500331
Russia	2376927
South Africa	2006/00989
USA	6,954,662

Device For Non-Invasively Measuring Glucose

Country	Patent Number
Australia	2011246910
China	ZL 201180021344.5
Europe	EP 2 563 222
Hong Kong	1180204
Israel	222464
Japan	5585801
Korea	10-1754941
Russia	2532498
South Africa	2012/07766
Taiwan	I 445519
USA	8235897

Individual Measuring Channels For Non-Invasively Measuring Glucose

Country	Patent Number
Australia	2014202341
China	2014 10289 7261
Japan	6032444
Taiwan	103121838

Ear Clip For Medical Monitoring Device

Country	Patent Number
Australia	2014229190
China	2014 8000 17994
Europe	2967345
Israel	225182
Korea	10-1650910
USA	9713446

Design Registrations

Hinge Pin Joint

Country	Patent Number
China	ZL 201330108244.8
China	ZL 201330108248.6
Europe	2216028-0001
Europe	2216028-0002
India	256225
Israel	53821
Japan	2013-021104
Korea	30-2013-0046668
Philippines	3-2013-001024
Taiwan	102305953
USA	D747173

Ear Clip

Country	Patent Number
China	2013 3051 28883
Europe	2321547-0001
India	257578
Japan	1503898
Korea	30-0789229
Philippines	3-2013-001218
Taiwan	102307257

Measuring Device

Country	Patent Number
China	ZL201330512460.9

Temperature Sensor

Country	Patent Number
China	ZL 201330512636.0
Europe	2341057-0001

We believe that intellectual property is important to our business and to the medical device industry overall. We rely on a combination of patent, copyright and other intellectual property laws, trade secrets, nondisclosure agreements and other measures to protect our intellectual property and proprietary rights.

We understand the importance of obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend in large part on our ability to file for and obtain patent protection of our principal products and procedures, to defend existing or future patents, to maintain trade secrets and to operate without infringing upon the proprietary rights of others.

We believe that intellectual property is important to our business and to the medical device industry overall. We rely on a combination of patent, copyright and other intellectual property laws, trade secrets, nondisclosure agreements and other measures to protect our intellectual property and proprietary rights.

We understand the importance of obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend in large part on our ability to file for and obtain patent protection of our principal products and procedures, to defend existing or future patents, to maintain trade secrets and to operate without infringing upon the proprietary rights of others.

We have obtained the above-mentioned issued patents covering our technologies related to the GlucoTrack® measurement process and our devices in the United States, and depending on the patent, in various countries in Europe, the Far East, the Pacific, Africa and Latin America.  Our patents expire between 2023 and 2031. Patent applications for these products are pending in several jurisdictions. We have also obtained a patent for our ear clip in a smaller number of jurisdictions and have applications pending for this product in a number of jurisdictions. We also have design patents granted and pending for various aspects of our device.

We have obtained trademark registrations for GlucoTrack® in similar countries, and trademark applications for  GlucoTrack® are pending in two countries. The trademark application for GlucoTrack® in Thailand is on appeal and pending as well. Trademark registrations were issued in eleven countries for "JUST CLIP IT" and additional applications are pending in three countries, including the United States. In addition, trademark registrations were issued in seven countries for "YOUR TRACK TO HEALTH", and additional applications are pending in the same three countries to register the trademark. Trademark registrations have been issued in Israel to register "Integrity" and the Company's logo and are pending in China, Hong Kong and Taiwan to register GlucoTrack in Chinese characters.

We believe that our patents and products do not and will not infringe patents or violate proprietary rights of others, although it is possible that our existing patent rights may not be valid or that infringement of existing or future patents or proprietary rights may occur. Litigation may be necessary to defend or enforce our patent rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable, and could result in the diversion of substantial resources and management time and attention from our other activities. An adverse outcome could subject us to significant liability to third parties, require us to obtain licenses from third parties, require us to alter our products or processes, or require that we cease altogether any related research and development activities or product sales.

Patent protection is highly uncertain and involves complex legal and factual questions and issues. The patent application and issuance process can be expected to take several years and entails considerable expense. There can be no assurance that patents will be issued as a result of any applications or that any patents resulting from such applications or our existing patents will be sufficiently broad to afford protection against competitors with similar or competing technology. Patents that we obtain may be challenged, invalidated or circumvented, or the rights granted under such patents may not provide us with any competitive advantages.

Competition

The market for blood glucose monitoring devices is intensely competitive, subject to rapid change and significantly affected by new product introductions. Four companies, Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; Abbott Laboratories; and Bayer Corporation, currently account for substantially all of the worldwide sales of self-monitored glucose testing systems. These competitors’ products use a meter and disposable test strips to test blood obtained by pricking the finger or, in some cases, the palm or forearm.

Within the last few years, CGMS devices have been introduced into the market and will compete with the GlucoTrack® model DF-F and our future devices, if any. Currently, three different brands have obtained FDA clearance to market, and are selling, CGMS devices in the U.S. and EU markets. These brands are sold by Medtronic plc., Abbott Laboratories (not available in the U.S.) and Dexcom, Inc.. CGMS devices are invasive devices, in which a needle is inserted under the skin (either in the abdomen or the upper arm) and measures interstitial fluid. Although we cannot predict what standards will be employed by applicable regulatory authorities as we seek FDA clearance, the results achieved by the GlucoTrack® model DF-F in our safety and performance clinical trial conducted in 2012 and 2013 were similar to the results obtained from the CGMS devices that have been introduced to the market, as of the time of their introduction.

Abbott FreeStyle Libre is a relatively new device which was introduced to the market during 2014 and is targeted for Type 1 and Type 2 diabetics. It comprises a disk-shaped glucose sensor that is inserted into the upper arm and must be replaced every two weeks. In order to receive a reading, the user scans the device over the sensor and receives an immediate reading.

In addition, other companies are developing non-invasive glucose testing devices and technologies that could compete with our devices. There are also a number of academic and other institutions involved in various phases of technology development regarding blood glucose monitoring devices. We believe that the majority of non-invasive glucose monitors in development require frequent calibrations (from a few hours to a few days, compared to the GlucoTrack® model DF-F, which has a demonstrated efficacy period of six months from the initial calibration). Among the companies developing non-invasive glucose testing devices is Echo Therapeutics, Inc. Other companies developing continuous measurement devices, based on minimally invasive methods, such as implants or subdermal needles include Medtronic, Inc., Abbot Laboratories and Dexcom, Inc.

Some of our competitors are either publicly traded or are divisions of publicly-traded companies, and they enjoy several competitive advantages, including:

•	significantly greater name recognition;

•	established relations with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

Some of our other non-publicly traded competitors also enjoy these competitive advantages. As a result, we cannot assure that we will be able to compete effectively against these companies or their products.

To our knowledge, a summary of potential competitors with non-invasive products in development is set forth below in Figure B.

Figure B

Company	Product	Technology	Calibration Required	Measurement Type	Technology Description
Mediwise	Glucowise	Radiowave spectroscopy	Yes	Spot
Measures blood glucose in capillaries using high-frequency radio waves. Includes a wearable sensor and displays the data on smartphone. Integrates a range of measurements including exercise, diet, body mass index, medication and illness and includes cloud-based data management system to store historical Glucowise data.

Cnoga	TensorTip CGM Combo Glucometer	Optical lookup table	Yes	Spot	Four LED signals are beamed through the finger; color image sensor executes a special algorithm
Diamontech	DMT Pocket / DMT Band	Mid-infrared absorption spectroscopy	Yes	Spot
Uses mid-infrared pulses from an infrared laser to excite glucose molecules in the interstitial layer of skin. Absorption of these pulses depends on the concentration of glucose and results in a heat wave migrating to the skin surface, where it is picked up by photo-thermal detection.

Eser	GlucoGenius	Metabolic heat confirmation (MHC)	Yes	Spot
Combination of 9 independent measurements that are performed simultaneously and based on method of metabolic heat conformation (MHC) by radiation, convection and evaporation with electromagnetic technologies. The device integrates 3 types of sensors: temperature, humidity and infrared.

The GlucoTrack® model DF-F does not directly measure the glucose level concentration in the blood.  Rather, it measures several physiological phenomena that are correlated with the glucose level.  In order to correlate between the measured signal and the glucose level, a translation is needed.  This translation is accomplished through the individual calibration of the device by reference to a measurement obtained from an invasive device.

Non-invasive devices under different stages of development generally require frequent recalibration.  For example, GlucoWatch, a single non-invasive product for glucose trend analysis that was previously approved for sale by the FDA, but which is no longer available commercially, required recalibrations approximately every 13 hours.  The main reasons for calibration are that tissue parameters generally fluctuate in the area of the measurement, and are sensitive to the location of the sensor and the impact of potential disturbances.  Disturbances are less frequent in the earlobes, where the GlucoTrack® model DF-F takes its measurements.  Utilizing three channels simultaneously reduces the noise contribution in the measurement.  In addition, the personal ear clip contains sensors to help users attach the device to the proper part of the ear lobe.

The GlucoTrack® model DF-F has received CE Mark approval, which allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety. While the MDD is applicable throughout the EU, it requires only a minimum level of harmonization among member countries. Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis. Moreover, the MDD notwithstanding, because the regulatory regimes of the EU member countries are significantly diverse, it is difficult to predict future regulatory developments and risks. The GlucoTrack® model DF-F has not yet been cleared or approved for commercial sale in any other jurisdiction, including the United States.  See “Government Regulation - Regulation of the Design, Manufacture and Distribution of Medical Devices” below for a discussion of the approval process for commercial sale in the United States.  There can be no assurance that approval for commercial sale in any additional jurisdiction will be obtained on a timely basis or at all.

Recent Corporate Developments

On April 7, 2017, the Board of Directors of the Company (the “Board”) approved an amendment to the 2010 Incentive Compensation Plan of the Company (the “Plan”) to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan from 1,000,000 shares to 5,625,000 shares.

Effective April 7, 2017 (the “Gal Effective Date”), the Company and Integrity Israel entered into a letter agreement with Avner Gal whereby Mr. Gal separated from his employment and directorship at the Company to act as a part time consultant to the Company (the “Gal Agreement”).  Pursuant to the terms of the Gal Agreement, and as consideration for Mr. Gal’s separation from employment and services as a consultant, the Company agreed, among other things, to (a) pay Mr. Gal an amount equal to his salary and other financial benefits Mr. Gal was entitled to receive under the Employment Agreement entered into by and between Integrity Israel and Mr. Gal in October 2010 (the “Gal Employment Agreement”), that would have been paid to Mr. Gal during the Notice Period (as defined in the Gal Employment Agreement), in lieu of such prior notice; (b) modify the Adjustment Period, pursuant to section 19 of the Gal Employment Agreement, to 24 Salaries (as defined in the Gal Employment Agreement), including all the benefits mentioned in the Gal Employment Agreement, provided Mr. Gal does not work or provide services to a company in direct competition with the Company; (c) accelerate the vesting of 88,259 outstanding unvested options to purchase Common Stock, at an exercise price per share equal to $6.25, held by Mr. Gal as of the Gal Effective Date (since the original performance conditions were not expected to be satisfied as of the date of the modification of the terms, the fair value of such grant was measured based on the fair value of the modified award at the modification date; such amount was measured as approximately $51,000);  (d) extend the term of all outstanding vested and unvested options held by Mr. Gal to be exercisable for five years from the Gal Effective Date (with respect to all vested options, at the modification date the company recognized compensation cost in an amount equal to the excess amount of the fair value of the modified award as of the modification date over the fair value of the original award immediately); and (e) grant Mr. Gal an option to purchase up to 300,000 shares of Common Stock of the Company having an exercise price per share equal to $4.50 and an option to purchase up to an additional 50,000 shares of Common Stock of the Company having an exercise price per share equal to $7.75.  These options vest monthly over a 24 months period following the date of grant.

Effective April 7, 2017, the Company entered into an amendment to the employment agreement (the “Graham Employment Amendment”) with John Graham, whom the Company appointed as Chief Executive Officer on March 20, 2017, to modify the base compensation provision and the equity compensation provision under that certain Employment Agreement, dated March 20, 2017 (the “Graham Effective Date”), by and between the Company and Mr. Graham. Pursuant to the terms of the Graham Employment Amendment, (a) Mr. Graham’s base compensation was modified such that he receives a base salary of $500,000 per year, as well as a one-time payment of $375,000 paid to Mr. Graham upon commencement of Mr. Graham’s employment with the Company which amount was recognized as an expense as of the employment commencement date, and (b) the vesting periods of Mr. Graham’s options to purchase Common Stock were modified whereby (1) 307,754 shares of Common Stock underlying Mr. Graham’s option to purchase Common Stock at an exercise price of $4.50 per share (the “$4.50 Options”) vested immediately, (2) 923,262 of the $4.50 Options vest on the six month anniversary of the Graham Effective Date, and (3) the remaining 442,980 of the $4.50 Options as well as Mr. Graham’s remaining unvested options granted pursuant to the Graham Employment Amendment vest on the two (2) year anniversary of the Graham Effective Date. According to the agreement between the Company and Graham, Mr. Graham is also eligible to earn an annual performance bonus between 35-72% of his base salary (of which $225,000 is guaranteed as performance bonus for his first year), subject to certain performance criteria approved and adopted in September 2017 by the Compensation Committee and the Board of Directors and, provided that Mr. Graham continues to be an employee through and on March 15, 2018.

Effective April 7, 2017, Integrity Israel entered into an amended and restated personal employment agreement (the “Malka Employment Agreement”) with David Malka for his continued service as Vice President of Operations of the Company and Integrity Israel, effective as of March 20, 2017 (the “Malka Effective Date”).  Pursuant to the terms of the Malka Employment Agreement, Mr. Malka (a) receives a base monthly salary of NIS 20,000 (approximately $5,508 based on an exchange rate of 3.63 NIS / 1 USD in effect on August 8, 2017), which may increase to NIS 35,000 per month (approximately $9,639 using the same exchange rate) in the event certain performance milestones are met (the “Malka Base Salary”); (b) is eligible to earn an annual performance bonus between 420-864% of the Malka Base Salary, subject to certain performance criteria to be established by the Board of Directors within the first ninety (90) days of each fiscal year; (c) is eligible to earn a retention bonus equal to 60% of the aggregate Malka Base Salary earned through the one-year anniversary of the Malka Effective Date, payable thirty days following the one-year anniversary of the Malka Effective Date and provided that Mr. Malka remains employed with Integrity Israel through and on the one-year anniversary of the Malka Effective Date; (d) received a modification to the terms of his option to purchase Common Stock at an exercise price per share equal to $6.25 whereby the unvested portion of such options will accelerate and will be immediately exercisable, effective as of the Malka Effective Date (since the original performance conditions were not expected to be satisfied as of the date of the modification of the terms, the fair value of such grant was measured based on the fair value of the modified award at the modification date);  and (e) received certain additional equity awards pursuant to the Plan and under the terms and conditions as set forth in the Malka Employment Agreement.  In addition, the Malka Employment Agreement provides for the payment of certain social benefits and the use of a company car.  The Malka Employment Agreement is terminable by Integrity Israel and Mr. Malka on 90 days’ prior written notice (the “Malka Notice Period”), without cause, or immediately by Integrity Israel for cause as defined in the Malka Employment Agreement.  Integrity Israel may terminate Mr. Malka’s employment without cause prior to the expiration of the Malka Notice Period, but will be required to pay Mr. Malka a severance fee equal to the Malka Base Salary plus the financial value of all other benefits Mr. Malka would have been entitled to receive in respect of the portion of the Malka Notice Period which was forfeited.

On May 23, 2017, the Board approved the salary increase to NIS 35,000 per month pursuant to the Malka Employment Agreement, notwithstanding the foregoing performance goal requirement, as consideration for Mr. Malka’s continued service as Vice President of Operations of the Company and Integrity Israel.

On May 4, 2017, the Board of Directors unanimously voted to appoint Angela Strand, a member of the Board of Directors, as the interim Chief Strategy Officer of the Company, effective as of May 1, 2017 through September 30, 2017. On May 5, 2017, the Company entered into a letter agreement (the “Strand Employment Agreement”) with Ms. Angela Strand confirming her appointment as interim Chief Strategy Officer of the Company.  Pursuant to the terms of the Strand Employment Agreement, Ms. Strand receives aggregate compensation of $150,000 for her service during the term of employment, paid monthly on the schedule mutually agreed upon by the parties.

On May 23, 2017, the Board approved the following compensation for all non-employee directors and interim officers serving on the Board:

•
an annual cash payment to each non-employee director and interim officer of the Company in the amount of $35,000, payable in four equal quarterly installments of $8,750 each on the last day of each calendar quarter commencing with the fourth quarter of 2017, subject to their continued service as of each such date;

•
an additional annual cash payment to each member of a Board committee who is not the Chairperson of that particular committee in the amount of $5,000, payable in four equal quarterly installments of $1,250 each on the last day of each calendar quarter commencing with the second quarter of 2017, subject to their continued service as of each such date;

•
an additional annual cash payment to the chairperson of a Board committee in the amount of $12,500, payable in four equal quarterly installments of $3,125 each on the last day of each calendar quarter commencing with the second quarter of 2017, subject to their continued service as of each such date;

•
the grant to each non-employee director and each interim officer of the Company of a one-time award of options to purchase up to an aggregate of 14,894 shares of Common Stock, at an exercise price of $4.50, under and pursuant to the Plan, which options vest in 12 equal monthly increments commencing as of June 1, 2017 (subject to their continued service as of each such date) and have a term of 10 years;

•
the grant to each non-employee director and each interim officer of the Company of an award of Restricted Stock Units (“RSUs”), to be granted on June 1, 2017 and vesting on June 1, 2018, with a fair value of $45,000 based on the 30-day volume weighted average price of the Company’s Common Stock on June 1, 2017, subject to their continued service on and through such date; and

•	an additional annual fair value payment to the vice chairperson of the Board in the amount of $20,000, payable in RSUs under the same vesting terms.

On May 23, 2017, the Board appointed Michael Hauck to serve as a director of the Company, effective on that date.  The Board further appointed Mr. Hauck to serve as a member of the Nominating and Corporate Governance Committee of the Board as well as on the Compensation Committee of the Board. There are no arrangements or understandings between Mr. Hauck and any other person pursuant to which Mr. Hauck was selected as a director.  There are no relationships between Mr. Hauck and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Exchange Act.

On May 23, 2017, the Board established an Audit Committee of the Board and appointed each of Leslie Seff and Revan Schwartz to serve as members of the committee.  Mr. Schwartz will serve as chairperson of the Audit Committee. The Board determined that each of the members of the Audit Committee designated above is independent pursuant to the required standards set forth in Rule 10A-3(b) of the Exchange Act, based on an evaluation of the relationships between the Company and each of the members.

On June 7, 2017, the Board appointed David Podwalski as the Chief Commercial Officer of the Company, effective as of June 26, 2017 (the “Podwalski Effective Date”). On June 7, 2017, the Company entered into an employment agreement (the “CCO Employment Agreement”) with Mr. Podwalski to serve as Chief Commercial Officer of the Company.  Under the CCO Employment Agreement, Mr. Podwalski (1) receives a base salary of $240,000 per year (“Base Salary”); (2) receives a sign-on bonus of $25,000, payable on the six month anniversary of the Podwalski Effective Date, subject to his continued employment through and on such payment date; (3) is eligible to receive an annual performance bonus, having a minimum bonus opportunity equal to 20% of his current Base Salary based upon 80% achievement of performance criteria (the “Minimum Performance Goal”), a target bonus opportunity equal to 25% of his current Base Salary based upon 100% achievement of performance criteria, and a maximum bonus opportunity equal to 37.5% of his current Base Salary based upon 150% achievement of performance criteria (the “Maximum Performance Goal”), provided, however, that such performance bonus will be determined using straight-line interpolation of the level of achievement between the Minimum Performance Goal and the Maximum Performance Goal; and (4) receive an initial stock option grant to purchase shares of Common Stock equal to 1% of the total fully diluted shares of Common Stock as of the Podwalski Effective Date, with an exercise price of $4.50 per share or the fair market value of a share of Common Stock on the grant date, whichever is greater, vesting monthly over a three year period commencing on the Podwalski Effective Date, subject to his continued employment through and on each such vesting date (the total fair value of the grant as of the Podwalski Effective Date is approximately $270,000).

The CCO Employment Agreement is terminable by the Company on 90 days written notice and by Mr. Podwalski on 30 days written notice.  The CCO Employment Agreement is immediately terminable by the Company for cause, as defined in the CCO Employment Agreement, without the payment of severance.  The CCO Employment Agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the agreement indefinitely.

In September 2017, the Compensation Committee and the Board of Directors approved an increase of Sami Sassoun and Eugene Naidis’s base salaries to NIS 47,250 per month (approximately US$161,513 annually) and NIS 43,200 (US$147,660 annually), respectively, which shall only start to take effect after the Company has completed the next round of financing and has sufficient funds to finance operations. The Compensation Committee and the Board of Directors also approved certain on-target performance bonus at 35% of Mr. Sassoun and Mr. Naidis’s respective annual base salary and grant of stock options (pursuant to the Company’s 2010 Incentive Compensation Plan, as amended) equating to 1% of the fully diluted number of shares of the Company after the closing of the offering of Series C Units, with a strike price of US$4.50, with three-year monthly vesting commencing on the first month after the effective date.

Recent Sales of Unregistered Securities

During the six-month period ended June 30, 2017, we raised funds in an aggregate amount of approximately $4.5 million (net of related cash expenses) from the issuance in four separate closings of 5,174.90 units (the “Series C Units”), each consisting of (a) one share of our newly designated Series C 5.5% Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), convertible into shares of our Common Stock, at an initial conversion price of $4.50 per share, (b) a five year warrant to purchase, at an exercise price of $4.50 per share, up to such number of shares of Common Stock issuable upon conversion of such share of Series C Preferred Stock (each a “Series C-1 Warrant”) and (c) a five year warrant to purchase, at an exercise price of $7.75 per share, up to such number of shares of Common Stock issuable upon conversion of such share of Series C Preferred Stock (each a “Series C-2 Warrant” and, together with the Series C-1 Warrants, collectively, the “Series C Warrants”). During the period between April 2016 and June 2017, the Company raised funds in an aggregate amount of approximately $9.47 million (net of related cash expenses) through the issuance of 11,003.8 Series C Units in eleven separate closings.  As of June 30, 2017, the shares of Series C Preferred Stock comprising the Series C Units are convertible into an aggregate of 2,445,317 shares of Common Stock, and the Series C Warrants comprising the Series C Units are exercisable for an aggregate of 4,890,634 shares of Common Stock, in each case subject to adjustments in certain circumstances.

Pursuant to a placement agent agreement (the “Placement Agent Agreement”) with Andrew Garrett, Inc. (“AGI”), the placement agent for the offering of the Series C Units, at the initial closing of the sale of the Series C Units we paid AGI, as a commission, an amount equal to 6% of the aggregate sales price of the Series C Units, plus 4% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the Series C Units.  At each of the second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth and eleventh closings of the sale of the Series C Units, we paid AGI, as a commission, an amount equal to 10% of the aggregate sales price of the Series C Units sold in such closing, plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the Series C Units sold in such closing.  In addition, pursuant to the Placement Agent Agreement, we are required to issue to AGI:  (a) 5 year warrants to purchase up to 489,064 shares of Common Stock at an exercise price of $4.50 per share and (b) 5 year warrants to purchase up to 244,531 shares of Common Stock at an exercise price of $7.75 per share.

As a result of the initial issuance and sale of the Series C Units in April 2016, pursuant to the terms of the warrants issued by us to purchasers of units consisting of shares of its Series A 5% Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase shares of Common Stock (the “Series A Warrants”), the exercise price per share of the Series A Warrants decreased from $5.80 per share (which decreased from $6.96 per share due to the issuance of Series B Units) to $4.50 per share and the number of shares of Common Stock issuable upon exercise of each of the Series A Warrants, in the aggregate, increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to such adjustment.  Also as a result of the initial issuance and sale of the Series C Units, pursuant to the terms of the certificates of designations for our Series A Preferred Stock and Series B 5.5% Convertible Preferred Stock (the “Series B Preferred Stock”), in April 2016, the conversion price per share of Series A Preferred Stock and Series B Preferred Stock decreased to $4.50 per share.

On July 31, 2017, the Company, entered into a securities purchase agreement with certain accredited investors pursuant to which, the Company issued to the Purchasers an aggregate of 1,000 Series C Units.  The shares of Series C Preferred Stock comprising the Series C Units are convertible into an aggregate of 222,236 shares of Common Stock, and the Series C Warrants comprising the Series C Units are exercisable for an aggregate of 444,472 shares of Common Stock, in each case subject to certain adjustments.  The Company received aggregate gross proceeds of $1,000,000 from the sale of the Series C Units. The sale of the Series C Units pursuant to the securities purchase agreement was the twelfth closing of an offering of Units by the Company.  The first, second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth and eleventh closings, involving the sale by the Company of an aggregate of 1,133 Units, 1,351 Units, 890.5 Units, 1,050.65 Units, 540 Units, 357.75 Units, 506 Units, 403.9 Units, 2,560 Units, 1,551 Units and 660 Units, respectively (collectively, the “Prior Issuances”), were disclosed by the Company in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 14, 2016, May 4, 2016, June 6, 2016, July 7, 2016, September 7, 2016, October 7, 2016, December 5, 2016, January 5, 2017, March 14, 2017, May 3, 2017 and June 23, 2017, respectively (collectively, the “Prior 8-Ks”), each of which is incorporated herein by reference.

Pursuant to the Placement Agent Agreement, at the twelfth closing of the sale of the Series C Units, the Company paid AGI, as a commission, an amount (payable in cash and Common Stock) equal to 10% of the aggregate sales price of the Series C Units in such closing, plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the Series C Units in such closing.  In addition, pursuant to the Placement Agent Agreement, the Company is required to issue to AGI: (a) 5 year warrants to purchase up to 44,445 shares of Common Stock at an exercise price of $4.50 per share and (b) 5 year warrants to purchase up to 22,223 shares of Common Stock at an exercise price of $7.75 per share.  The terms of these warrants issued to AGI are substantially similar to the investor warrants except that the AGI warrants will also be exercisable on a cashless basis and will include full ratchet anti-dilution protection.

Corporate Information

Our principal offices are located at 19 Ha’Yahalomim St., Ashdod, Israel 7760049 and our telephone number is 972-8-675-7878. Our website address is http://www.integrity-app.com; the reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus. There is no relationship between Integrity Applications, Inc., the registrant under the registration statement of which this prospectus is a part, and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

We have six members on our Board, four of whom are independent.  The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, each consisting solely of independent directors.  We are continuing to consider expansion of the Board of Directors and the establishment of additional appropriate Board of Directors committees to support the Company.

During 2016 we expanded our advisory board to include renowned key opinion leaders, in order to support the Company’s global clinical, regulatory and commercialization efforts.  The advisory board now comprises seven experts:  Prof. Dr. Lutz Heinemann (Chairman): CEO, Science & Co, Düsseldorf, Germany; Prof. Irl B. Hirsch: University of Washington, School of Medicine, WA, USA; Prof. Dr. Michael Heise: University of Applied Science of South-Westphalia, Iserlohn, Germany; Prof. Jan Bolinder:  Professor of Clinical Diabetes Research at the Department of Medicine, Huddinge, Sweden; Prof. Katharine Barnard: Health Psychologist, Bournemouth University, Faculty of Health and Social Science, England; Dr. Barry H. Ginsberg:  Diabetes Consultant, DMTC, NJ, USA; and Avner Gal, co-founder and former CEO of the Company.

GlucoTrack® is a registered trademark of Integrity Israel.

Employees

As of November 7, 2017, we had 31 full-time employees and 3 part-time employees. None of our employees are represented by a collective bargaining agreement. In addition, as of November 7, 2017, we had 3 full-time consultants.

Property

Until mid-December 2015, Integrity Israel leased approximately 3,100 square feet of office space in the city of Ashkelon, Israel as its principal offices and prototype laboratory. Pursuant to a verbal agreement with the landlord, Integrity Israel leased this facility on a monthly basis at a cost of approximately $3,179 (NIS 11,500 based on an exchange rate of $.0267:1 NIS as of March 27, 2017). Currently, Integrity Israel leases approximately 5,500 square feet of office space in the city of Ashdod, Israel for its principal offices. The lease term began on December 1, 2015 for a period of 5 years which can be extended for an additional 5 years at the option of the Company. Monthly lease payments including maintenance are approximately $10,000. The Company estimates that its minimal rent and maintenance payments will be approximately $120,000 per year over each of the next 5 years. In connection with the lease agreement, Integrity Israel provided the landlord a bank guarantee in the amount of approximately $35,000 (NIS 137,162 based on the same exchange rate) that can be exercised by the landlord in the case Integrity Israel fails to pay the monthly rent payments. The guarantee is renewed on an annual basis for a period of 5 years and is secured by funds on deposit with the bank, which generally must be sufficient to cover the principal amount guarantee.

Legal Proceedings

We are not presently a party to any material litigation.  We may, however, become involved in litigation from time to time relating to claims arising in the ordinary course of our business.  These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Significant Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).  In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures.  We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared.  On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2016.  Our management believes that, as for the financial statements for the interim periods included in this Registration Statement, the estimates and assumptions relating to (i) the fair value estimate of the warrants with down-round protection, (ii) the allocation of the proceeds and the related issuance costs of the Series C Units, and (iii) the going concern assumption are considered critical accounting policies.  However, due to the early stage of operations of the Company, there are no other accounting policies that are considered to be critical accounting policies by management.

Going Concern Uncertainty

The development and commercialization of our product will require substantial expenditures. We have not yet generated any material revenues from our operations and, as of June 30, 2017, have incurred an accumulated deficit of $41,466,658, stockholders’ deficit of $13,366,077 and negative operating cash flows.  We currently have no sources of recurring revenue and are therefore dependent upon external sources for financing our operations.  There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  Management’s plans concerning these matters are described in Note 1B to our Annual Report on Form 10-K for the year ended December 31, 2016 (see also Note 1B to our interim financial statements for the period ended June 30, 2017). As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SECURITY OWNERSHIP OF
 CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us regarding the beneficial ownership of shares of our Common Stock and Preferred Stock as of the date of this prospectus by: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock and/or Preferred Stock; (ii) each of our executive officer and director; and (iii) all executive officers and directors as a group.  In accordance with the rules and regulations of the SEC, in computing the number of shares of Common Stock or Preferred Stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included.  These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).  Holders of shares of our Preferred Stock are entitled to vote such shares on an as converted to Common Stock basis; the Preferred Stock does not entitle the holders thereof to separate voting rights.

Name of Beneficial Owner	Class of Security	Number of Shares Beneficially owned	Percent of Class (1)
John Graham	Common Stock	1,905,005	13.1%
Dr. Robert Fischell	Common Stock	71,335	0.6%
Angela Strand	Common Stock	63,170	0.5%
Leslie Seff	Common Stock	34,900	0.3%
Revan Schwartz	Common Stock	11,566	0.1%
Michael Hauck	Common Stock	4,344	0.0%
David Malka	Common Stock	283,546	2.2%
Sami Sassoun	Common Stock	27,037	0.2%
Eugene Naidis	Common Stock	51,904	0.4%
David Podwalski	Common Stock	48,431	0.4%
All Executive Officers and Directors as a group (9 persons)	Common Stock		17.8%
Principal Stockholders (Common Stock)
Y.H Dimri Holdings (2)	Common Stock	1,160,650	9.2%
Principal Stockholders (Series C Preferred Stock)
Vayikra Capital LLC (3)	Series C Preferred Stock	1,300	6.9%

(1)
Subject to a 9.99% beneficial ownership limitation applicable to all holders of the Preferred Stock, holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will vote together with the holders of Common Stock on an as-converted basis. Accordingly, the percentages are based on an aggregate of 12,613,341 shares, consisting of 6,521,994 shares of Common Stock, 83,556 shares of Common Stock as fully converted from 376 shares of Series A Preferred Stock, 3,340,252 shares of common stock as fully converted from 15,031 shares of Series B Preferred Stock and 2,667,540 shares of Common Stock as fully converted from 12,003 shares of Series C Preferred Stock, each outstanding as of November 7, 2017.

(2)
The address of Y.H. Dimri Holdings is 1 Jerusalem St. Netivot, 87710 Israel.  Y.H. Dimri is entitled to these subject to the fulfillment of certain requirements.  Yigal Dimri has voting and investment control over the shares held by Y.H. Dimri Holdings

(3)	The address of Vayikra Capital, LLC is 1 Farmstead Road, Short Hills NJ, 07078. Philip M. Darivoff has voting and investment control over the shares held by Vayikra Capital, LLC.

Includes 138,889 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock and 288,889 shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock which are convertible within 60 days. Excludes 218,534 shares of Common Stock issuable upon the exercise of Series B-1 and Series B-2 Warrants and 306,631 shares of Common Stock issuable upon the exercise of Series C-1 and Series C-2 Warrants not convertible within 60 days. The conversion of such  Warrants is limited by the beneficial ownership limitation included in Vayikra Capital,  LLC’s Series B-1 and Series B-2 Warrants which provides that Vayikra Capital, LLC will not be permitted to exercise such warrants if such conversion would cause such holder to beneficially own more than 9.99% of the outstanding number of shares of our Common Stock outstanding after giving effect to such conversion.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder and the number of shares of Common Stock that each selling stockholder may offer pursuant to this prospectus. The majority of the shares of Common Stock being offered by the selling stockholders hereunder were acquired by the selling stockholders in a private placement, which was completed on July 31, 2017.  The shares of Common Stock being offered by the selling stockholders hereunder consist of 2,667,540 shares of Common Stock issuable upon conversion of our Series C Preferred Stock; 5,335,080 shares issuable upon the exercise of warrants .  Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.  Unless otherwise noted, the address of each stockholder is c/o Integrity Applications, Inc., PO Box 12143 Ashdod L3 7760049, Israel.

None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.   To the best of our knowledge, each of the selling stockholders has purchased its shares of our Common Stock to be resold hereunder in the ordinary course of business and, at the time of purchase, none of the selling stockholders was party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Common Stock to be resold by such selling stockholder under this Registration Statement.

In accordance with the rules and regulations of the SEC, in computing the number of shares of Common Stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included.  These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.  Moreover, the chart below does not take reflect that holders of the Series C Preferred Stock will not be permitted to convert their shares of Series C Preferred Stock if such conversion would cause such holder to beneficially own more than 9.99% of the outstanding Common Stock.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number	Percent (1)		Number	Percent (1)

AARON HILLMAN	20,000	*	-	20,000	*
ADAM BORIS DDS	8,467	*	-	8,467	*
ADAM SACKSTEIN	33,333	*	-	33,333	*
AHARON ORLANSKY	6,667	*	-	6,667	*
ALAN ARMBRUST	33,333	*	-	33,333	*
ALAN GARIN	18,667	*	-	18,667	*
ALAN REIN	16,667	*	-	16,667	*
ALMA DIVERSIFIED HOLDINGS LLC (2)	12,000	*	-	12,000	*
ALVIN FUND LLC (3)	333,333	2.6%	-	333,333	2.6%
ANDREW L PEARLMAN & DEBORAH	33,333	*	-	33,333	*
ANTHONY P GULATI	5,100	*	-	5,100	*
ANTHONY TOWEII & MRS JACQUELINE TOWELL JOINT WROS	32,667	*	-	32,667	*
ARNOLD HILLIER	100,000	*	-	100,000	*
ARON GREEN	43,333	*	-	43,333	*
BARRY SHEMARIA	36,000	*	-	36,000	*

BERNARD SISKIN	166,667	1.3%	-	166,667	1.3%
BILL MINKLER	36,000	*	-	36,000	*
BIN ZHANG & YING HUANG JT TEN	22,000	*	-	22,000	*
BRYAN W CHETELAT	5,333	*	-	5,333	*
CARL LUSTIG SEGREGATED ROLLOVER IRA (4)	6,667	*	-	6,667	*
CHARLES CHRISTOPHER HAM	36,000	*	-	36,000	*
CHARLES MORSE	16,667	*	-	16,667	*
CHRISTINE MITTMAN	150,000	1.2%	-	150,000	1.2%
CLARENCE KNIGHT ALDRICH TRUST (5)	16,667	*	-	16,667	*
CRAIG ROBERTS	6,667	*	-	6,667	*
D CARL LUSTIG III	391,333	3.0%	-	391,333	3.0%
DAREN MASSAD	16,667	*	-	16,667	*
DAVID JEWELL	33,333	*	-	33,333	*
DENNIS K LARSON TRUST	66,667	*	-	66,667	*
DON B MOSKOVITZ LIVING TRUST UAD 08/05/2002 (6)	13,333	*	-	13,333	*
DR DAVID STAFFENBERG	66,667	*	-	66,667	*
DR JAMES J SHEN AND LOUISE L SHEN JT WROS	100,000	*	-	100,000	*
DR JAMES SHEN MDPC 401K PROFIT SHARING PLAN UAD 1/1/1994 (7)	156,667	1.2%	-	156,667	1.2%
DR TOM D TODD	33,333	*	-	33,333	*
EARL DAHLKOETTER	33,333	*	-	33,333	*
ERNEST J CHORNYEI	166,667	1.3%	-	166,667	1.3%
GARY A GELBFISH	66,667	*	-	66,667	*
GEOFFREY GREEN	233,333	1.8%	-	233,333	1.8%
GOREN BROTHERS LP (8)	120,000	*	-	120,000	*
GREGORY S GENETTI	66,667	*	-	66,667	*
H APPLEBAUM FAMILY TRUST DTD DECEMBER 29 2011 (9)	66,667	*	-	66,667	*

HIGH CAPITAL FUNDING LLC (10)	16,667	*	-	16,667	*
IAN SCOTT	22,000	*	-	22,000	*
IRA F LEVY SEPERATE PROPERTY ACCOUNT (11)	20,000	*	-	20,000	*
J&C JOHNSTONE LTD (12)	16,667	*	-	16,667	*
JAG MUTI INVESTMENTS LLC (13)	152,000	1.2%	-	152,000	1.2%
JAM 123 LLC (14)	33,333	*	-	33,333	*
JAMES C CZIRR TRUST UAD 02202004 (15)	13,333	*	-	13,333	*
JAMES F AND MARY L RYAN JT TEN/WROS	6,667	*	-	6,667	*
JAMES J SHEN & LOUISE L SHEN JT WROS	66,667	*	-	66,667	*
JAMES J SHEN MDPC401(K)PROFIT SHARING PLAN UAD 1/1/1994 (16)	136,667	1.1%	-	136,667	1.1%
JAMIE P LEVINE	133,333	1.0%	-	133,333	1.0%
JAY EISEN	6,667	*	-	6,667	*
JERRY P HARMON	100,000	*	-	100,000	*
JOHN BALLANYTNE	1,000,000	7.5%	-	1,000,000	7.5%
JOHN G KORMAN	38,600	*	-	38,600	*
JOHN H ENGLISH & MORTEZ R ENGLISH JT TEN/WROS	33,333	*	-	33,333	*
JOHN W BABICH	33,333	*	-	33,333	*
JOHN W CLINGMAN	260,000	2.0%	-	260,000	2.0%
KENNETH CHARTIER	33,333	*	-	33,333	*
KEYS 1996 FAMILY TRUST (17)	33,333	*	-	33,333	*
LARRY ROHER	23,333	*	-	23,333	*
MANJULA MUKHOPADHYAY	76,667	*	-	76,667	*
MARK POLLACK	50,000	*	-	50,000	*
MARTIN ROSENMAN	137,667	1.1%	-	137,667	1.1%
MICHAEL & PATRICIA PORTER JOINT TEN WROS	70,000	*	-	70,000	*
MICHAEL KATZ	66,667	*	-	66,667	*

MICHAEL ZARRA & AMY ZARRA JT TEN/WROS	46,667	*	-	46,667	*
MICHEAL GINDER	33,333	*	-	33,333	*
MIKE AVERY	20,000	*	-	20,000	*
MILAN DESAI	20,333	*	-	20,333	*
MOORE FAMILY TRUST (18)	66,667	*	-	66,667	*
O BERNARD STARKMAN LIVING TRUST UAD 04/27/1998 (19)	66,667	*	-	66,667	*
RBC CAPITAL MARKETS CUST FOR KENNETH I RABOY IRA (20)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS CUSTODIAN FBO GARY J FADEN SEP IRA (21)	20,000	*	-	20,000	*
RBC CAPITAL MARKETS LLC CUST FBO DR MORRIS FRANKLIN JR IRA	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC CUST FBO JAMES DENNY IRA (22)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC CUST FBO JAMES W DENNY III IRA (23)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC CUST FBO JAY EISEN ROTH IRA (24)	4,867	*	-	4,867	*
RBC CAPITAL MARKETS LLC CUST FBO ROBERTA DENNY IRA (25)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO BRYAN W CHETELAT ROTH IRA (26)	5,000	*	-	5,000	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO DAVID MOORE IRA (27)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO ERIC FRANK IRA (28)	16,500	*	-	16,500	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO HALL B WHITAKER IRA (29)	3,333	*	-	3,333	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO JONATHAN MAYO IRA (30)	9,333	*	-	9,333	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO PAUL RUTHS IRA (31)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC CUSTODIAN FBO ROBERTA DENNY IRA (32)	33,333	*	-	33,333	*
RBC CAPITAL MARKETS LLC FBO MARK RUTHS IRA (33)	166,667	1.3%	-	166,667	1.3%
RBCCM CUSTODIAN FOR DEBORAH THOMAS STARNS IRA (34)	23,333	*	-	23,333	*
RBCCM CUSTODIAN FOR DOUGLAS L STARNS IRA (35)	20,000	*	-	20,000	*
RBCCM CUSTODIAN FOR MICHAEL DUCH IRA (36)	13,333	*	-	13,333	*
RICHARD & JODI KURTZ REV TRUST (37)	33,333	*	-	33,333	*
ROBERT DELISLE	16,667	*	-	16,667	*

ROBERT FAIRBAIRN	66,667	*	-	66,667	*
ROBERT FAMILY TRUST (38)	133,333	1.0%	-	133,333	1.0%
ROBERT LERMAN	20,000	*	-	20,000	*
ROGER W CLARK	33,333	*	-	33,333	*
SAM BUCK JR	26,667	*	-	26,667	*
SEAVIEW ORTHOPAEDIC 401(K) FBO DR ARON GREEN (39)	10,000	*	-	10,000	*
SEAVIEW ORTHOPAEDIC 401K PSDA ARON GREEN (40)	20,000	*	-	20,000	*
SEAVIEW ORTHOPAEDICS 401K PLAN UAD 06/30/1986 FBO ARRON GREEN (41)	24,000	*	-	24,000	*
SOONER RANCH INVESTMENTS (42)	16,667	*	-	16,667	*
SUNIL THACKER	13,333	*	-	13,333	*
THE KENNETH M SUTIN MD REVOCABLE TRUST UAD 01/01/2012 (43)	166,667	1.3%	-	166,667	1.3%
THEODORE STORTZ	66,667	*	-	66,667	*
THOMAS PIDCOK	33,333	*	-	33,333	*
THOMAS SMITH	13,333	*	-	13,333	*
THOMAS WOLLSCHLAGER	66,667	*	-	66,667	*
TODD ZAHNOW	16,667	*	-	16,667	*
VAYIKRA CAPITAL LLC (44)	866,667	6.6%	-	866,667	6.6%
WILLIAM FREES	68,753	*	-	68,753	*
WILLIAM STEVENSON	66,667	*	-	66,667	*
WILLIAM WERNER	13,333	*	-	13,333	*
Total (45):	8,002,620			8,002,620

——————————
*	Less than one percent.

(1) Subject to a 9.99% beneficial ownership limitation applicable to all holders of the Preferred Stock, holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will vote together with the holders of Common Stock on an as-converted basis. Accordingly, the percentages are based on an aggregate of 12,613,341 shares, consisting of 6,521,994 shares of Common Stock, 83,556 shares of Common Stock as fully converted from 376 shares of Series A Preferred Stock, 3,340,252 shares of common stock as fully converted from 15,031 shares of Series B Preferred Stock and 2,667,540 shares of Common Stock as fully converted from 12,003 shares of Series C Preferred Stock, each outstanding as of the date of this prospectus.

(2) Sharon Sycoff has voting and investment control over the shares held by ALMA DIVERSIFIED HOLDINGS LLC.

(3) George Melas-Kyriazi has voting and investment control over the shares held by ALVIN FUND LLC.

(4) Carl Lusting has voting and investment control over the shares held by CARL LUSTIG SEGREGATED ROLLOVER IRA.

(5) Clarence Knight Aldrich has voting and investment control over the shares held by CLARENCE KNIGHT ALDRICH TRUST.

(6) Don Moskovitz has voting and investment control over the shares held by DON B MOSKOVITZ LIVING TRUST UAD 08/05/2002.

(7) James J. Shen & Louise L. Shen share voting and investment control over the shares held by DR JAMES SHEN MDPC 401K PROFIT SHARING PLAN UAD 1/1/1994.

(8) Alexander Goren and James Goren have voting and investment control over the shares held by GOREN BROTHERS LP.

(9) Howard Applebaum has voting and investment control over the shares held by H APPLEBAUM FAMILY TRUST DTD DECEMBER 29 2011.

(10) Frank E. Hart has voting and investment control over the shares held by HIGH CAPITAL FUNDING LLC.

(11) Ira F Levy has voting and investment control over the shares held by IRA F LEVY SEPERATE PROPERTY ACCOUNT.

(12) James E. Johnstone and Cynthia Johnstone have voting and investment control over the shares held by J&C JOHNSTONE LTD.

(13) Alexander M. Goren and James G. Goren have voting and investment control over the shares held by JAG MUTI INVESTMENTS LLC.

(14) Mark S. Pollack has voting and investment control over the shares held by JAM 123 LLC.

(15) James C Czirr has voting and investment control over the shares held by JAMES C CZIRR TRUST UAD 02202004.

(16) James Shen has voting and investment control over the shares held by JAMES J SHEN MDPC401(K)PROFIT SHARING PLAN UAD 1/1/1994.

(17) Claudia Keys and William Conklin have voting and investment control over the shares held by KEYS 1996 FAMILY TRUST.

(18) David Moore and Marilyn Moore have voting and investment control over the shares held by MOORE FAMILY TRUST.

(19) O Bernard Starkman has voting and investment control over the shares held by O BERNARD STARKMAN LIVING TRUST UAD 04/27/1998.

(20) Kenneth I Raboy has voting and investment control over the shares held by RBC CAPITAL MARKETS CUST FOR KENNETH I RABOY IRA.

(21) Gary J Faden has voting and investment control over the shares held by RBC CAPITAL MARKETS CUSTODIAN FBO GARY J FADEN SEP IRA.

(22) James Denny has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUST FBO JAMES DENNY IRA.

(23) James Denny has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUST FBO JAMES W DENNY III IRA.

(24) Jay Eisen has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUST FBO JAY EISEN ROTH IRA.

(25) Roberta Denny has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUST FBO ROBERTA DENNY IRA.

(26) Bryan Chetelat has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO BRYAN W CHETELAT ROTH IRA.

(27) David Moore has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO DAVID MOORE IRA.

(28) Eric Frank has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO ERIC FRANK IRA.

(29) Hall Whitaker has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO HALL B WHITAKER IRA.

(30) Jonathan Mayo has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO JONATHAN MAYO IRA.

(31) Paul Ruths has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO PAUL RUTHS IRA.

(32) Roberta Denny has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC CUSTODIAN FBO ROBERTA DENNY IRA.

(33) Mark Ruths has voting and investment control over the shares held by RBC CAPITAL MARKETS LLC FBO MARK RUTHS IRA.

(34) Thomas Starns has voting and investment control over the shares held by RBCCM CUSTODIAN FOR DEBORAH THOMAS STARNS IRA.

(35) Douglas Starns has voting and investment control over the shares held by RBCCM CUSTODIAN FOR DOUGLAS L STARNS IRA.

(36) Michael Duch has voting and investment control over the shares held by RBCCM CUSTODIAN FOR MICHAEL DUCH IRA.

(37) Richard and Jodi Kurtz have voting and investment control over the shares held by RICHARD & JODI KURTZ REV TRUST.

(38) Michael Robert and Patricia Ochoa have voting and investment control over the shares held by ROBERT FAMILY TRUST.

(39) Aron Green has voting and investment control over the shares held by SEAVIEW ORTHOPAEDIC 401(K) FBO DR ARON GREEN.

(40) Aron Green has voting and investment control over the shares held by SEAVIEW ORTHOPAEDIC 401K PSDA ARON GREEN.

(41) Arron Green has voting and investment control over the shares held by SEAVIEW ORTHOPAEDICS 401K PLAN UAD 06/30/1986 FBO ARRON GREEN.

(42) Ronald T Evans has voting and investment control over the shares held by SOONER RANCH INVESTMENTS.

(43) Kenneth Sutin has voting and investment control over the shares held by THE KENNETH M SUTIN MD REVOCABLE TRUST UAD 01/01/2012.

(44) Phillip Darivoff has voting and investment control over the shares held by VAYIKRA CAPITAL LLC.

(45) The total number of shares listed in this table does not include the 180,502 shares issued and 553,076 shares issuable as stock dividends on the Series C Preferred Stock .

MANAGEMENT

Directors and Executive Officers

OUR DIRECTORS

The table below sets forth (1) the names and ages of our Directors as of the date of this Registration Statement, (2) all positions with the Company presently held by each such person and (3) the positions held by, and principal areas of responsibility of, each such person during the last five years.

Name	Age	Position

Dr. Robert Fischell	87	Director, Chair of the Nominating and Corporate Governance Committee, and Member of the Compensation Committee
John Graham	56	Chairman and Chief Executive Officer
Leslie Seff	66	Director, Chair of the Compensation Committee, and Member of the Audit Committee
Angela Strand	48	Vice Chairman, Member of the Audit Committee
Revan Schwartz	71	Director, Chair of the Audit Committee
Michael Hauck	62	Director, Member of the Compensation Committee and Nominating and Corporate Governance Committee

Dr. Robert Fischell has served as one of Integrity’s directors since 2010. He also serves on Integrity’s Nominating and Corporate Governance Committee (as Chair) and Compensation Committee. Dr. Fischell is an inventor and serial entrepreneur with over 160 issued U.S. patents.  Starting in 1959, Dr. Fischell spent over 30 years with the Johns Hopkins University Applied Physics Laboratory, which resulted in 53 patents in both aerospace and biomedical technology. His interests at Johns Hopkins then turned to the invention of new medical devices such as pacemakers and implantable heart defibrillators. Starting in 1969, Dr. Fischell began the formation of 14 private companies that licensed his patents on medical devices. These companies include Pacesetter Systems, Inc. (purchased by Siemens and now part of St. Jude Medical, Inc.), IsoStent, Inc. (merged with Cordis Company, a Johnson and Johnson Company), NeuroPace, Inc., Neuralieve, Inc., Angel Medical Systems, Inc., and Svelte Medical Systems, Inc. As it relates to diabetes management devices, he was the inventor of the first implantable insulin pump (which became Minimed, which was sold to Medtronic). Dr. Fischell’s honors include Inventor of the Year for the USA in 1984, election to the National Academy of Engineering in 1989, the Distinguished Physics Alumnus Award of the University of Maryland, and several medals for distinguished accomplishments in science, engineering  and innovation. In 2004, Discover magazine gave Dr. Fischell their annual Technology for Humanity award. In 2008, Dr. Fischell received the honorary degree of Doctor of Humane Letters from the Johns Hopkins University in recognition of his many lifesaving inventions. From June 2009 until March 2011, Dr. Fischell was a director of InspireMD, Inc. (OTCBB: NSPR), a medical device company focusing on the development and commercialization of its proprietary stent system, MGuard.  Dr. Fischell received his BSME degree from Duke University and MS and Sc.D. degrees from the University of Maryland.

John Graham joined Integrity in March of 2017 as its Chairman and Chief Executive Officer. Prior to joining the Company, and beginning in January 2016, Mr. Graham was the Managing Director and Senior Advisor of Torreya Partners, a New York based M&A advisory firm. From November 2008 to December 2015, Mr. Graham was the Chief Executive Officer of the Invida Group, a pan-Asian specialty pharmaceutical company based in Singapore, which was sold to the Menarini Group in 2011. Mr. Graham has three decades of global executive and leadership experience including 18 years with Aventis and predecessor companies, where he held responsibilities in Germany, Latin America and the United States. While  at  Aventis,  John contributed to the market strategy and development for the Aventis’ Diabetes franchise, which included the global launch of oral antidiabetic, Amaryl. He also participated in the development and launch of Lantus, a long-acting insulin analogue. Mr. Graham holds a B.Sc. in Biochemistry from the Imperial College of Science and Technology, University of London.

Leslie Seff has served as one of Integrity’s directors since March 2016. Mr. Seff also serves on Integrity’s Audit Committee and Compensation Committee. Mr. Seff currently serves as founder and chief operating officer of AIMPaaS LLC, a technology firm that provides trade execution facility, risk assessment, performance monitoring, and compliance oversight for hedge funds, brokerage firms and other asset managers. Mr. Seff is also the founder and president of the consulting firm, Matthew B. Management, Inc. Prior to this, Mr. Seff served as Chief Operating Officer and Managing Director, Capital Markets, of BrokerageAmerica LLC, a provider of trade execution services to broker/dealers and institutional investors. In 1996, Mr. Seff started the NASDAQ trading department at Fidelity Investments and subsequently managed that department from 1996 to 1998. Mr. Seff has also served as the managing member of his own NASD Member Firm, and is a former Allied Member of the New York Stock Exchange. Mr. Seff holds a BBA in Finance from Hofstra University and an MBA from Bernard Baruch College (City University of New York).

Angela Strand has served as one of Integrity’s directors since March 2016 and was appointed Vice Chairman of the board in March of 2017. Mr. Strand also serves on Integrity’s Audit Committee. Ms. Strand currently serves as a founder and senior executive of Nohm, a joint venture between Smith Electric Vehicles and FDG Electric Vehicles Ltd. (HK: 729HK), and the founder of Strand Strategy, a healthcare management and consulting firm. Ms. Strand is also a named inventor with seven issued patents.  From  2011 to 2015, Ms. Strand served as the chief marketing officer and head of business development and government affairs for Smith  Electric Vehicles. Ms. Strand has also served as vice president of market development for Proteus Digital Health, and in various executive roles at Aerogen (acquired by Nektar Therapeutics, NASDAQ:NKTR), Novacept (acquired by Cytyc, NASDAQ: CYTC, now NASDAQ: HOLX) and FemRx (acquired by Johnson & Johnson, NYSE: JNJ). Ms. Strand holds a B.Sc. in Communications and an MBA in Marketing from the University of Tennessee.

Revan Schwartz, JD has served as one of Integrity’s directors since November 2016. He is also Chair of Integrity’s Audit Committee. Mr. Schwartz was appointed to the Board of Directors by Andrew Garrett, Inc. (“AGI”), pursuant to the terms of a placement agent agreement executed by AGI and the Company. Mr. Schwartz is an attorney and currently maintains a private law practice. Mr. Schwartz has acted as a sole practitioner lawyer for the last five years. Mr. Schwartz has more than 30 years of experience in corporate and securities law. He held the position of General Counsel for AAA Computer, Hafco International Trading Corporation, Bermil Industries, Viking Credit Corp and The Pride Group. Most recently, Mr. Schwartz was Senior Vice President and General Counsel for Andrew Garrett, Inc., a boutique securities and investment banking firm. While with Andrew Garrett, Mr. Schwartz possessed NASD/FINRA Series 4, 7, 24, 27, 53 and 55 licenses. Mr. Schwartz began his career with the East New York Savings Bank (ENYSB) where he held several administrative and management positions, including a position overseeing a life insurance subsidiary. Mr. Schwartz received a BS, with a major in accounting and a minor in economics, summa cum laude, from New York Institute of Technology, and a JD, cum laude, from St. John’s University. Mr. Schwartz is currently a member of the New York and Florida Bars.

Michael Hauck has served on our board since May 2017. Mr. Hauck also serves on Integrity’s Compensation Committee and Nominating and Corporate Governance Committee. He is the Executive Director of The Getz Group, a $1 billion privately owned pan-Asian trading company focused on healthcare, industrial products, consumer distribution and retailing. Mr. Hauck has previously held executive and director level positions at companies including, ERM, Interpharma Investments Ltd., Zuellig Pharma Group, Invida Holdings, Target Worldwide Express, 3i plc, Springboard, and Business Health Group Ltd. Additionally, he has served as CEO of Walsh International for eight years, where he led the company’s IPO and eventual sale to IMS Health. Through his extensive leadership experience, Mr. Hauck has developed expertise across a wide range of industries and functions, including healthcare distribution services, product launch, and commercialization; pharma, medical device, consumer health, and wellness; data aggregation and data solutions; business development, mergers and acquisitions; and personnel and finance. Mr. Hauck received an MA in politics, philosophy, and economics from St. Catherine’s College, Oxford University, as well as an MBA in marketing and finance from Cranfield School of Management, one of the oldest and most reputable business schools in the United Kingdom.

OUR EXECUTIVE OFFICERS

The table below sets forth the names and ages of our executive officers as of the date of this Registration Statement and all positions with the Company presently held by each such person. Immediately following the table is biographical information for each of our executive officers (other than John Graham, our Chairman and Chief Executive Officer), including the positions held by, and principal areas of responsibility of, each such person during the last five years. Biographical information for Mr. Graham is included above under the caption “Our Directors.”

Name	Age	Position
David Malka	51	Vice President of Operations
Sami Sassoun	50	Chief Financial Officer
David Podwalski	62	Chief Commercialization Officer
Eugene Naidis	49	Vice President of Research and Development

David Malka has served as Integrity’s Vice President of Operations since March 2012. From 2003 to 2012, Mr. Malka was a director and Integrity’s Vice President of Operations.  Prior to joining us, Mr. Malka served as a vice president of operations for Solid Systems from 2000 to 2003.  From 1994 to 2000, Mr. Malka served as a manager of production and purchasing at Kollmorgen-Servotronix, an Israeli company specializing in the design, development and manufacture of digital servo control systems. From 1991 to 1993, Mr. Malka was a production design and inspection worker at TFL Time & Frequency Systems Ltd. Mr. Malka has a degree in practical engineering - industrial management from the Institute of Work & Production Productivity, Tel-Aviv and a Bachelor of Arts degree in management from the Open University in Israel.

Sami Sassoun joined Integrity in February 2017 as its Chief Financial Officer. Prior to joining Integrity, Mr. Sassoun served as the Founder of Bedrock Enterprises Ltd., a boutique consulting firm. Previously Mr. Sassoun held the position of chief financial officer for multiple public and private companies in several industries. Mr. Sassoun served as the CFO of EZTD Inc. from 2014 until 2015. Prior to that Mr. Sassoun served as a Managing Director of YesCFO from 2010 to 2014. Mr. Sassoun began his career as an accountant with Cohn Reznick, an accounting, tax and advisory firm, followed by serving as the Vice President of finance and operations with Brean Murray & Co, an investment banking firm based in New York City. Mr. Sassoun obtained his Certified Public Accountant certificate in 1992, and holds a B.S. in accounting from Rutgers University.

David Podwalski joined Integrity in June 2017 as its Chief Commercializing Officer. David is a seasoned pharmaceutical and life sciences executive with more than 20 years of experience in global commercial leadership, most notably with insulin-based therapies. Before joining Integrity, from February 2005 to June 2017, he served at Ernst & Young as Senior Consultant and Subject Matter Expert, Life Sciences, where he assisted major pharmaceutical, animal health, diagnostic, and medical device companies in developing innovative go-to-market commercial strategies, sales and marketing excellence programs, product launch roadmaps, commercial operations and analytics support, and enhanced patient and physician support services. Previously, from September 1976 to February 2005, Mr. Podwalski was Senior Director of Global Commercial Effectiveness at Aventis Pharmaceuticals, where he designed and established leading practices in sales and marketing capabilities in the US, Europe, Asia and Latin America. Earlier in his career, Mr. Podwalski served in various capacities at Hoechst Marion Roussel Inc., including senior commercial leadership positions in both pharmaceutical and consumer healthcare products, most notably in diabetes. Mr. Podwalski holds a BS in Marine Biology and Animal Behavior and an MBA in Management at McGill University.

Eugene Naidis has an extensive experience in software development and management of R&D projects. Over the past 15 years, he has lead complex projects in the field of industrial and medical measurement devices and applications.   Mr. Naidis was involved (software development and management) in the invention of a symbiotic approach, revolutionary vibration-based percussion technology to determine the presence of content inside pipes; electromagnetic based, high-precision thickness measurement system; a system for non-contact, continuous measurement of liquid and solid levels in storage containers, based on ultrasonic technology. Mr. Naidis holds BSc. in Metallurgy Engineering and Masters of Science in Metallurgy and Computer Engineering.

CORPORATE  GOVERNANCE

Section  16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that Integrity’s directors, executive officers and persons who own  more than 10% of Integrity’s Common Stock, as well as certain affiliates of such persons, file initial reports of their ownership of Integrity’s Common Stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of Integrity’s Common Stock are required by SEC regulations to file with the SEC reports of their respective ownership of Common Stock and to furnish Integrity with copies of all Section 16(a) reports they file.  Based solely on a review of the copies of such reports received, Integrity believes that    during the year ended December 31, 2016, directors, executive officers and owners of more than 10% of its Common Stock timely complied with all applicable filing requirements under Section 16(a), other than Philip Darivoff, who did not timely file a statement of changes in beneficial ownership on Form 4 upon acquiring beneficial owner of stock options on November 15, 2016.

Integrity has adopted a code of ethics that applies to its Chief Executive Officer and its senior financial officers (currently consisting only of the Chief Financial Officer). This code of ethics is available on Integrity’s website at www.integrity-app.com. If Integrity makes any substantive amendments to the code or grants any waiver, including any implicit waiver, from a provision of the code to its principal executive, financial or accounting officer, it will disclose the nature of the amendment or waiver on its website or in a report on a Current Report on Form 8-K filed in accordance with the rules and regulations of the SEC. The Company will provide to any person without charge, upon five days’ written request, a copy of the code of ethics.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee of the Board of Directors are Mr. Robert Fischell (Chairman) and Mr. Michael Hauck. Our Board of Directors has determined that these directors are “independent” as defined by the rules of the SEC. The purposes and powers of the Nominating and Corporate Governance Committee include (i) identifying potential qualified nominees for director and recommend to the Board of Director for nomination candidates for the Board, (ii) developing the Company's corporate governance guidelines and additional corporate governance policies, and (iii) exercising such other powers and authority as shall from time to time be assigned thereto by  resolution of the Board of Directors. The Nominating and Corporate Governance Committee adopted the Nominating and Corporate Governance Committee charter on July 5, 2016, which sets forth the duties and responsibilities of the Nominating and Corporate Governance Committee.

Compensation Committee

The members of the Compensation Committee of the Board of Directors are Mr. Leslie Seff (Chairperson), Mr. Robert Fischell, Mr. Michael Hauck. Our Board of Directors has determined that all three of these directors are “independent” as defined by the rules of the SEC. The primary responsibilities of the Compensation Committee include reviewing compensation and other benefits for our executive officers, and periodically reviewing and making recommendations to our Board of Directors with respect to director compensation.

Audit Committee and Audit Committee Financial Expert

The members of the Audit Committee of the Board of Directors are Mr. Revan Schwartz (Chairman), Mr. Leslie Seff and Ms. Angela Strand. Our Board of Directors has determined that all three of these directors are “independent” as defined by the rules of the SEC. The primary role of the Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Committee relies on: management for the preparation and accuracy of the Company’s financial statements; both management and the Company’s internal audit department/management for establishing effective internal controls and procedures to ensure the Company's compliance with accounting standards, financial reporting procedures and applicable laws and regulations; and the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the functions of the audit committee are performed by the full Board of Directors. Each member of the Committee shall be independent in accordance with the requirements of Rule 10A-3 of the Exchange Act and the NASDAQ Listing Rules. No member of the Committee can have participated in the preparation of the Company's or any of its subsidiaries' financial statements at any time during the past three years.

The Board of Directors has determined that Mr. Schwartz is an “Audit Committee Financial Expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

EXECUTIVE  COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2016 and 2015 concerning the compensation of Avner Gal,  Integrity’s Former Chief Executive Officer and President, Eran Hertz, Integrity’s Former Chief Financial Officer, David Malka, Integrity’s Vice President of Operations and Eran Cohen, Integrity’s Former Chief Operating Officer.

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation		Total Compensation

Avner Gal
Former Chief Executive Officer	2016 (1)	$125,722	-	-	$61,664	(2)	$187,386
2015 (6)		$124,564	-	-	$81,227	(7)	$205,791

Eran Hertz
Former Chief Financial Officer	2016 (1)	$87,963	-	$2,234	$51,135	(3)	$141,332
2015 (6)		$87,435	-	$7,964	$48,433	(8)	$143,832

David Malka	2016 (1)	$63,114	-	-	$48,045	(4)	$111,160
Vice President of Operations	2015 (6)	$62,716	-	-	$43,687	(9)	$106,403

Eran Cohen
Former Chief Operating Officer	2016 (1)	$162,938	-	$11,057	$66,966	(5)	$240,960

(1)	Calculated based on the average exchange rate for the year of New Israeli. Shekels to U.S. Dollars of NIS 3.832 = U.S. $1.00.

(2)
Includes $18,727 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $313 in cellular communications expenses paid by Integrity, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,539  in  tax  gross-up payments, and contributions to the (a) Severance Pay- Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) and statutory national insurance (Bituach Leumi) in the aggregate total amount of $30,085.

(3)
Includes $18,163 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $313 in cellular communications expenses paid by Integrity, representing the estimated costs of our cellular communications expenses attributable to the executive, $11,474  in  tax  gross-up payments, and contributions to the (a) Severance Pay- Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $21,185.

(4)
Includes $20,292 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $313 in cellular communications expenses paid by Integrity, representing the estimated costs of our cellular communications expenses attributable to the executive, $11,574  in  tax  gross-up payments, and contributions to the (a) Severance Pay- Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $15,866.

(5)
Includes $19,854 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $313 in cellular communications expenses paid by Integrity, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,113  in  tax  gross-up payments, and contributions to the (a) Severance Pay- Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) (d) statutory national insurance (Bituach Leumi) and (e) vacation pay-out in the aggregate total amount of $34,686.

(6)	Calculated based on the average exchange rate for the year of New Israeli Shekels to U.S. Dollars of NIS 3.888 = U.S. $1.00.

(7)
Includes $18,456 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $360 in cellular communications expenses paid by Integrity, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,649  in  tax  gross-up payments, and contributions to the (a) Severance Pay- Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $49,762

(8)
Includes $17,900 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $10,780 in tax gross-up payments, and contributions to the (a) Severance Pay-Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $19,753.

(9)
Includes $19,999 in automobile expenses paid by Integrity, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $527 in cellular communications expenses paid by Integrity, representing the estimated costs of our cellular communications expenses attributable to the executive, $10,648 in tax gross-up payments, and contributions to the (a) Severance Pay- Fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) (d) statutory national insurance (Bituach Leumi) and (e) vacation pay-out in the aggregate total amount of $12,513.

Employment Agreements

Set forth below are summaries of the material terms of the employment agreements between Integrity Israel and each of Integrity’s named executive officers. Each of our named executive officers provides (or provided) services to Integrity pursuant to an employment agreement with Integrity Israel and does not have a separate employment agreement directly with Integrity.

Avner Gal

Avner Gal entered into an employment agreement with Integrity Israel in October 2010 pursuant to which Mr. Gal agreed to continue to serve as the Chief Executive Officer and managing director of Integrity Israel.  Mr. Gal’s employment agreement provides for an annual salary of NIS 480,000, or $132,670 based on the exchange rate of 3.618 NIS / $1.00 USD in effect on March 27, 2017, an annual bonus to be determined by the Board of Directors, an additional sum payable in the event that Mr. Gal meets certain milestones approved by the Board of Directors, as well as the payment of certain social and insurance benefits and the use of a company car. The agreement also provided that Mr. Gal’s salary and bonus shall be subject to increase from time to time at the discretion of the Board of Directors.  The agreement was terminable by either party on 180 days’ notice, immediately by Integrity Israel with the payment of an amount equal to 180 days of annual salary, or immediately by Integrity Israel for Cause (as defined in the agreement) without the payment of severance. Mr. Gal’s employment agreement contained non-compete and confidentiality provisions effective during the term of the agreement and for one year thereafter.

Pursuant to his employment agreement, in March 2012, Mr. Gal was granted options to purchase 264,778 shares of Common Stock at an exercise price per share $6.25 per share.  Mr. Gal’s options vested (or in the case of clause (iii) below, would vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.

On March 20, 2017, Mr. Gal resigned from the position of Chief Executive Officer.

Eran Hertz

Eran Hertz entered into an employment agreement with Integrity Israel in November 2013 pursuant to which Mr. Hertz agreed to serve as the Chief Financial Officer of Integrity and Integrity Israel. Mr. Hertz’s employment agreement provided for an annual base salary of NIS 336,000, or $92,869 based on the exchange rate of 3.618 NIS / $1.00 USD in effect on March 27, 2017, as well as the payment of certain social and insurance benefits and the use of a company car. The agreement was terminable by either party on 60 days’ notice, immediately by Integrity Israel with the payment of an amount equal to 60 days of annual salary, or immediately by Integrity Israel for cause without the payment of severance. Mr. Hertz’s employment agreement contained non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the Employment Agreement indefinitely.

On September 30, 2014, Mr. Hertz was granted options to purchase 10,000 shares of Common Stock at an exercise price of $7.00 per share. Such  options vested or would vest in 8 equal quarterly installments beginning February 28, 2015.

On January 31, 2017, the Company and Eran Hertz verbally agreed to the termination of Mr. Hertz’s position as Chief Financial Officer.

David Malka

David Malka entered into an employment agreement with Integrity Israel in July 2010 pursuant to which Mr. Malka agreed to continue to serve as the Vice President of Operations of Integrity Israel.   Mr. Malka’s employment agreement provides for an annual salary of NIS 240,000, or approximately $66,335 based on the exchange rate of 3.618 NIS / $1.00 USD in effect on March 27, 2017, and an annual bonus to be determined by the Board of Directors and an additional sum provided that Mr. Malka reaches certain milestones approved by the Board of Directors, as well as the payment of certain social and insurance benefits and the use of a company car. The agreement also provides that Mr. Malka’s annual salary shall be subject to increase from time to time at the discretion of the Board of Directors.  We expect that Mr. Malka’s bonus formula, as previously determined by the  Board of Directors, will be renegotiated once Integrity Israel has begun commercialization of its products. The agreement is terminable by either party on 90 days’ notice, immediately by Integrity Israel with the payment of an amount equal to 90 days of annual salary, or immediately by Integrity Israel for cause without the payment of severance. Mr. Malka’s employment agreement contains non-compete and confidentiality provisions effective during the term of the agreement and for one year thereafter.

Pursuant to his employment agreement, in March 2012, Mr. Malka was granted options to purchase 79,434 shares of Common Stock at an exercise price per share $6.25 per share.  Mr. Malka’s options vested (or in the case of clause (iii) below, will vest) in one-third increments upon (i) submission  of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.

Eran Cohen

Mr. Cohen’s appointment was made pursuant to an employment agreement with Integrity Israel, dated December 29, 2015. The employment agreement provided for Mr. Cohen to receive an annual base salary of NIS 660,000 (approximately $182,421 based on the exchange rate of 3.618 NIS / $1.00 USD in effect on March 27, 2017), as well as the payment of certain social and insurance benefits and the use of a company car. The Employment Agreement was terminable by either party on 180 days’ notice, immediately by Integrity Israel with the payment of severance in an amount equal to 180 days of salary, or immediately by Integrity Israel for cause without the payment of severance. The employment agreement contains non-compete obligations applicable during the term of the agreement and for twelve months thereafter, disclosure and assignment obligations pertaining to all inventions of the Company, and confidentiality obligations that survive the termination of the agreement indefinitely.

In addition, pursuant to the employment agreement, Mr. Cohen was granted options to purchase up to 16,000 shares of Common Stock, par value $0.001 per share, of the Company, at an exercise price of $4.75 per share. The options would vest in eight equal quarterly installments, with the first such installment to vest on June 30, 2016, and shall be subject to the terms of the Company's 2010 Incentive Compensation Plan and an award agreement entered into between the Company and Mr. Cohen thereunder.

On March 26, 2017, the Company and Eran Cohen agreed that Mr. Cohen’s employment with the Company were terminated.

Sami Sassoun

Mr. Sassoun’s appointment as Chief Financial Officer was made pursuant to an employment agreement with Integrity Israel, dated February 1, 2017. The employment agreement provides for a monthly base gross salary of NIS 30,000 (approximately $8,292 based on the exchange rate of NIS 3.618 /$1.00 USD in effect on March 27, 2017), as well as the payment of certain social benefits and the use of a company car. The employment agreement is terminable by either party on 90 days’ notice or immediately by Integrity Israel for cause without the payment of severance. The employment agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the agreement indefinitely.

In addition, pursuant to the employment agreement, the Company has agreed to grant to Mr. Sassoun, on the one-year anniversary of the commencement of his employment with the Company, options to purchase such number of shares of Common Stock of the Company, at an exercise price of $4.50 per share, with the number of options to be issued and the vesting provisions applicable thereto to be determined by the Board of Directors of the Company.

In September 2017, the Compensation Committee and the Board of Directors approved an increase of Mr. Sassoun’s base salary to NIS 47,250 per month (approximately US$161,513 annually), which shall only start to take effect after the Company has completed the next round of financing and has sufficient funds to finance operations. The Compensation Committee and the Board of Directors also approved certain on-target performance bonus at 35% of Mr. Sassoun’s annual base salary and grant of stock options (pursuant to the Company’s 2010 Incentive Compensation Plan, as amended) equating to 1% of the fully diluted number of shares of the Company after the closing of the offering of Series C Units, with a strike price of US$4.50, with three-year monthly vesting commencing on the first month after the effective date.

John Graham

On March 20, 2017, the Company entered into an employment agreement with Mr. Graham to serve as Chief Executive Officer of the Company.  Pursuant to the terms of the employment agreement, as amended on April 7, 2017, Mr. Graham will (1) receive a base salary of $500,000 per year and a one-time payment of $375,000 paid to Mr. Graham upon commencement of Mr. Graham’s employment with the Company which amount was recognized as an expense as of the employment commencement date; (2) be eligible to earn an annual performance bonus between 35-72% of his current base salary, subject to certain performance criteria which was approved and adopted in September 2017 by the Compensation Committee and the Board of Directors and, provided that Mr. Graham continues to be an employee through and on March 15, 2018, Mr. Graham’s performance bonus for his first year is guaranteed up to $225,000; (3) be eligible to earn a one-time milestone bonus equal to $500,000 based upon satisfaction of the Company attaining cash on hand in the Company equal to or greater than $20,000,000 on or before December 31, 2018, provided that Mr. Graham continues to be an employee through and on the date of payment of such one-time bonus; and (4) receive certain equity awards (pursuant to the Company’s 2010 Incentive Compensation Plan, as amended) under the terms and conditions as set forth in the employment agreement. The employment agreement is terminable by the Company on 90 days’ prior written notice to Mr. Graham, without cause, or immediately by the Company for cause. The employment agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the agreement indefinitely.

Outstanding Equity Awards as of December 31, 2016

The following table sets forth for each of Integrity’s named executive officers certain information regarding unexercised options as of December 31, 2016:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)		Option Expiration Date
Avner Gal	176,519	88,259	$6.25	(1)	March 11, 2022
Former Chief Executive Officer

Eran Hertz	10,000	-	$7.00	(2)	June 30, 2024
Former Chief Financial Officer

David Malka	52,956	26,478	$6.25	(3)	March 11, 2022
Vice President of Operations

Eran Cohen	6,000	10,000	$4.75	(4)	January 1, 2026
Former Chief Operating Officer

__________

(1)
Mr. Gal’s options vested (or in the case of clause (iii) below, would vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control. Mr. Gal’s employment with the Company was terminated on March 20, 2017, as of which day all of the 264,779 options granted to Mr. Gal had vested. On April 4, 2017, a total of 350,000 options were granted to Mr. Gall; as of the date of this Registration Statement, 58,833 options have vested.

(2)
Mr. Hertz’s options vested or would vest in 8 equal quarterly installments beginning February 28, 2015. Mr. Hertz’s employment with the Company was terminated on January 31, 2017. As of the date of this Registration Statement, all of the options granted to Mr. Hertz have expired.

(3)
Mr. Malka’s options vested (or in the case of clause (iii) below, will vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.

(4)
Mr. Cohen’s options vested or would vest in 8 equal quarterly installments beginning June 30, 2016. Mr. Cohen’s employment with the Company was terminated on March 26, 2017. As of the date of this Registration Statement, 9,333 of the options granted to Mr. Cohen have vested.

DIRECTOR COMPENSATION

The following table sets forth information with respect to the compensation of our directors (other than Mr. Gal and Mr. Malka, whom did not receive separate compensation for their service as directors) as of December 31, 2016:

Name	Fees earned or paid in cash	Option Awards Vested (1)		All other compensation		Total
Robert Fischell	$20,000	$18,975	(2)	-		$38,975
Angela Strand	$22,500	$18,975	(3)	$20,000	(5)	$61,475
Leslie Seff	$20,000	$18,975	(4)	-		$38,975
Philip Darivoff	-	-		-		-
Revan Schwartz	-	-		-		-
	$62,500	$56,925		$20,000		$139,425
 __________
(1)
The dollar value recognized for the stock option awards was determined in accordance with FASB ASC Topic 718. For information on the determination of the fair value of each option granted as of the grant date, and of assumptions made with respect to the value of the option awards, see Note 10 to our Consolidated Financial Statements for the year ended December 31, 2016.

(2)	Calculated based on 10,000 options outstanding as of December 31, 2016.
(3)	Calculated based on 10,000 options outstanding as of December 31, 2016.
(4)	Calculated based on 10,000 options outstanding as of December 31, 2016.
(5)	Includes 3,333.33 shares of Common Stock earned by Angela Strand as of December 31, 2016, and issued in February 2017.

On March 17, 2016, the Board approved the following compensation for all non-employee directors serving on the Board of Directors:

•
an annual cash payment in the amount of $15,000, payable in four equal quarterly installments of $3,750 each on the last day of each calendar quarter commencing with the second quarter of 2016, subject to the director’s continued service as of each such date; and

•
an annual cash payment to the chairperson of the Nominating and Corporate Governance Committee in the amount of $10,000, payable in four equal quarterly installments of $2,500 each, on the last day of each calendar quarter commencing with the second quarter of 2016, subject to the chairperson’s continued service as of each such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Integrity is not aware of any transactions since the beginning of its last fiscal year or any proposed transactions in which Integrity was or is a party, in which (1) the amount involved exceeded the lesser of $120,000 or 1% of the average of Integrity’s total assets at year end for the last two completed fiscal years and (2) in which a director, director nominee, executive officer, holder of more than 5% of Integrity’s Common Stock or Preferred Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation, bylaws and, with respect to the anti-dilution provision described under “—Common Stock”, the form of subscription agreement between us and the investors in the private placement.

Common Stock

As of November 7, 2017, the Company had 40,000,000 shares of Common Stock authorized and 6,521,994 shares of Common Stock issued and outstanding, held of record by 360 stockholders.

Description of the rights attached to the Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, on each matter submitted to the approval of the Company’s stockholders. The holders of Common Stock are not permitted to vote their shares cumulatively. As described below, holders of Preferred Stock are entitled to vote together with the holders of Common Stock on an as-converted basis.  Accordingly, the holders of the Company's Common Stock together with the holders of the Preferred Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any of such directors.  The vote of the holders of a majority of the issued and outstanding shares of Common Stock, voting together with the holders of the Preferred Stock on an as converted basis, are entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any act or action submitted to the vote of the Company’s stockholders, except as otherwise provided by law.

Preferred Stock

As of November 7, 2017, the Company had 10,000,000 shares of Preferred Stock authorized, of which 376 shares of Series A Preferred Stock, 15,031 shares of Series B Preferred Stock and 12,004 shares of Series C Preferred Stock were issued and outstanding, respectively.

Description of the rights attached to the Series A Preferred Stock

Holders of Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 5% per annum, based on the stated value per share of the Series A Preferred Stock, which was initially $1,000 per share. Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2013, and on each conversion date (with respect to the shares of Series A Preferred Stock being converted). Until September 13, 2013, dividends were payable only in cash. Thereafter, dividends on the Series A Preferred Stock became payable, at the option of the Company, in cash and/or, if certain conditions are satisfied (including, among others, that the volume weighted average trading price for the Common Stock on its principal trading market is equal to or greater than 110% of the then current conversion price for the Series A Preferred Stock for five consecutive trading days prior to the dividend payment date), in shares of Common  Stock, valued at the then current conversion price of the Series A Preferred Stock. The Company will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date. During the years ended December 31, 2016, 2015 and 2014 the Company paid an aggregate of $13,529, $57,061 and $370,441, respectively, in cash dividends to its Series A Preferred Stockholders.

The Company may become obligated to redeem the Series A Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by the Company of certain contractual obligations to the holders of the Series A Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the Common Stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service. In addition, upon the occurrence of certain triggering events, each holder of Series A Preferred Stock will have the option to require the Company to redeem such holder’s shares of Series A Preferred Stock for a redemption price payable in shares of Common Stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Series A Preferred Stock.

Subject to certain conditions, the Company will have the option to force the conversion of the Series A Preferred Stock (in    whole or in part) if the volume weighted average price for the Common Stock on its principal trading market exceeds $11.60 for each of any 20 trading days during any 30 consecutive trading day period and the average daily dollar trading value for the Common Stock during such 30 day period exceeds $100,000.

If the Company fails to timely deliver certificates for shares of Common Stock issuable upon conversion of the Series A   Preferred Stock (the “Series A Conversion Shares”) and, as a result, the holder is required by its brokerage firm to purchase  shares of Common Stock to deliver in satisfaction of a sale by such holder of the Series A Conversion Shares (a “Buy-In”), the Company will be required to: (a) pay the converting holder in cash an amount equal to the amount, if any, by which such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds the product of (i) the aggregate number of Series A Conversion Shares due to the holder, multiplied by (ii) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (b) at the option of such holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements.

In addition, the Company will be required to pay partial liquidated damages of $10 for each $1,000 of stated value of any shares of Series A Preferred Stock which have been converted by a holder and in respect of which the Company fails to deliver Series A Conversion Shares by the eighth trading day following the applicable conversion date.

Subject to the beneficial ownership limitation described below, holders of Series A Preferred Stock will vote together with the holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock on an as-converted basis. Holders will not be permitted to convert their Series A Preferred Stock if  such conversion would cause such holder to beneficially own more than 4.99% of the outstanding number of shares of Common Stock outstanding after giving effect to such conversion (subject to increase to 9.99%, at the option of the holder, upon no less  than 61 days prior written notice to the Company) (the “Beneficial Ownership Limitation”). In addition, no holder may vote any shares of Series A Preferred Stock (on an as converted to Common Stock basis) in excess of  the  Beneficial  Ownership Limitation.

Subject to certain limitations, so long as any initial Series A Unit purchaser holds any shares of Series A Preferred Stock, if (1)  the Company sells any shares of Common Stock or other securities convertible into, or rights to acquire, Common Stock and (2) a holder then holding Series A Preferred Stock, Series A Warrants, Series A Conversion Shares or shares of Common Stock issuable upon exercise of Series A Warrant reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to the holder in such subsequent sale of securities than are the terms and conditions granted to such Purchaser, then the holder will be permitted to require the Company to amend the terms of this Series A transaction (only with respect to such holder) so as to match the terms of the subsequent issuance (including, for the avoidance of doubt, any terms and provisions that are or may be less favorable to such holder).

The conversion price of the shares of Series A Preferred Stock that were included in the Series A Units is subject to adjustment  for certain issuances of Common Stock or other securities of the Company at an effective price per share that is lower than the conversion price then in effect ($4.50 and $5.80 per share at December 31, 2016 and 2015, respectively), as well as for stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.

As a result of the initial issuance and sale of the Series C Units, pursuant to the terms of the certificates of designations for our Series A Preferred Stock, on April 8, 2016, the conversion price per share of Series A Preferred Stock decreased to $4.50 per share.

Description of the rights attached to the Series B Preferred Stock

Holders of Series B Preferred Stock are entitled to receive cumulative dividends at a rate of 5.5% per annum, based on the stated value per share of Series B Preferred Stock. Dividends on the Series B Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2014, and on each conversion date (with respect to the shares of Series B Preferred Stock being converted). For so long as required under the terms of the certificate of designations for the Company’s outstanding Series A Preferred Stock, dividends on Series B Preferred Stock will be payable only in shares of Common Stock. Thereafter, dividends on the Series B Preferred Stock will be payable, at the option of the Company, in cash and/or, if certain conditions are satisfied, shares of Common Stock or a combination of both. Shares of Common Stock issued as payment of dividends will be valued at the lower of (a) the then current conversion price of the Series B Preferred Stock or (b) the average of the volume weighted average price for the Common Stock on the principal trading market therefor for the 10 trading days immediately prior to the applicable dividend payment date. The Company will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date. During the years ended December 31, 2016, 2015, and 2014 the Company issued a total of 272,282, 168,926 and 18,986 shares of Common Stock, respectively, at an estimated fair value of $647,215, $390,219 and $43,858, respectively as in-kind dividends to holders of Series B Preferred Stock.

Subject to certain ownership limitations described below, the Series B Preferred Stock is convertible at the option of the holder at any time and from time to time into shares of Common Stock at a conversion price of $5.80 per share (calculated by dividing the stated value per share of Series B Preferred Stock, which is initially $1,000, by the conversion price per share). The conversion price of the Series B Preferred Stock is subject to adjustment for certain issuances of Common Stock or other securities of the Company at an effective price per share that is lower than the conversion price then in effect, as well as for stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. In addition, the holders of Series B Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by the Company pro rata to the holders of Common Stock to the same extent as if such holders of Series B Preferred Stock had converted all of their shares of Series B Preferred Stock prior to such distribution.  In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations of the Company, the holders of Series B Preferred Stock will be entitled to receive, upon conversion of their shares of Series B Preferred Stock, any securities or other consideration received by the holders of the Common Stock pursuant to the fundamental transaction.

Subject to certain conditions contained in the certificate of designations for the Series B Preferred Stock, the Company will have the option to force the conversion of the Series B Preferred Stock (in whole or in part) if (a) the volume weighted average price for the Common Stock on its principal trading market exceeds $10.00 for each of any 20 trading days during any 30 consecutive trading day period and the average daily dollar trading value for the Common Stock during such 30 day period exceeds $50,000 or (b) the Company receives approval to list the Common Stock on a national securities exchange.

If the Company fails to timely deliver certificates for shares of Common Stock issuable upon conversion of the Series B    Preferred Stock (the “Series B Conversion Shares”) which results in a Buy-In, the Company will be required to: (a) pay the converting holder in cash an amount equal to the amount, if any, by which such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds the product of (i) the aggregate number of     Series B Conversion Shares due to the holder, multiplied by (ii) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (b) at the option of such holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements.

In addition, the Company will be required to pay partial liquidated damages of $10 for each $1,000 of stated value of any shares of Series B Preferred Stock which have been converted by a holder and in respect of which the Company fails to deliver Series B Conversion Shares by the eighth trading day following the applicable conversion date.

As long as at least 35% of the originally issued shares of Series B Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the outstanding Series B Preferred Stock, the Company will not be permitted to, among other things, incur indebtedness or liens not permitted under the certificate of designations for the Series B Preferred Stock; repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of Common Stock or other securities junior to the Series B Preferred Stock; or enter into certain transactions with affiliates of the Company.

Subject to any limitations under the terms of the Certificate of Designations for the Company’s outstanding Series A Preferred Stock, the Company may become obligated to redeem the Series B Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by the Company of certain contractual obligations to the holders of the Series B Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the Common Stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service. In addition, upon the occurrence  of certain triggering events, each holder of Series B Preferred Stock will have the option to require the Company to redeem such holder’s shares of Series B Preferred Stock for a redemption price payable in shares of Common Stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Series B Preferred Stock.

Subject to the Beneficial Ownership Limitation, holders of Series B Preferred Stock will vote together with the holders of Common Stock, Series A Preferred Stock and Series C Preferred Stock on an as-converted basis. Holders will not be permitted to convert their Series B Preferred Stock if such conversion would cause such holder to beneficially own shares of outstanding Common Stock in excess of the Beneficial Ownership Limitation.

Subject to certain limitations, so long as any holder holds any shares of Series B Preferred Stock, if (a) the Company sells    any shares of Common Stock or other securities convertible into, or rights to acquire, Common Stock and (b) a holder then holding Series B Preferred Stock, Series B Warrants, Series B Conversion Shares or shares of Common Stock issuable upon exercise of Series B Warrants believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to the holder in such subsequent sale of securities than are the terms and conditions granted to such holder, then the holder will be permitted to require the Company to amend the terms of this transaction (only with respect to such holder) so as to match the terms of the subsequent issuance (including, for the avoidance of doubt, any terms and provisions that are or may be less favorable to such holder).

As a result of the initial issuance and sale of the Series C Units, pursuant to the terms of the certificates of designations for our Series B Preferred Stock, on April 8, 2016, the conversion price per share of Series B Preferred Stock decreased to $4.50 per share.

Description of the rights attached to the Series C Preferred Stock

Holders of Series C Preferred Stock are entitled to receive cumulative dividends at a rate of 5.5% per annum, based on the stated value per share of Series C Preferred Stock. Dividends on the Series C Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2016, and on each conversion date (with respect to the shares of Preferred Stock being converted). For so long as required under the terms of the certificate of designations for the Company’s outstanding Series A Preferred Stock or Series B Preferred Stock, dividends will be payable only in shares of Common Stock. Thereafter, dividends on the Series C Preferred Stock will be payable, at the option of the Company, in cash and/or, if certain conditions are satisfied, shares of Common Stock or a combination of both. Shares of Common Stock issued as payment of dividends will be valued at the lower of (a) the then current conversion price of the Series C Preferred Stock or (b) the average of the volume weighted average price for the Common Stock on the principal trading market therefor for the 10  trading days immediately prior to the applicable dividend payment date. The Company will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date. As of December 31, 2016, the Company issued a total of 64,148 shares of Common Stock, at an estimated fair value of $152,480, as in kind dividends to holders of Series C Preferred Stock.

Subject to any limitations under the terms of the certificate of designations for the Company’s outstanding Series A Preferred Stock or Series B Preferred Stock, the Company may become obligated to redeem the Series C Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by the Company of certain contractual obligations to the holders of the Series C Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the Common Stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service. In addition, upon the occurrence of certain triggering events, each holder of Series C Preferred Stock will have the option to require the Company to redeem such holder’s shares of Preferred Stock for a redemption price payable in shares of Common Stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Series C Preferred Stock.

Subject to certain conditions contained in the certificate of designations for the Series C Preferred Stock, the Company will have the option to force the conversion of the Series C Preferred Stock (in whole or in part) if (a) the volume weighted average price for the Common Stock on its principal trading market exceeds $7.00 for each of any 20 trading days during any 30 consecutive trading day period and the average daily dollar trading value for the Common Stock during such 30 day period exceeds $50,000 or (b) the Company receives approval to list the Common Stock on a national securities exchange.

Subject to certain exceptions contained in the certificate of designations, if the Company fails to timely deliver certificates for shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the “Series C Conversion Shares”) which results in a Buy-In, the Company will be required to: (a) pay the converting holder in cash an amount equal to the amount, if any, by which such for the shares of Common Stock so purchased exceeds the product of (i) the aggregate number of Series C Conversion Shares due to the holder, multiplied by (ii) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (b) at the option of such holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements. In addition, the Company will be required to pay partial liquidated damages of $10 for each $1,000 of stated value of any shares of Series C Preferred Stock which have been converted by a holder and in respect of which the Company fails to deliver Series C Conversion Shares by the fifth trading day following the applicable conversion date and the Company will continue to pay such partial liquidated damages for each trading day after such eighth trading day until such certificates are delivered or the holder rescinds such conversion.

As long as at least 35% of the originally issued shares of Series C Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the outstanding Series C Preferred Stock, the Company will not be permitted to,  among other things, incur indebtedness or liens not permitted under the certificate of designations; repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of Common Stock or other securities junior to the Series C Preferred Stock; enter into certain transactions with affiliates of the Company; or enter into any agreement with respect to the foregoing.

Subject to the beneficial ownership limitation described below, holders of Series C Preferred Stock will vote together with the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock on an as-converted basis. Holders will not be permitted to convert their Series C Preferred Stock above the Beneficial Ownership Limitation. In addition, no holder may vote any shares of  Series C Preferred Stock (on an as-converted to Common Stock basis) in excess of the Beneficial Ownership Limitation.

Subject to certain limitations, so long as any holder holds any shares of Series C Preferred Stock, if (a) the Company sells any shares of Common Stock or other securities convertible into, or rights to acquire, Common Stock and (b) a holder then holding Series C Preferred Stock, Series C Warrants, Series C Conversion Shares or shares of Common Stock issuable upon exercise of Series C Warrants reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to the holder in such subsequent sale of securities than are the terms and conditions granted to such holder, then the holder will be permitted to require the Company to amend the terms of this transaction (only with respect to such holder) so as to match the terms of the subsequent issuance (including, for the avoidance of doubt, any terms and provisions that are or may be less favorable to such holder).

Stock Options

We maintain the Integrity Applications, Inc. 2010 Incentive Compensation Plan (the “Plan”), which was approved by the Board of Directors in July 2010 and by the shareholders on July 22, 2010, to provide a means for us and our related entities to attract, motivate and reward elite executives, officers, directors, consultants and other persons who to provide services to us and our related entities, as well as to provide a means by which those individuals can acquire and maintain stock ownership, resulting in a strengthening of their commitment to our welfare and the welfare of our related entities and promoting the mutuality of interests between those individuals who provide services to us and our stockholders.  The plan provides those individuals with additional incentive and reward opportunities designed to enhance our profitable growth and provide those individuals with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value.  The plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards, deferred stock awards, shares granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards or performance awards.

We initially reserved 529,555 shares of Common Stock for issuance under the Plan. On March 17, 2016, the Board approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 529,555 shares to 1,000,000 shares. On April 7, 2017, the Board of Directors approved an amendment to the Plan to further increase the number of shares of Common Stock reserved for issuance under the Plan from 1,000,000 shares to 5,625,000 shares.

The following table sets forth information as of September 30, 2017, with respect to securities authorized for issuance under the Plan, as well as securities authorized for issuance under certain compensation arrangements that were not under the Plan and were not subject to approval by Integrity’s stockholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation issued under the Plan	5,236,967		$5.25	388,033	(1)
Equity compensation not issued under the Plan (not approved by security holders)	1,936,371	(2)	$5.34	—
Total	7,173,338		$5.28	388,033

(1)
As of September 30, 2017, the total number of shares of Common Stock authorized to be issued under the Plan was 5,625,000. The number reflects the remaining number of shares of Common Stock available for future issuance under equity compensation as of September 30, 2017, as reflected in column (c), includes the additional securities authorized by such amendment.

(2)
Consists of: (i) warrants to purchase 129,556 shares of Common Stock issuable to Andrew Garrett, Inc., as partial consideration for its services as the placement agent for Integrity’s private placement of 1,295,545 shares of Common Stock completed in July 2011, (ii) warrants to purchase 256,769 shares of Common Stock issued or issuable to Andrew Garrett, Inc., as partial consideration for its services as placement agent for Integrity’s private placement of the Series A Units; (iii) warrants to purchase 439,674 shares of Common Stock issued or issuable to Andrew Garrett, Inc., as partial consideration for its services as placement agent for Integrity’s private placement of the Series B Units; (iv) warrants to purchase 844,605 shares of Common Stock issued or issuable to Andrew Garrett, Inc., as partial consideration for its services as placement agent for Integrity’s private placement of the Series C Units; (v) warrants to purchase 244,581 shares of Common Stock issued pursuant to the anti-dilution provisions of outstanding warrants held by Andrew Garrett, Inc.; (vi) options to purchase 17,562 shares of Common Stock issued to the Company’s former investor relations provider, as partial consideration for their services; and (vii) options to purchase 3,624 shares of Common Stock issued in consideration of finder’s fee.

Warrants

As of November 7, 2017, the Company had warrants to purchase an aggregate of 12,730,965 shares of Common Stock, which included 126,935 Series A Warrants issued to investors, 2,666,290 Series B-1 Warrants issued to investors, 2,666,290 Series B-2 Warrants issued to investors, 2,667,539 Series C-1 Warrants issued to investors, 2,667,539 Series C-2 Warrants issued to investors and 1,936,371 warrants issued to consultants as described above.

Series A Warrants

The Series A Warrants have a five-year term commencing on March 13, 2013 and ending on March 31, 2018.  Until the end of the term, the Series A Warrants will be exercisable at any time and from time to time at an exercise price of $6.96 per share.  The Series A Warrants contain adjustment provisions substantially similar to those to the adjustment provisions of the Series A Preferred Stock as described above.  In addition, the Series A Warrants provide for protection for a Buy-In on substantially the same terms as described above with respect to the Preferred Stock.  No holder may exercise its Series A Warrants in excess of the Beneficial Ownership Limitation.

As a result of the initial issuance and sale of the Series B Units, the Company issued to the holders of Series A Warrants additional 256,589 Series A Warrants with an exercise price of $5.80 as anti-dilution warrants and reduced the exercise price of the outstanding Series A Warrants to $5.80. Furthermore, as a result of the initial issuance and sale of the Series C Units, pursuant to the terms of the warrants issued by the Company to the holders of Series A Warrants, the exercise price per share of the Series A Warrants decreased from $5.80 per share to $4.50 per share and the number of shares of Common Stock issuable upon exercise of each of the Series A Warrants, in the aggregate, increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to such adjustment.

Series B Warrants

The Series B Warrants have a five-year term commencing on August 29, 2014 and ending on August 28, 2019.  Until the end of the term, the Series B Warrants will be exercisable at any time and from time to time at an exercise price of $5.80 per share (with respect to the Series B-1 Warrants) or $10.00 per share (with respect to the Series B-2 Warrants).  The Series B Warrants contain adjustment provisions substantially similar to those of the Series B Preferred Stock as described above, except that the Series B Warrants shall not include dilution protection for issuances of securities at an effective price per share lower than the conversion price of such Series B Warrants.  In addition, the Series B Warrants provide for protection for a Buy-In on substantially the same terms as described above with respect to the Preferred Stock.  No holder may exercise its Series B Warrants in excess of the Beneficial Ownership Limitation.

As a result of the initial issuance and sale of the Series C Units, pursuant to the terms of the warrants issued by the Company to the holders of Series B Warrants, the exercise prices per share of the Series B-1 Warrants and Series B-2 Warrants decreased from $5.80 per share and $10,00 per share to $4.50 per share and $7.75 per share, respectively, and the number of shares of Common Stock issuable upon exercise of each of the Series B-1 Warrants and Series B-2 Warrants, in the aggregate, increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to such adjustment.

Series C Warrants

The Series C Warrants have a five-year term commencing on their respective issuance dates. Until the end of the applicable term, each Series C Warrant will be exercisable at any time and from time to time at an original exercise price of $4.50 per share (with respect to the Series C-1 Warrants) or $7.75 per share (with respect to the Series C-2 Warrants). The Series C Warrants contain adjustment provisions substantially similar to those to the adjustment provisions of the Series C Preferred Stock as described above, except that the Series C Warrants do not include dilution protection for issuances of securities at an effective price per share lower than the conversion price of such Series C Warrants. In addition, the Series C Warrants provide for protection for a Buy-In on substantially the same terms as described above with respect to the Series C Preferred Stock. No holder may exercise its Series C Warrants in excess of the Beneficial Ownership Limitation.

Limitations on Resales by FINRA Members

Pursuant to FINRA Rule 5110(g)(1), holders of shares who purchased shares of our Common Stock in the private placement during the 180 day period prior to the filing of this Registration Statement who are affiliated with members of FINRA and who elect, pursuant to the registration rights agreement, to include their shares for resale pursuant to the registration statement, are required to refrain, during the period commencing on the effective date of the registration statement and ending on the date that is 180 days after such effective date, from selling, transferring, assigning, pledging or hypothecating or otherwise entering into any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such holder’s shares.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certificate of Incorporation and Bylaws

Blank Check Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of Common Stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Election of Directors. Our certificate of incorporation provides that a majority of directors then in office may fill any vacancy occurring on the board of directors, even though less than a quorum may then be in office. These provisions may discourage a third-party from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

Stockholder Action. Our certificate of incorporation provides that stockholders may act at meetings of stockholders or by written consent in lieu of a stockholders’ meeting.

Stockholder Meetings. Our bylaws provide that the only business that may be conducted at a special meeting of stockholders is such business as was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than five days prior to the date our directors determine for proposals to be received. The bylaws also include a similar requirement for making director nominations and specify requirements as to the form and content of the stockholder’s notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting.

Delaware Anti-Takeover Statute

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly-traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;
•	the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the board of directors approves the business combination and holders of two-thirds of the voting stock which the interested stockholder did not own authorize the business combination at a meeting.

We have not made an election in our certificate of incorporation to opt out of Section 203. In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. For the purposes of Section 203, a business combination generally includes mergers or consolidations, transactions involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Also, an interested stockholder generally includes a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Transfer Agent and Registrar

American Stock Transfer and Trust Company, LLC serves as transfer agent and registrar for our Common Stock.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the Common Stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Robinson & Cole LLP, 1055 Washington Blvd, Stamford, CT 06901.

EXPERTS

The audited consolidated financial statements of Integrity Applications, Inc. incorporated by reference in this prospectus and elsewhere in the registration statements have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes incorporated by reference into the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  Any document we file with the SEC (including the registration statement of which this prospectus is a part) may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of any such document may be obtained from the SEC upon the payment of fees prescribed by it.  You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017;
•	Current Report on Form 8-K filed with the SEC on April 13, 2017;
•	Current Report on Form 8-K filed with the SEC on May 3, 2017;
•	Current Report on Form 8-K filed with the SEC on May 10, 2017;
•	Quarterly Report on Form 10-Q for the period ended March 31, 2017;
•	Current Report on Form 8-K filed with the SEC on May 30, 2017;
•	Current Report on Form 8-K filed with the SEC on June 8, 2017, as amended on June 28, 2017;
•	Current Report on Form 8-K filed with the SEC on June 23, 2017;
•	Current Report on Form 8-K filed with the SEC on August 2, 2017;
•	Quarterly Report on Form 10-Q for the period ended June 30, 2017;
•	Current Report on Form 8-K filed with the SEC on October 5, 2017;
•	Current Report on Form 8-K filed with the SEC on October 23, 2017;
•	Current Report on Form 8-K filed with the SEC on November 1, 2017; and
•	Current Report on Form 8-K filed with the SEC on November 3, 2017.

These reports and documents can be accessed free of charge on our website at http://www.integrity-app.com.  We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Integrity Applications, Inc.
19 Ha’Yahalomim St., Ashdod, Israel 7760049
972 (8) 675-7878
 Attn:  Chief Executive Officer

INTEGRITY APPLICATIONS INC.

8,736,198 Shares of Common Stock

PROSPECTUS

                     ___, 2017

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of our securities offered hereby. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration and Filing Fee	$4,894
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$5,000
Printing Fees and Expenses	$4,000
Miscellaneous	$1,500
TOTAL	$65,394

Item 14.          Indemnification of Directors and Officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee, trustee or agent of one of our subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an agent), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Additionally, our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he is or was an agent against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us by a court of competent jurisdiction, after exhaustion of all appeals therefrom, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Our certificate of incorporation provides that none of its directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. To the extent the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of one of our directors, in addition to the limitation on personal liability provided by our certificate of incorporation, shall be limited to the fullest extent permitted by the amended DGCL.

We have obtained and maintains insurance policies insuring our directors and officers and the directors and officers of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Additionally, we have entered into indemnification agreements with all of our directors and officers to provide them with the maximum indemnification allowed under our bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being a director, officer or employee of our company, to the extent indemnification is permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.          Recent Sales of Unregistered Securities

Issuance of Common Stock Pursuant to Consulting Agreements

On March 20, 2017, we issued 13,334 shares of Common Stock, valued at $60,000, to Strand Strategy, a healthcare consulting firm (“Strand Strategy”), as partial consideration for Strand Strategy’s services as an independent contractor on a temporary basis.  The founder and managing director of Strand Strategy, Angela Strand, is Vice Chairperson of the Board of Directors and a member of the Audit Committee, and was then a member of the Compensation Committee.

Additionally, on March 20, 2017, we issued 4,445 shares of Common Stock valued at $20,000 to Angela Strand as consideration for her services as Vice Chairperson of the Board of Directors.

On March 20, 2017, we issued 3,334 shares of Common Stock, valued at $15,000, to Leslie Seff, an independent member of the Board of Directors, as consideration for the consulting services provided by Mr. Seff to the Company for the month of March, 2017.

The shares of Common Stock issued to Strand Strategy, Angela Strand and Leslie Seff were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Issuance of Non-Qualified Stock Options to Employee

On March 20, 2017, we issued a ten-year non-qualified stock option to John Graham, our Chief Executive Officer and Chairman of the Board, for the purchase of 1,673,996 shares of Common Stock at an exercise price of $4.50 per share, vesting as follows: (i) 307,754 shares vest on the issuance date; (ii) 923,262 shares vest on the six-month anniversary of the issuance date; and (iii) 442,980 shares vest on the two-year anniversary of the issuance date.

Also on March 20, 2017, we issued (i) a ten-year non-qualified stock option to John Graham for the purchase of 559,414 shares of Common Stock at an exercise price of $5.41 per share, vesting in full on the two-year anniversary of the issuance date, and (ii) a ten-year non-qualified stock option to John Graham for the purchase of 844,130 shares of Common Stock at an exercise price of $7.75 per share, vesting in full on the two-year anniversary of the issuance date.

Item 16.          Exhibits

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated as of May 25, 2010, by and among Integrity Applications, Inc., Integrity Acquisition Ltd. and A.D. Integrity Applications Ltd. (1)
3.1	Certificate of Incorporation of Integrity Applications, Inc. (1)
3.2	Certificate of Amendment to Certificate of Incorporation of Integrity Applications, Inc. (1)
3.3	Certificate of Designation of Preferences and Rights of Series A 5% Convertible Preferred Stock (2)
3.4	Certificate of Designation of Preferences and Rights of Series B 5.5% Convertible Preferred Stock (3)
3.5	Certificate of Designation of Preferences and Rights of Series C 5.5% Convertible Preferred Stock (8)
3.6	Bylaws of Integrity Applications, Inc. (1)
4.1	Specimen Certificate Evidencing Shares of Common Stock (1)
4.2	Form of Common Stock Purchase Warrant (1)
4.3	Form of Series A Securities Purchase Agreement (2)
4.4	Form of Series A Common Stock Purchase Warrant (2)
4.5	Form of Series A Registration Rights Agreement (2)
4.6	Form of Series B Securities Purchase Agreement (3)
4.7	Form of Series B-1 Common Stock Purchase Warrant (3)
4.8	Form of Series B-2 Common Stock Purchase Warrant (3)
4.9	Form of Series B Registration Rights Agreement (3)
4.10	Form of Series C Securities Purchase Agreement (8)
4.11	Form of Series C-1 Common Stock Purchase Warrant (8)
4.12	Form of Series C-2 Common Stock Purchase Warrant (8)
4.13	Form of Series C Registration Rights Agreement (8)
5.1	Opinion of Robinson & Cole LLP ***
10.1*	Integrity Applications, Inc. 2010 Incentive Compensation Plan (1)
10.2*	Form of Director and Officer Indemnification Agreement (1)
10.3*	Personal Employment Agreement, dated as of July 22, 2009, between A.D. Integrity Applications Ltd. and Avner Gal (1)
10.4*	Personal Employment Agreement, dated as of July 22, 2010, between A.D. Integrity Applications Ltd. and David Malka (1)
10.5	Irrevocable Undertaking of Indemnification, dated as of July 26, 2010, by and among Integrity Applications, Inc., Avner Gal, Zvi Cohen, Ilana Freger, David Malka and Alexander Raykhman (1)
10.6	Investment Agreement, dated February 18, 2003, between A.D. Integrity Applications Ltd., Avner Gal, Zvi Cohen, David Freger and David Malka and Yigal Dimri (1)
10.7	Agreement, dated as of November 1, 2005 by and between A.D. Integrity Applications Ltd. and Diabeasy Diabeasy cc. (5)
10.8	Agreement, dated as of October 2, 2005, by and between Technology Transfer Group and Integrity Applications Ltd. (1)
10.9*	Form of Stock Option Agreement (1)
10.10*	Form of Stock Option Agreement (ESOP) (1)
10.11	Letter of Approval, addressed to Integrity Applications Ltd. from the Ministry of Industry, Trade and Employment of the State of Israel (6)

10.12	Letter of Undertaking, addressed to the Ministry of Industry, Trade and Employment of the State of Israel - Office of the Chief Scientist from Integrity Applications Ltd. (4)
10.13	Investment Agreement, dated March 16, 2004, by and among A.D. Integrity Applications Ltd., Yitzhak Fisher, Asher Kugler and Nir Tarlovsky. (4)
10.14*	Personal Employment Agreement, dated as of October 22, 2013, between A.D. Integrity Applications Ltd. and Eran Hertz. (7)
21.1	Subsidiaries of Integrity Applications, Inc. **
23.1	Consent of Fahn Kanne & Co. Grant Thornton Israel **
23.2	Consent of Robinson & Cole LLP **
24.1	Power of Attorney (included on the signature page to this Registration Statement)
101.INS	XBRL Instance Document (9)
101.SCH	XBRL Schema Document (9)
101.CAL	XBRL Calculation Linkbase Document (9)
101.DEF	XBRL Taxonomy Extension Calculation Linkbase (9)
101.LAB	XBRL Label Linkbase Document (9)
101.PRE	PRE XBRL Presentation Linkbase Document (9)

——————————
(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, as filed with the SEC on August 22, 2011.
(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on March 18, 2013.
(3)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014.
(4)	Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1, as filed with the SEC on October 7, 2011.
(5)	Previously filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 27, 2011.
(6)	Previously filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1, as filed with the SEC on November 10, 2011.
(7)	Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 27, 2014.
(8)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, as filed with the SEC on April 14, 2016.
(9)
Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 31, 2017 or to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC on August 14, 2017. Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act, as amended, and otherwise are not subject to liability under those sections.

*	Compensation Plan or Arrangement or Management Contract.
**	Filed herewith.
***	To be filed by amendment.

Item 17.          Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;
(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
(iv)          Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on November 7, 2017.

INTEGRITY APPLICATIONS, INC.
(Registrant)

By:	/s/ John Graham
Name:	John Graham
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of John Graham and Sami Sassoun such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Graham	Chairman of the Board and Chief Executive Officer	November 7, 2017
John Graham	(Principal Executive Officer

/s/ Sami Sassoun	Chief Financial Officer (Principal Financial	November 7, 2017
Sami Sassoun	Officer and Principal Accounting Officer)

/s/ Angela Strand	Vice Chairperson	November 7, 2017
Angela Strand

/s/ Dr. Robert Fischell	Director	November 7, 2017
Dr. Robert Fischell

/s/ Leslie Seff	Director	November 7, 2017
Leslie Seff
/s/ Revan Schwartz	Director	November 7, 2017
Revan Schwartz
/s/ Michael Hauck	Director	November 7, 2017
Michael Hauck